UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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☒	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to §240.14a-12

ATKORE INTERNATIONAL GROUP INC.

(Name of Registrant as Specified In Its Charter)

(Name(s) of Person(s) Filing Proxy Statement, if other than the Registrant)

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ATKORE INTERNATIONAL GROUP INC.

16100 South Lathrop Avenue

Harvey, Illinois 60426

To Our Stockholders:

NOTICE IS HEREBY GIVEN that the 2017 Annual Meeting of Stockholders of Atkore International Group Inc. will be held on Tuesday, March 7, 2017, at 10:00 a.m., (Central Time), at The Waldorf Astoria Chicago, 11 E Walton St., Chicago, IL, 60611, for the following purposes:

1.	To elect the three Class I directors named in this proxy statement to serve until the 2020 Annual Meeting of Stockholders.

2.	To approve the Atkore International Group Inc. Annual Incentive Plan.

3.	To approve the Atkore International Group Inc. 2016 Omnibus Incentive Plan.

4.	To hold a non-binding advisory vote approving executive compensation.

5.	To hold a non-binding advisory vote on the frequency of future advisory votes approving executive compensation.

6.	To ratify the selection of Deloitte & Touche LLP as the company’s independent registered public accounting firm for the fiscal year ending September 30, 2017.

7.	To transact such other business as may properly come before the Annual Meeting of Stockholders or any reconvened meeting following any adjournment or postponement thereof.

The foregoing items of business are more fully described in our proxy statement filed with the U.S. Securities and Exchange Commission on or about January 19, 2017.

Only stockholders of record at the close of business on January 9, 2017 are entitled to notice of, and to vote at, the Annual Meeting of Stockholders or any adjournment or postponement thereof.

We are furnishing our proxy materials to all of our stockholders over the Internet rather than in paper form. We believe that this delivery process will lower the costs of printing and distributing our proxy materials and reduce our environmental impact, without impacting our stockholders’ timely access to this important information. Accordingly, stockholders of record at the close of business on January 9, 2017 will receive a Notice of Internet Availability of Proxy Materials (the “Notice of Internet Availability”) and may vote at the Annual Meeting of Stockholders. Such stockholders will also receive notice of any postponements or adjournments of the meeting. The Notice of Internet Availability is being distributed to stockholders on or about January 19, 2017.

By Order of the Board of Directors,

Daniel S. Kelly

Vice President, General Counsel and Secretary

January 19, 2017

Whether or not you plan to attend the annual meeting, please vote by Internet at your earliest convenience or complete, sign, date and return the proxy card so that your shares will be represented at the meeting. You may choose to attend the meeting and personally cast your votes even if you vote by Internet or fill out and return a proxy card by mail. If you choose to attend the meeting in person, you may revoke your proxy and personally cast your votes at the meeting.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MARCH 7, 2017:

The proxy statement and the annual report on Form 10-K for the fiscal year ended September 30, 2016 are available at www.proxyvote.com or www.investors.atkore.com.

i

ATKORE INTERNATIONAL GROUP INC.

16100 South Lathrop Avenue

Harvey, Illinois 60426

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MARCH 7, 2017

The proxy statement and annual report to stockholders are available at www.proxyvote.com or www.investors.atkore.com

In accordance with rules and regulations adopted by the U.S. Securities and Exchange Commission (the “SEC”), we are pleased to provide access to our proxy materials over the Internet to all of our stockholders rather than in paper form. Accordingly, a Notice of Internet Availability of Proxy Materials (the “Notice of Internet Availability”) has been mailed to our stockholders on or about January 19, 2017. Stockholders will have the ability to access the proxy materials on the websites listed above, or to request a printed set of the proxy materials be sent to them by following the instructions in the Notice of Internet Availability. By furnishing a Notice of Internet Availability and access to our proxy materials by the Internet, we are lowering the costs and reducing the environmental impact of our annual meeting.

The Notice of Internet Availability also provides instructions on how you may request that we send future proxy materials to you electronically by electronic mail or in printed form by mail. If you choose to receive future proxy materials by electronic mail, you will receive an electronic mail next year with instructions containing a link to those materials and a link to the proxy voting site. Your election to receive proxy materials by electronic mail or in printed form by mail will remain in effect until you terminate it. We encourage you to choose to receive future proxy materials by electronic mail, which will allow us to provide you with the information you need in a more timely manner, will save us the cost of printing and mailing documents to you and will conserve natural resources.

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND ANNUAL MEETING

What are the proxy materials?

The board of directors of Atkore International Group Inc., a Delaware corporation (referred to as “Atkore,” the “Company,” “we,” “us,” or “our”), has made these proxy materials available to you on the Internet, or is providing printed proxy materials to you pursuant to your request, in connection with the solicitation of proxies for use at our 2017 Annual Meeting of Stockholders to be held on Tuesday, March 7, 2017, at 10:00 a.m., (Central Time), at The Waldorf Astoria Chicago, 11 E Walton St., Chicago, IL, 60611, for the purpose of considering and acting upon the matters set forth in this proxy statement.

This proxy statement includes important information that we are required to provide to you under SEC rules, and is designed to assist you in voting your shares. Instructions on how to access the proxy materials over the Internet or to request a printed copy may be found in the Notice of Internet Availability. These proxy materials are being made available or distributed to you on or about January 19, 2017. As a stockholder, you are invited to attend the Annual Meeting of Stockholders and are requested to vote on the proposals described in this proxy statement.

Why did we receive only one copy of the Notice of Internet Availability and how may I obtain an additional copy?

We are sending only one copy of our Notice of Internet Availability to stockholders who share the same last name and address, unless they have notified us that they want to continue receiving multiple copies. This practice, known as “householding,” is designed to reduce duplicate mailings and save significant printing and postage costs.

If your household received a single mailing this year and you would like to have additional copies of our Notice of Internet Availability mailed to you or you would like to opt out of this practice for future mailings, we will promptly deliver such additional copies to you if you submit your request to Atkore International Group Inc., c/o Secretary, 16100 South Lathrop Avenue, Harvey, Illinois, 60426. You may also contact us in the same manner if you received multiple copies of the Notice of Internet Availability and would prefer to receive a single copy in the future.

All stockholders and beneficial owners may access the proxy materials at www.proxyvote.com as well as the Company’s website—www.investors.atkore.com. If you would like to receive a paper or e-mail copy of our proxy materials, at no charge, please make the request by mail to Atkore International Group Inc., c/o Secretary, 16100 South Lathrop Avenue, Harvey, Illinois 60426, by Internet at www.proxyvote.com, by telephone to 1-800-579-1639 or by e-mail to sendmaterial@proxyvote.com.

What items of business will be voted on at the Annual Meeting?

The items of business scheduled to be voted on at the Annual Meeting are:

•	Proposal 1: The election of three nominees named in the proxy statement as Class I directors for a term expiring at the 2020 Annual Meeting of Stockholders.

•	Proposal 2: The approval of the Atkore International Group Inc. Annual Incentive Plan.

•	Proposal 3: The approval of the Atkore International Group Inc. 2016 Omnibus Incentive Plan.

•	Proposal 4: A non-binding advisory vote approving executive compensation.

•	Proposal 5: A non-binding advisory vote on the frequency of future advisory votes approving executive compensation.

•	Proposal 6: The ratification of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending September 30, 2017.

•	To transact such other business as may properly come before the Annual Meeting of Stockholders or any reconvened meeting following any adjournment or postponement thereof.

How does the board of directors recommend I vote on these proposals?

•	Proposal 1: “FOR” each of the nominees named in the proxy statement as Class I directors for a term expiring at the 2020 Annual Meeting of Stockholders.

•	Proposal 2: “FOR” the approval of the Atkore International Group Inc. Annual Incentive Plan.

•	Proposal 3: “FOR” the approval of the Atkore International Group Inc. 2016 Omnibus Incentive Plan.

•	Proposal 4: “FOR” the non-binding advisory vote approving executive compensation.

•	Proposal 5: “FOR EVERY YEAR” on the non-binding advisory vote on the frequency of future advisory votes approving executive compensation.

•	Proposal 6: “FOR” the ratification of Deloitte & Touche LLP as the company’s independent registered public accounting firm for the fiscal year ending September 30, 2017.

At the discretion of the proxy holders, either FOR or AGAINST, any other matter or business that may properly come before the Annual Meeting.

As of the date hereof, our board of directors is not aware of any other such matter or business to be transacted at our Annual Meeting. If other matters requiring a vote of the stockholders arise, the persons designated as proxies will vote the shares of common stock of the Company, par value $0.01 per share, represented by the proxies in accordance with their judgment on those matters.

Who is entitled to vote at the Annual Meeting?

The record date for stockholders entitled to notice of, and to vote at, the Annual Meeting is January 9, 2017. At the close of business on that date, we had 63,093,561 shares of common stock issued and outstanding and entitled to be voted at the Annual Meeting held by approximately 10 stockholders of record. A quorum is required for our stockholders to conduct business at the Annual Meeting. The presence in person or by proxy of the holders of record of a majority of the shares of common stock entitled to vote at the Annual Meeting is necessary to constitute a quorum at the Annual Meeting. Each outstanding share of common stock is entitled to one vote. Dissenters’ rights are not applicable to any of the matters being voted upon at the Annual Meeting.

By granting a proxy, you authorize the persons named in the proxy to represent you and vote your shares at the Annual Meeting. Those persons will also be authorized to vote your shares to adjourn the Annual Meeting from time to time and to vote your shares at any adjournments or postponements of the Annual Meeting.

Registered Stockholders. If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, LLC (“AST”), you are considered the stockholder of record with respect to those shares, and the Notice of Internet Availability was provided to you directly by us. As the stockholder of record, you have the right to grant your voting proxy directly to the Company’s representatives listed on its proxy card or to vote in person at the Annual Meeting.

Beneficial Stockholders. If your shares are held in a stock brokerage account or by a broker, bank, trustee or other nominee, you are considered the beneficial owner of shares held in “street name” and the Notice of Internet Availability was forwarded to you by your broker, bank, trustee or other nominee, who is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker, bank, trustee or other nominee how to vote your shares using the methods prescribed by your broker, bank, trustee or other nominee on the voting instruction card provided to you. Beneficial owners are also invited to attend the Annual Meeting.

However, since you are not the stockholder of record, you may not vote your shares in person at the Annual Meeting unless you follow your broker’s, bank’s, trustee’s or other nominee’s procedures for obtaining a legal proxy.

What votes are required to approve each of the proposals?

Proposal 1, the nominees for Class I director will be elected by a plurality of the votes cast of the outstanding shares of our common stock present in person or represented by proxy at the Annual Meeting and entitled to vote on the election of directors, which means that the three nominees receiving the highest number of affirmative votes will be elected. In accordance with our second amended and restated by-laws, stockholders do not have the right to cumulate their votes for the election of directors.

Proposal 2, the approval of the Atkore International Group Inc. Annual Incentive Plan, will be determined by the affirmative vote of the holders of at least a majority of the outstanding shares of common stock present in person or represented by proxy at the Annual Meeting and entitled to vote.

Proposal 3, the approval of the Atkore International Group Inc. 2016 Omnibus Incentive Plan, will be determined by the affirmative vote of the holders of at least a majority of the outstanding shares of common stock present in person or represented by proxy at the Annual Meeting and entitled to vote.

Proposal 4, the non-binding advisory vote approving executive compensation, will be determined by the affirmative vote of the holders of at least a majority of the outstanding shares of common stock present in person or represented by proxy at the Annual Meeting and entitled to vote. As an advisory vote, this proposal is not binding. However, our board of directors and Compensation Committee will consider the outcome of the vote when making future compensation decisions for our executive officers.

Proposal 5, the non-binding advisory vote on the frequency of future advisory votes approving executive compensation, will be determined by a plurality of the votes cast of the outstanding shares of common stock present in person or represented by proxy at the Annual Meeting and entitled to vote, which means that the option receiving the highest number of votes will be determined to be the preferred frequency. As an advisory vote, this proposal is not binding. However, our board of directors and Compensation Committee will consider the choice that receives the most votes in making future decisions regarding the frequency of future advisory votes approving executive compensation.

Proposal 6, the ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending September 30, 2017, will be determined by the affirmative vote of the holders of at least a majority of the outstanding shares of common stock present in person or represented by proxy at the Annual Meeting and entitled to vote. The Audit Committee has sole and direct responsibility for the appointment, retention, termination, compensation, evaluation and oversight of the work of any independent registered public accounting firm engaged by the Company. The Audit Committee has already appointed Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending September 30, 2017. In the event of a negative vote on the ratification, the Audit Committee may reconsider its appointment of Deloitte & Touche LLP for fiscal 2017; however, the Audit Committee will consider the outcome of the vote for fiscal 2017 and when making appointments of our independent registered public accounting firm in future years.

How are broker non-votes and abstentions counted?

The presence of a majority of the outstanding shares of common stock entitled to vote at the Annual Meeting, either in person or by proxy, will constitute a quorum. Shares of common stock represented by proxies at the meeting, including broker non-votes and those that are marked “WITHHOLD AUTHORITY” or “ABSTAIN”, will be counted as shares present for purposes of establishing a quorum. Because broker non-votes are not voted affirmatively or negatively, they will have no effect on the approval of any of the proposals, except where brokers may exercise their discretion on routine matters. A broker non-vote occurs when a broker or nominee holding shares for a beneficial owner votes on one proposal, but does not vote on another proposal because the broker or nominee does not have discretionary voting power and has not received instructions from the beneficial owner. Neither withholding authority to vote with respect to one or more nominees nor a broker non-vote will have an effect on the outcome of the election of directors in Proposal 1 or the advisory vote on the frequency of future advisory votes approving executive compensation in Proposal 5. As to Proposals 2-4 and 6, shares represented by proxies that are marked “ABSTAIN” will have the effect of a vote against the proposal, while a broker non-vote will not have an effect on the outcome of any proposal other than Proposal 6. Only the ratification of the selection of our independent registered public accounting firm in Proposal 6 is considered a routine matter. Your broker will therefore not have discretion to vote on the “non-routine” matters set forth in Proposals 1-5 absent direction from you.

Can I vote in person at the Annual Meeting?

For stockholders with shares registered in the name of a brokerage firm or bank or other similar organization, you will need to obtain a legal proxy from the broker, bank, trustee or other nominee that holds your shares before you can vote your shares in person at the Annual Meeting. For stockholders with shares registered directly in their names with AST, you may vote your shares in person at the Annual Meeting.

What do I need to do to attend the Annual Meeting in person?

Space for the Annual Meeting is limited and admission will be on a first-come, first-served basis. Stockholders should be prepared to present (1) valid government photo identification, such as a driver’s license or passport; and (2) beneficial stockholders holding their shares through a broker, bank, trustee or other nominee will need to bring proof of beneficial ownership as of January 9, 2017, the record date, such as their most recent account statement reflecting their stock ownership prior to January 9, 2017, a copy of the voting instruction card provided by their broker, bank, trustee or other nominee or similar evidence of ownership.

May stockholders ask questions?

Yes. Representatives of the Company will answer stockholders’ questions of general interest following the meeting in accordance with the rules and regulations of the annual meeting.

Can I vote by Internet?

For beneficial stockholders with shares registered in the name of a broker, bank, trustee or other nominee, a number of brokerage firms and banks are participating in a program that offers an Internet voting option. Stockholders should refer to the voting instruction card provided by their broker, bank, trustee or other nominee for instructions on the voting methods they offer. Registered stockholders with shares registered directly in their names with AST will also be able to vote using the Internet. For instructions on how to vote, please refer to the instructions included on the Notice of Internet Availability.

If your shares are held in an account at a broker, bank, trustee or other nominee participating in this program or registered directly in your name with AST, you may vote those shares by accessing the Internet website address specified on your Notice of Internet Availability. The giving of such an Internet proxy will not affect your right to vote in person should you decide to attend the Annual Meeting.

The Internet voting procedures are designed to authenticate stockholders’ identities, to allow stockholders to give their voting instructions and to confirm that stockholders’ instructions have been recorded properly. If you vote by Internet, you do not need to send in a proxy card or vote instruction form. The deadline for Internet voting will be 11:59 p.m., Eastern Time, on March 6, 2017.

What if I return my proxy card but do not provide voting instructions?

If you provide specific voting instructions, your shares will be voted as you instruct. Unless contrary instructions are specified, if you sign and return a proxy card but do not specify how your shares are to be voted, the shares of the common stock of the Company represented thereby will be voted in accordance with the recommendations of the board of directors. These recommendations are: “FOR” election of the nominees listed in this Proxy Statement as directors of the Company, “FOR” the approval of the Atkore International Group Inc. Annual Incentive Plan, “FOR” the approval of the Atkore International Group Inc. 2016 Omnibus Incentive Plan, “FOR” the proposal regarding advisory vote approving executive compensation, “FOR EVERY YEAR” on the non-binding advisory vote on the frequency of future advisory votes approving executive compensation and “FOR” the ratification of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending September 30, 2017. A stockholder’s submission of a signed proxy will not affect his or her right to attend and to vote in person at the Annual Meeting.

How do I change or revoke my proxy?

Subject to any rules your broker, bank, trustee or other nominee may have, you may change your proxy instructions at any time before your proxy is voted at the Annual Meeting. A proxy may be revoked by a writing delivered to us stating that the proxy is revoked, by a subsequent proxy that is signed by the person who signed the earlier proxy and is delivered before or at the Annual Meeting, by voting again on a later date on the Internet (only your latest Internet proxy submitted prior to the Annual Meeting will be counted) or by attendance at the Annual Meeting and voting in person. Please note, however, that if a stockholder’s shares are held of record by a broker, bank, trustee or other nominee and that stockholder wishes to vote at the Annual Meeting, the stockholder must bring a legal proxy to the Annual Meeting.

Who will count and certify the votes?

Representatives of the firm of Broadridge Financial Solutions, Inc. (“Broadridge”) and the staff of our corporate secretary and investor relations offices will count the votes and certify the election results. The results will be publicly filed with the SEC on a Form 8-K within four business days after the Annual Meeting.

How can I make a proposal or make a nomination for director for next year’s annual meeting?

You may present proposals for action at a future meeting or submit nominations for election of directors only if you comply with the requirements of the proxy rules established by the SEC and our second amended and restated by-laws, as applicable. In order for a stockholder proposal or nomination for director to be considered for inclusion in our proxy statement and form of proxy relating to our annual meeting of stockholders to be held in 2018, the proposal or nomination must be received by us at our principal executive offices no later than October 15, 2017. Stockholders wishing to bring a proposal or nominate a director at the annual meeting to be held in 2018 (but not include it in our proxy materials) must provide written notice of such proposal to our Secretary at our principal executive offices between November 7, 2017 and December 7, 2017 and comply with the other provisions of our second amended and restated by-laws.

Who pays for the cost of proxy preparation and solicitation?

Our board is responsible for the solicitation of proxies for the Annual Meeting. We have also retained Broadridge to aid in the solicitation of brokers, banks, institutional and other stockholders for a fee of approximately $6,000, plus reimbursement of expenses. AST will also assist us in the distribution of proxy materials and provide voting and tabulation services for the Annual Meeting. All costs of the solicitation of proxies will be borne by us. We pay for the cost of proxy preparation and solicitation, including the reasonable charges and expenses of brokerage firms, banks, trusts or nominees for forwarding proxy materials to street name holders. We are soliciting proxies primarily by mail. In addition, our directors, officers and employees may solicit proxies by telephone or other means of communication personally. Our directors, officers and employees will receive no additional compensation for these services other than their regular compensation.

What is the board member annual meeting attendance policy?

Each continuing board member is expected to attend the Company’s annual meeting. This is the Company’s first annual meeting since its initial public offering (“IPO”) in June 2016.

THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Board Structure and Director Independence

Atkore was incorporated in the State of Delaware in November 2010. Atkore is the sole stockholder of Atkore International Holdings Inc. (“AIH”), which in turn is the sole stockholder of Atkore International, Inc. (“AII”). Prior to December 2010, we operated as the Tyco Electrical and Metal Products, business of Tyco International Ltd., (“Tyco”). Atkore was initially formed as a holding company to hold ownership of AIH and to effect the transactions described below.

In December 2010, pursuant to the terms of the Investment Agreement (the “Investment Agreement”) by and among CD&R Allied Holdings, L.P. (the “CD&R Investor”), Tyco International Holdings S.à.r.l., (“Tyco Seller”) Tyco and AIH, (i) the CD&R Investor acquired shares of a newly created class of our cumulative convertible preferred stock (the “Preferred Stock”) that initially represented 51% of our outstanding capital stock (on an as-converted basis); and (ii) we issued shares of our common stock to the Tyco Seller that initially represented the remaining 49% of our outstanding capital stock. We refer to the transactions described in this paragraph as the “Transactions.”

In April 2014, we redeemed all of the shares of our common stock then held by the Tyco Seller and the CD&R Investor converted shares of Preferred Stock held by it into shares of our common stock.

In June 2016 we completed an IPO of our common stock, pursuant to which the CD&R Investor sold an aggregate of 12,000,000 shares of our common stock. In connection with the IPO, we entered into a stockholders agreement (the “Stockholders Agreement”) with the CD&R Investor under which the CD&R Investor has the right to designate nominees for our board of directors, whom we refer to as “CD&R Designees,” subject to the maintenance of specified ownership requirements. The Stockholders Agreement grants the CD&R Investor the right to designate for nomination for election to our board of directors a number of CD&R Designees equal to:

•	at least a majority of the total number of directors comprising our board of directors at such time as long as the CD&R Investor beneficially owns at least 50% of the outstanding shares of our common stock;

•	at least 40% of the total number of directors comprising our board of directors at such time as long as the CD&R Investor beneficially owns at least 40% but less than 50% of the outstanding shares of our common stock;

•	at least 30% of the total number of directors comprising our board of directors at such time as long as the CD&R Investor beneficially owns at least 30% but less than 40% of the outstanding shares of our common stock;

•	at least 20% of the total number of directors comprising our board of directors at such time as long as the CD&R Investor beneficially owns at least 20% but less than 30% of the outstanding shares of our common stock; and

•	at least 5% of the total number of directors comprising our board of directors at such time as long as the CD&R Investor beneficially owns at least 5% but less than 20% of the outstanding shares of our common stock.

With respect to any vacancy of a CD&R-designated director, the CD&R Investor has the right to designate a new director for election by a majority of the remaining directors then in office. See “Related Party Transactions—Stockholders Agreement.”

Under our second amended and restated certificate of incorporation, the number of members on our board of directors may be fixed by resolution adopted from time to time by the board of directors. Subject to the

Stockholders Agreement, any vacancies or newly created directorships may be filled only by the affirmative vote of a majority of directors then in office, even if less than a quorum, or by a sole remaining director. Each director shall hold office until his or her successor has been duly elected and qualified, or until his or her earlier death, resignation or removal.

Controlled Company

As of January 17, 2017, the CD&R Investor, an affiliate of Clayton, Dubilier & Rice, LLC (“CD&R”) owns approximately 64.7% of our common stock. Accordingly, we qualify as a “controlled company” within the meaning of NYSE corporate governance standards. Under NYSE rules, a company of which more than 50% of the voting power is held by an individual, group or another company is a “controlled company” and may elect not to comply with certain NYSE corporate governance standards, including:

•	the requirement that a majority of the board of directors consist of independent directors;

•	the requirement that our nominating and governance committee be composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities;

•	the requirement that we have a compensation committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities; and

•	the requirement for an annual performance evaluation of the nominating and governance and compensation committees.

We currently rely on these exemptions. As a result, we do not have a majority of independent directors, our compensation committee and our nominating and governance committee do not consist entirely of independent directors and such committees are not required to have annual performance evaluations. Accordingly, stockholders do not have the same protections afforded to stockholders of companies that are subject to all of the NYSE corporate governance rules and requirements.

The “controlled company” exception does not modify the audit committee independence requirements of Rule 10A-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the NYSE rules. Pursuant to such rules, we were required to have a majority of independent directors on our audit committee starting September 7, 2016, 90 days after the date of effectiveness of the registration statement filed with the SEC in connection with our IPO. Beginning June 9, 2017, our audit committee is required to be comprised entirely of independent directors.

If and when the CD&R Investor no longer owns more than 50% of our common stock, we will no longer be a “controlled company” under the NYSE rules and will have a one-year phase-in period to comply fully with the NYSE corporate governance standards summarized above.

Board Composition

Our board of directors is currently composed of nine members. Our second amended and restated certificate of incorporation provides for a classified board of directors, with members of each class serving staggered three-year terms. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors. We currently have three directors in Class I, three directors in Class II and three directors in Class III. The terms of directors in Classes I, II, and III end at the annual meetings in 2017, 2018, and 2019, respectively.

Director	Class
Philip W. Knisely*	Class I—Expiring 2017 Annual Meeting

John P. Williamson	Class I—Expiring 2017 Annual Meeting

A. Mark Zeffiro	Class I—Expiring 2017 Annual Meeting

James G. Berges	Class II—Expiring 2018 Annual Meeting

Jeri L. Isbell	Class II—Expiring 2018 Annual Meeting

Jonathan L. Zrebiec	Class II—Expiring 2018 Annual Meeting

Scott H. Muse	Class III—Expiring 2019 Annual Meeting

Nathan K. Sleeper	Class III—Expiring 2019 Annual Meeting

William R. VanArsdale	Class III—Expiring 2019 Annual Meeting

*	Chairman of the board of directors.

At each annual meeting of stockholders, the successors of the directors whose term expires at that meeting are elected to hold office for a term expiring at the annual meeting of stockholders held in the third year following the year of their election. The board of directors is therefore asking you to elect the three nominees for director whose term expires at the Annual Meeting. Philip W. Knisely, John P. Williamson and A. Mark Zeffiro, our Class I directors, have been nominated for reelection at the Annual Meeting. See “Proposal 1—Election of Directors” below.

Set forth below is biographical information as well as background information relating to each nominee’s and continuing director’s business experience, qualifications, attributes and skills and why the board of directors and Nominating and Governance Committee believe each individual is a valuable member of the board of directors. The persons who have been nominated for election and are to be voted upon at the Annual Meeting are listed first, with continuing directors following thereafter. The respective age of each individual below is as of January 9, 2017.

Nominees for Election to the Board of Directors in 2017

Class I—Nominees Whose Term Expires in 2020

Mr. Philip W. Knisely Age 62 Director of the Company since 2010

Philip W. Knisely became a director in, and has served as Chairman of our board of directors since, December 2010. Mr. Knisely has been an operating advisor to CD&R funds since 2010. In 2010, he retired from Danaher Corporation, a leading manufacturer of medical equipment and environmental and professional instrumentation, where he served for ten years as Executive Vice President and Corporate Officer. Prior to Danaher, Mr. Knisely co-founded Colfax Corporation, a designer, manufacturer, and distributor of fluid handling products, serving as President and Chief Executive Officer. Previously, Mr. Knisely was President and Chief Executive Officer of AMF Industries, a privately held diversified manufacturer, and spent ten years at Emerson Electric. He serves as a director of Beacon Roofing Supply, Inc. and previously served on the board of directors of Diversey Inc. and Roofing Supply Group, LLC. Mr. Knisely formerly served as the Chairman of the Darden Foundation at the University of Virginia, where he received his M.B.A. He was also a GM Fellowship Scholar at Kettering University (formerly known as General Motors Institute), where he earned a B.S. in Industrial Engineering.

Qualifications: Mr. Knisely brings to our board his extensive management, operations and business experience, as well as his leadership, financial and core business skills, all of which qualify him to serve on our board of directors.

Mr. John P. Williamson Age 55 Director of the Company since 2011

John P. Williamson has served as the Company’s President and Chief Executive Officer and as a director since June 2011. Prior to joining Atkore, Mr. Williamson spent six years with ITT Corporation, most recently as President of the Water & Wastewater Division, a global manufacturing company headquartered in Stockholm, Sweden. Prior to that, he was President of the Residential and Commercial Water Division and ITT Corporate Vice President and Director for Operational Excellence. Before joining ITT Corporation, Mr. Williamson was employed for more than 17 years within several operating divisions of Danaher Corporation. Until 2005, Mr. Williamson was the Senior Vice President of Global Operations for Fluke Corporation. Mr. Williamson also served as President of Jennings Technology Corporation. Additionally, he held leadership and management positions at Veeder-Root Company, Danaher Controls, Dynapar and Disc Instruments. Mr. Williamson began his career with Connector Technology, Inc. in 1981. Mr. Williamson is a member of the Board of Governors of the National Electrical Manufacturers Association. Mr. Williamson earned a B.A. in Business Administration from California State University, Fullerton and holds a Certificate in Strategic Marketing Management from Harvard Business School.

Qualifications: Mr. Williamson’s intimate knowledge of the Company’s day-to-day operations as President and Chief Executive Officer and his significant prior experience in the Company’s industry qualify him to serve on our board of directors.

Mr. A. Mark Zeffiro Age 50 Director of the Company since 2015

A. Mark Zeffiro became a director in 2015. Mr. Zeffiro is President and Chief Executive Officer at Horizon Global Corporation, a designer, manufacturer and distributor of custom-engineered towing, trailering, cargo management products and accessories. In July 2015, Horizon Global was formed as a stand-alone, publicly traded company from a division of TriMas Corporation, where Mr. Zeffiro was Group President. Prior to that, Mr. Zeffiro spent seven years as the Chief Financial Officer at TriMas with responsibility for investor relations, financial planning, external reporting, business analysis, treasury, tax and corporate capital. Mr. Zeffiro also spent four years at Black and Decker Corporation as Vice President of Finance for Global Consumer Products Group and Vice President of Finance for the U.S. Consumer Products Group. Mr. Zeffiro began his career at General Electric Company, where he held roles of progressive responsibility during his 15-year tenure, culminating in the position of chief financial officer of the Americas and Global Imaging Equipment division within the GE Medical Systems Group. Mr. Zeffiro earned a B.S. in Quantitative Analytics from Bentley College.

Qualifications: Mr. Zeffiro’s current and past leadership positions provide our board with insight into improving financial and operational performance at public companies.

Continuing Members of the Board of Directors

Class II—Directors Whose Term Expires in 2018

Mr. James G. Berges Age 69 Director of the Company since 2010

James G. Berges became a director in 2010. Mr. Berges has been an operating partner of CD&R since 2006. Mr. Berges was President of Emerson Electric Co. from 1999 and served as director of Emerson Electric Co. from 1997 until his retirement in 2005. Emerson Electric Co. is a global manufacturer of products, systems and services for industrial automation, process control, HVAC, electronics and communications, and appliances and tools. Mr. Berges currently serves as a director of PPG Industries, Inc. and NCI Building Systems, Inc. and chairman of the board of Hussmann International, Inc. He previously served on the boards of directors of Diversey, Inc. as Chairman of the board of Sally Beauty Holdings, Inc. and on the board of directors of HD Supply Holdings, Inc. (serving as Chairman of the board for most of the time). Mr. Berges holds a B.S. in Electrical Engineering from the University of Notre Dame.

Qualifications: Mr. Berges’ former leadership role at a global manufacturer provides our board valuable insight into the numerous operational, financial and strategic issues the Company faces. Further, Mr. Berges’ service on the boards of other public and private companies provides our board insight into the challenges currently faced by companies in a variety of markets.

Ms. Jeri L. Isbell Age 59 Director of the Company since 2015

Jeri L. Isbell became a director in 2015. Until December 2016, Ms. Isbell was the Vice President of Human Resources and Corporate Communications for Lexmark International, Inc., a manufacturer of imaging and output technology and provider of enterprise services, a position she has held since February 2003. Prior to that, Ms. Isbell held a number of leadership positions at Lexmark, including Vice President, Compensation and Employee Programs and Vice President, Finance and U.S. Controller. Prior to joining Lexmark in 1991, Ms. Isbell held various positions at IBM. Ms. Isbell is a director of SiteOne Landscape Supply, Inc. Ms. Isbell holds a B.B.A. in Accounting from Eastern Kentucky University and an M.B.A. from Xavier University. She is a certified public accountant.

Qualifications: Ms. Isbell’s human resources and communications leadership positions provide our board with insight into key issues and market practices in these areas for public companies.

Mr. Jonathan L. Zrebiec Age 36 Director of the Company since 2010

Jonathan L. Zrebiec became a director in 2010. Mr. Zrebiec is a partner of CD&R, which he joined in 2004. Prior to joining CD&R, he worked at Goldman, Sachs & Co. in the Investment Banking Division. He currently serves as a director of Brand Energy & Infrastructure Services, Inc., NCI Building Systems, Inc. and Wilsonart International Holdings LLC and previously served as a director of Hussmann International, Inc. and Roofing Supply Group, LLC. Mr. Zrebiec holds a B.S. in Economics from the University of Pennsylvania and an M.B.A. from Columbia Business School.

Qualifications: Mr. Zrebiec’s experience in the financial and investing community provides our board with insight into business strategy, improving financial performance, and the economic environment in which the Company operates.

Class III—Directors Whose Term Expires in 2019

Mr. Scott H. Muse Age 59 Director of the Company since 2015

Scott H. Muse became a director in 2015. From 2002 until he retired in 2014, Mr. Muse served as President of Hubbell Lighting Inc., a leading manufacturer of lighting fixtures and controls and Group Vice President of Hubbell Inc., the parent company of Hubbell Lighting, an international manufacturer of electrical and electronic products for non-residential and residential construction, industrial and utility applications. Prior to that, Mr. Muse was President and Chief Executive Officer of Lighting Corporation of America from 2000 to 2002 and President of Progress Lighting from 1993 to 2000. Additionally, he held leadership and management positions at Thomas Industries, American Electric and Thomas & Betts. Mr. Muse began his career in the electrical manufacturing industry in 1979. Mr. Muse holds a B.S. in Business Administration from Georgia Southern University.

Qualifications: Mr. Muse’s extensive knowledge and experience in business, leadership, sales, marketing and operations management provide our board with insight into the challenges and opportunities in the electrical manufacturing sector.

Mr. Nathan K. Sleeper Age 43 Director of the Company since 2010

Nathan K. Sleeper became a director in 2010. Mr. Sleeper is a partner of CD&R and serves on CD&R’s Management and Investment Committees. Prior to joining CD&R in 2000, he worked in the investment banking division of Goldman, Sachs & Co. and at investment firm Tiger Management Corp. Mr. Sleeper is a director of Brand Energy & Infrastructure Services, Inc., CHC Group Ltd., NCI Building Systems, Inc. and Wilsonart International Holdings LLC. Mr. Sleeper previously served as a director of Beacon Roofing Supply, Inc., Culligan Ltd, HD Supply Holdings, Inc., Hertz Global Holdings, Hussmann International, Inc., Roofing Supply Group, LLC and U.S. Foods, Inc. Mr. Sleeper holds a B.A. from Williams College and an M.B.A. from Harvard Business School.

Qualifications: Mr. Sleeper’s broad experience in the financial and investment communities brings to our board important insights into business strategy and areas to improve the Company’s financial performance.

Mr. William R. VanArsdale Age 65 Director of the Company since 2015

William R. VanArsdale became a director in 2015. From 2004 until his retirement on August 1, 2015, Mr. VanArsdale served as Group President of Eaton Corporation plc, a diversified power management company, where he led the hydraulics, filtration and golf grip business units. From 2001 to 2004, Mr. VanArsdale was President of Electrical Components Operation at Eaton, where he was also Operations Vice President of Global Sales and Service from 1999 to 2001. Prior to that, he spent 12 years in various leadership roles at Rockwell Automation. Mr. VanArsdale holds a B.S. in Electrical Engineering from Villanova University.

Qualifications: Mr. VanArsdale’s broad operations, sales and leadership experience in the manufacturing sector provide our board with insight into challenges and opportunities for the manufacturing sector.

Director Independence

Our board of directors has determined, after considering all of the relevant facts and circumstances, that Messrs. Muse, VanArsdale and Zeffiro and Ms. Isbell are “independent” as defined under NYSE and the Exchange Act rules and regulations. This means that none of the independent directors has any direct or indirect material relationship with us, either directly or as a partner, stockholder or officer of an organization that has a relationship with us.

Board Leadership Structure

Our board of directors is led by our non-executive Chairman, Mr. Knisely, a CD&R Designee. The Stockholders Agreement provides that a CD&R Designee will serve as our Chairman of the board of directors as long as the CD&R Investor beneficially owns at least 25% of the outstanding shares of our common stock. As stated in our Corporate Governance Guidelines, the board has no policy with respect to the separation of the offices of Chairman of the Board and CEO. The board believes it is important to retain its flexibility to allocate the responsibilities of the offices of the Chairman and CEO in any way that is in the best interests of the company at a given point in time. The board believes this governance structure currently promotes a balance between the board’s independent authority to oversee our business and the CEO and his management team who manage the business on a day-to-day basis. If the board chooses to combine the offices of Chairman and CEO in the future, a lead director will be appointed annually by the independent directors. The board expects to periodically review its leadership structure to ensure that it continues to meet our needs.

Meetings of the Board of Directors and Attendance at the Annual Meeting

Our board of directors held seven meetings during the fiscal year ended September 30, 2016. Each of our directors attended at least 75% of the total number of meetings of the board and any committees of which he or she was a member. Directors are required to attend our annual meetings. The 2017 Annual Meeting is the Company’s first annual meeting after becoming a public company in 2016.

Executive Sessions

Executive sessions, which are meetings of the non-management members of the board of directors, are regularly scheduled throughout the year. In addition, at least once a year, the independent directors are afforded the opportunity to meet in a private session that excludes management and non-independent directors. At each of these meetings, the non-management and independent directors in attendance, as applicable, will determine which member will preside at such session. The committees of the board, as described more fully below, also meet regularly in executive session.

Corporate Governance Guidelines

Our board of directors has adopted Corporate Governance Guidelines to address significant corporate governance issues. A copy of these guidelines is available without charge on the investor relations portion of our website at http://investors.atkore.com/governance-documents. These guidelines provide a framework for our corporate governance initiatives and cover topics including, but not limited to, director qualification and responsibilities, board composition, director compensation and management and succession planning. The Nominating and Governance Committee is responsible for overseeing and reviewing the guidelines and reporting and recommending to our board of directors any changes to the guidelines.

Code of Business Conduct and Ethics and Financial Code of Ethics

We have a Code of Business Conduct and Ethics that applies to all of our officers, employees and directors and our board of directors has adopted a Financial Code of Ethics that applies to our Chief Executive Officer, Chief Financial Officer, corporate officers with financial, accounting and reporting responsibilities, including the Corporate Controller, Treasurer and chief accounting officers, and any other person performing similar tasks or functions. The Financial Code of Ethics and the Code of Business Conduct and Ethics each address matters such as conflicts of interest, confidentiality, fair dealing and compliance with laws and regulations. The Financial Code of Ethics and the Code of Business Conduct and Ethics are available without charge on the investor relations portion of our website at http://investors.atkore.com/governance-documents.

We will promptly disclose any substantive changes in or waiver of, together with reasons for any waiver of, either of these codes granted to our officers, including our Chief Executive Officer, Chief Financial Officer, corporate officers with financial, accounting and reporting responsibilities, including the Corporate Controller, Treasurer and chief accounting officers, and any other person performing similar tasks or functions, and our directors, by posting such information on our website at http://investors.atkore.com/governance-documents.

Board Committees

Our board of directors maintains an Audit Committee, a Compensation Committee, a Nominating and Governance Committee and an Executive Committee. Below is a brief description of our committees. The following table shows the current members of each committee and the number of meetings held during fiscal 2016.

Director (1)	Audit		Compensation		Nominating and Governance		Executive
Philip W. Knisely			X		X	*	X	*

John P. Williamson					X		X

James G. Berges

Jeri L. Isbell	X		X	*

Scott H. Muse	X				X

Nathan K. Sleeper							X

William R. VanArsdale			X		X

A. Mark Zeffiro	X	*

Number of Meetings	6		5		2		1

X= Current Committee Member; * = Chair

(1)	In fiscal 2016, each member of the board of directors was invited to attend any committee meeting, even if he or she was not a member of that committee.

Audit Committee

Our Audit Committee is responsible, among its other duties and responsibilities, for overseeing our accounting and financial reporting processes, the audits of our financial statements, the qualifications and independence of our independent registered public accounting firm, the effectiveness of our internal control over financial reporting and the performance of our internal audit function and independent registered public accounting firm. Our Audit Committee is responsible for reviewing and assessing the qualitative aspects of our financial reporting, our processes to manage business and financial risks, and our compliance with significant applicable legal, ethical and regulatory requirements. Our Audit Committee is directly responsible for the appointment, compensation, retention and oversight of our independent registered public accounting firm. The charter of our Audit Committee is available without charge on the investor relations portion of our website at http://investors.atkore.com/governance-documents.

The members of our Audit Committee are Mr. Zeffiro (Chairperson), Ms. Isbell and Mr. Muse. Our board of directors has designated each of Mr. Zeffiro and Ms. Isbell as an “audit committee financial expert,” and each of the three members has been determined to be “financially literate” under NYSE rules. Our board of directors has also determined that each of the three members is “independent” as defined under the NYSE rules and the Exchange Act and rules and regulations promulgated thereunder. Although we qualified for the “controlled company” exception in connection with our IPO, that did not modify the audit committee independence requirements of Rule 10A-3 under the Exchange Act or the NYSE rules. Pursuant to such rules, we were required to have a majority of independent directors on our Audit Committee starting 90 days after the date of effectiveness of the registration statement filed with the SEC in connection with our IPO, and until one year from such date. Thereafter, our Audit Committee is required to be comprised entirely of independent directors. The charter of our Audit Committee states that no director may serve on the Audit Committee if such director simultaneously serves on the audit committee of more than three public companies (including the Company), unless the board of directors determines that such simultaneous service would not impair the ability of such director to effectively serve on the Company’s Audit Committee. At present, none of our Audit Committee members are serving on more than three audit committees of public companies.

Compensation Committee

Our Compensation Committee is responsible, among its other duties and responsibilities, for reviewing and approving all forms of compensation to be provided to, and employment agreements with, the executive officers and directors of our company and its subsidiaries (including the Chief Executive Officer, subject to final approval by our board of directors), establishing the general compensation policies of our company and its subsidiaries and reviewing, approving and overseeing the administration of the employee benefits plans of our company and its subsidiaries. Our Compensation Committee is also responsible for periodically reviewing management development and succession plans. The charter of our Compensation Committee is available without charge on the investor relations portion of our website at http://investors.atkore.com/governance-documents.

The members of our Compensation Committee are Ms. Isbell (Chairperson) and Messrs. Knisely and VanArsdale. In light of our status as a “controlled company” within the meaning of the corporate governance standards of NYSE, we are currently exempt from the requirement that our Compensation Committee be composed entirely of independent directors under listing standards applicable to membership on the Compensation Committee, with a written charter addressing the committee’s purpose and responsibilities and the requirement that there be an annual performance evaluation of the Compensation Committee. To the extent that one is required in the future, we intend to establish a sub-committee of our Compensation Committee for purposes of approving any compensation that we may wish to qualify as “performance-based compensation” under Section 162(m) of the U.S. Internal Revenue Code of 1986, as amended (the “Code”).

The Compensation Committee has the authority to retain compensation consultants, outside counsel and other advisers. During fiscal 2016, the committee engaged Frederic W. Cook & Co., Inc. (“FW Cook”) to advise it on executive compensation program-design matters and to prepare market studies of the competitiveness of components of the company’s compensation program for its senior executive officers, including the named executive officers and non-employee directors. FW Cook is a global professional services company. The Compensation Committee performed an assessment of FW Cook’s independence to determine whether the consultant is independent, taking into account FW Cook’s executive compensation consulting protocols to ensure consultant independence and other relevant factors. Based on that assessment, the Compensation Committee determined that the firm’s work has not raised any conflict of interest and the firm is independent.

Nominating and Governance Committee

Our Nominating and Governance Committee is responsible, among its other duties and responsibilities, for identifying and recommending candidates to the board of directors for election to our board of directors, reviewing the composition of the board of directors and its committees, developing and recommending to the board of directors corporate governance guidelines that are applicable to us, and overseeing board of directors evaluations. The charter of our Nominating and Governance Committee is available without charge on the investor relations portion of our website at http://investors.atkore.com/governance-documents.

The members of our Nominating and Governance Committee are Messrs. Knisely (Chairperson), Williamson, Muse and VanArsdale. In light of our status as a “controlled company” within the meaning of the corporate governance standards of NYSE, we are currently exempt from the requirement that our Nominating and Governance Committee be composed entirely of independent directors, with a written charter addressing the committee’s purpose and responsibilities and the requirement that there be an annual performance evaluation of the Nominating and Governance Committee.

Executive Committee

The Executive Committee is responsible, among its other duties and responsibilities, for assisting the board of directors with its responsibility and, except as may be limited by law, our second amended and restated certificate of incorporation or second amended and restated by-laws, to act as specifically assigned by the board of directors between board meetings or when it is otherwise impracticable for the full board of directors to act. The charter of our Executive Committee is available without charge on the investor relations portion of our website at http://investors.atkore.com/governance-documents. The members of our Executive Committee are Messrs. Knisely (Chairperson), Sleeper and Williamson.

Compensation Committee Interlocks and Insider Participation

During fiscal 2016, prior to our IPO, our Compensation Committee was comprised of Messrs. Sleeper (Chairperson) and Knisely. Messrs. Sleeper and Knisely are affiliates of CD&R. See “Certain Relationships and Related Party Transactions” for a discussion of agreements between us and affiliates of CD&R. No member of our Compensation Committee was a former or current officer or employee of the Company or any of its subsidiaries in fiscal 2016. In addition, during fiscal 2016 none of our executive officers served as a director or as a member of the compensation committee of a company that had an executive officer serve as a director or as a member of our Compensation Committee.

Selection of Nominees for Election to the Board

Our Corporate Governance Guidelines provide that, subject to the requirements of the Stockholders Agreement, the Nominating and Governance Committee will identify and recommend that the board select, board candidates who the Nominating and Governance Committee believes are qualified and suitable to become members of the board consistent with the criteria for selection of new directors adopted from time to time by the board. The Nominating and Governance Committee considers the board’s current composition, including expertise, diversity, and balance of inside, outside and independent directors, and considers the general qualifications of the potential nominees, such as strong values and discipline, high ethical standards, a commitment to full board participation on the board of directors and its committees, and relevant career experience, along with other skills and characteristics that meet the current needs of the board, including, the ability to exercise sound, mature and independent business judgment in the best interests of the stockholders as a whole; a background and experience with manufacturing, operations, finance or marketing or other functions or fields which will complement the talents of the other board members; public company experience; ability to work professionally and effectively with other board members and the Company’s management; availability to remain on the board long enough to make an effective contribution; satisfaction of applicable independence standards; and absence of material relationships with competitors or other third parties that could present realistic possibilities of conflict of interest or legal issues.

In identifying candidates for election to the board of directors, the Nominating and Governance Committee considers nominees recommended by directors, stockholders and other sources. The Nominating and Governance Committee reviews each candidate’s qualifications, including whether a candidate possesses any of the specific qualities and skills desirable in certain members of the board of directors. Evaluations of candidates generally involve a review of background materials, internal discussions and interviews with selected candidates as appropriate. Upon selection of a qualified candidate, the Nominating and Governance Committee would recommend the candidate for consideration by the full board of directors. The Nominating and Governance Committee may engage consultants or third-party search firms to assist in identifying and evaluating potential nominees.

The Nominating and Governance Committee will consider director candidates proposed by stockholders on the same basis as recommendations from other sources. Any stockholder who wishes to recommend a prospective candidate for the board of directors for consideration by the Nominating and Governance Committee may do so by submitting the name and qualifications of the prospective candidate in writing to the following address: Atkore

International Group Inc., c/o Secretary, 16100 South Lathrop Avenue, Harvey, Illinois, 60426. Any such submission should also describe the experience, qualifications, attributes and skills that make the prospective candidate a suitable nominee for the board of directors. Our second amended and restated by-laws set forth the requirements for direct nomination by a stockholder of persons for election to the board of directors.

Pursuant to the Stockholders Agreement with the Company, the CD&R Investor is currently entitled to nominate (or cause to be nominated) a majority of the Company’s directors. See “Certain Relationships and Related Party Transactions” below for additional information.

Communications with the Board

Any stockholder or interested party who wishes to communicate with our board of directors as a whole, the independent directors, or any individual member of the board or any committee of the board may write to or email the Company at: Atkore International Group Inc., c/o Secretary, 16100 South Lathrop Avenue, Harvey, Illinois, 60426 or BoardofDirectors@atkore.com.

The board has designated the Company’s Secretary as its agent to receive and review written communications addressed to the board, any of its committees, or any board member or group of members. The Secretary may communicate with the sender for any clarification. In addition, the Secretary will promptly forward to the Chairperson of the Audit Committee any communication alleging legal, ethical or compliance issues by management or any other matter deemed by the Secretary to be potentially material to the Company. As an initial matter, the Secretary will determine whether the communication is a proper communication for the board. The Secretary will not forward to the board, any committee or any director communications of a personal nature or not related to the duties and responsibilities of the board, including, without limitation, junk mail and mass mailings, business solicitations, routine customer service complaints, new product or service suggestions, opinion survey polls or any other communications deemed by the Secretary to be immaterial to the Company.

Separately, the Audit Committee has established a whistleblower policy for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and the confidential, anonymous submission by associates of the Company of concerns regarding questionable accounting or auditing matters.

Risk Oversight

Our board of directors as a whole has responsibility for overseeing our risk management. The board of directors exercises this oversight responsibility directly and through its committees. The oversight responsibility of the board of directors and its committees is informed by reports from our management team and from our internal audit department that are designed to provide visibility to the board of directors about the identification and assessment of key risks and our risk mitigation strategies. The full board of directors has primary responsibility for evaluating strategic and operational risk management, and succession planning. Our Audit Committee has the responsibility for overseeing our major financial and accounting risk exposures and the steps our management has taken to monitor and control these exposures, including policies and procedures for assessing and managing risk, including oversight on compliance related to legal and regulatory exposure and meets regularly with our chief legal and compliance officers. Our Compensation Committee evaluates risks arising from our compensation policies and practices, as more fully described below. The Audit Committee and Compensation Committee provide reports to the full board of directors regarding these and other matters.

Compensation Risk Assessment

The Compensation Committee assessed our compensation policies and practices to evaluate whether they create risks that are reasonably likely to have a material adverse effect on the Company. Based on its assessment, the Compensation Committee concluded that the Company’s compensation policies and practices do not create incentives to take risks that are reasonably likely to have a material adverse effect on the Company. We believe we have allocated our compensation among base salary, short-term incentives and long-term equity in such a way as to not encourage excessive risk taking.

Director Compensation

In fiscal 2016, certain of our directors received compensation for their services as directors. These matters are further described below in the section entitled “Executive Compensation—Director Compensation.”

Stock Ownership Guidelines

The board of directors has adopted stock ownership guidelines for members of the board of directors and for executive officers of the Company. The board believes that setting these ownership guidelines will enhance directors’ and executive officers’ alignment with other stockholders. The Compensation Committee expects that these ownership guidelines will be met over time and intends to review director and executive officer stock ownership levels on an annual basis but has currently not adopted any specific time frame for meeting them.

Under the ownership guidelines, members of the board of directors are expected to hold stock valued at five times the annual cash retainer. The annual cash retainer is currently set at $75,000, resulting in a current expectation to hold stock valued at $375,000. Shares included in the ownership guideline calculation include shares owned by the director. The members of the board of directors who are employed by or affiliated with CD&R are not subject to the ownership guidelines as they do not receive cash and stock retainers.

The ownership guidelines for executive officers are based on a multiple of annual base salary, with the CEO expected to own stock valued at five times his annual salary and other executive officers expected to own stock valued at three times their respective annual salaries. Shares included in the ownership guideline calculation include shares owned by the executive.

Until a director or an executive officer meets the stock ownership requirements set forth above, he or she must retain a percentage of after-tax “net profit shares” realized from (i) the exercise of stock options, (ii) the settlement of performance shares and (iii) the vesting of restricted shares. Net profit shares are calculated after payment of the stock option exercise price and using the maximum marginal federal, state and local employment and income tax rates. The percentages of the net profit shares required to be retained are as follows:

Participant	Retention Percentage
Non-employee Directors	100%
Chief Executive Officer	75%
All Other Executive Officers	50%

These retention requirements apply to all equity awards granted prior to and after the IPO, except that for a two-year period beginning on December 15, 2016, and ending on December 15, 2018, these retention requirements will not apply with respect to 35% of the vested stock options held by executive officers as of October 28, 2016.

EXECUTIVE OFFICERS

The following table sets forth certain information concerning our executive officers as of January 9, 2017.

Name	Age	Position	First Became an Officer
John P. Williamson	55	President and Chief Executive Officer, Director	2011
James A. Mallak	61	Vice President and Chief Financial Officer	2012
Kevin P. Fitzpatrick	52	Vice President, Global Human Resources	2012
Daniel S. Kelly	56	Vice President, General Counsel and Secretary	2013
Peter J. Lariviere	55	Vice President and President, Cable Solutions	2013
Michael J. Schulte	49	Vice President and President, Mechanical Products & Solutions	2014
William E. Waltz	52	Vice President and President, Conduit & Fittings	2013

John P. Williamson has served as our President and Chief Executive Officer and as a director since June 2011. Prior to joining Atkore, Mr. Williamson spent six years with ITT Corporation, most recently as President of the Water & Wastewater Division, a global manufacturing company headquartered in Stockholm, Sweden. Prior to that, he was President of the Residential and Commercial Water Division and ITT Corporate Vice President and Director for Operational Excellence. Before joining ITT Corporation, Mr. Williamson was employed for more than 17 years within several operating divisions of Danaher Corporation. Until 2005, Mr. Williamson was the Senior Vice President of Global Operations for Fluke Corporation. Mr. Williamson also served as President of Jennings Technology Corporation. Additionally, he held leadership and management positions at Veeder-Root Company, Danaher Controls, Dynapar and Disc Instruments. Mr. Williamson began his career with Connector Technology, Inc. in 1981. Mr. Williamson is a member of the Board of Governors of the National Electrical Manufacturers Association. Mr. Williamson earned a B.A. in Business Administration from California State University, Fullerton and holds a Certificate in Strategic Marketing Management from Harvard Business School.

James A. Mallak has served as our Vice President and Chief Financial Officer since March 2012. From March 2008 to March 2012, Mr. Mallak served as Managing Director at Alvarez & Marsal, a global professional services firm. From 2004 to 2007, Mr. Mallak was the Chief Financial Officer at Tower Automotive Inc. Mr. Mallak also served as Executive Vice President and Chief Financial Officer for two operating segments of Textron, Inc., a global manufacturer for the aerospace and defense, automotive and transportation, as well as industrial manufacturing industries. Additionally, he held several financial positions with ITT Corporation. Mr. Mallak holds a B.A. in Accounting from Michigan State University and an M.B.A. from the Eli Broad College of Business at Michigan State University.

Kevin P. Fitzpatrick has served as our Vice President for Global Human Resources since January 2012. Prior to that, Mr. Fitzpatrick served as Vice President of Human Resources for A.M. Castle & Company, a global distributor of specialty metals and supply chain services for aerospace, oil and gas, heavy equipment and other industries, from 2009 to 2012. Mr. Fitzpatrick also served as Vice President, North American Human Resources and Administration for UPM Kymmene Corporation, a global forest products manufacturer, from 2001 to 2009. His past experience includes leadership roles in other manufacturing companies, where he was responsible for compensation and benefits, labor relations, talent acquisition and management, training, and employment matters. Mr. Fitzpatrick holds a B.A. from the University of Wisconsin, Whitewater, an M.B.A. from Northwestern University Kellogg School of Management and a J.D. from Marquette University Law School.

Daniel S. Kelly has served as our Vice President, General Counsel and Secretary since September 2013. Prior to joining Atkore, he spent 20 years working in strategic legal roles within ITT Corporation and its spinoff, Xylem, Inc., which manufactures equipment that transports, treats and tests water and wastewater. From 2011 to 2013, Mr. Kelly served as Deputy General Counsel and acting General Counsel of Xylem, Inc. From 2010 to 2011, he was Vice President and General Counsel at ITT Fluid and Motion Control, covering ITT’s commercial business worldwide and from 2008 to 2010 served as Vice President and General Counsel at ITT Defense Electronics & Services. Mr. Kelly also spent three years at ITT headquarters as Deputy General Counsel, Director Field Legal Support. Mr. Kelly earned a B.S. from Georgetown University and a J.D. from Loyola University of Chicago School of Law.

Peter J. Lariviere has served as our Vice President and President of Cable Solutions since September 2015, after joining Atkore as Chief Operating Officer of the AFC Cable business unit in September 2013, with responsibility for manufacturing, engineering, sourcing, distribution and logistics and serving as President, AFC Cable business unit from January 2015 until September 2015. Mr. Lariviere was previously President of Storage and Workplace Solutions, a division of Stanley Black and Decker, from 2010 until 2013. Prior to that, Mr. Lariviere was Chief Executive Officer at Lista International Corporation. Mr. Lariviere also held several positions at Amesbury Group Inc., including Senior Vice President-Window Hardware Division and Group Vice President. Mr. Lariviere holds a B.S. from the University of Massachusetts and an M.B.A. from New Hampshire College. He also is a graduate of the Executive Management Program at University of North Carolina, Kenan-Flagler Business School.

Michael J. Schulte has served as our Vice President and President of Mechanical Products & Solutions since September 2015, after joining Atkore as President, Metal Framing and Cable Management in May 2014. From 1990 until joining Atkore in 2014, Mr. Schulte spent the majority of his career in executive positions at various divisions of Danaher Corporation, including President-Gilbarco North America and President-Hennessy Industries. Mr. Schulte also worked at Danaher Motion Group, including Group Senior Vice President Global Sales & Marketing/President of Dover Motion. During his tenure there, Mr. Schulte also held positions of President-Linear Motion Systems, Europe President-Danaher Motion and VP/GM of Servo & Stepper Drives. Mr. Schulte started with Danaher in the Sensors and Controls division holding positions of Materials Manager, Plant Manager, Marketing Manager, and Vice President/General Manager. Before Danaher Corporation, Mr. Schulte worked at the Boston Consulting Group after beginning his career as District Sales and Service Manager at Oldsmobile Division, General Motors Corporation. Mr. Schulte holds a B.S. from Kettering University (formerly known as GMI Engineering & Management Institute) and an M.B.A. from Harvard Business School.

William E. Waltz has served as our Vice President and President of Conduit & Fittings since September 2015, after joining Atkore as President, Plastic Pipe and Conduit business unit in 2013. From 2009 until joining Atkore in 2013, Mr. Waltz was Chairman and Chief Executive Officer at Strategic Materials, Inc., North America’s largest glass recycling company. Prior to that, he spent 15 years in various divisions of Pentair plc, a water technologies and industrial products company, including leadership roles of President—Pentair Flow Technologies, Vice President and General Manager of Pentair Water Treatment Division, Vice President and General Manager for Aurora Pump, Vice President of Sourcing and International Operations; as well as Director of Pentair’s Commercial & Industrial business unit. Mr. Waltz began his career at General Electric Company. Mr. Waltz holds a B.S. from Pennsylvania State University, an M.S. in Computer Science from Villanova University, an M.B.A. from Northwestern University, Kellogg Graduate School of Management and is a graduate of General Electric’s Information Systems Management Program.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Introduction

The Compensation Discussion and Analysis section discusses and analyzes the executive compensation program for our named executive officers for fiscal 2016. Our named executive officers for this fiscal year were: Mr. John Williamson, President and Chief Executive Officer, or “CEO;” Mr. James Mallak, Vice President and Chief Financial Officer; Mr. Michael Schulte, Vice President and President, Mechanical Products & Solutions; Mr. William Waltz, Vice President and President, Conduit & Fittings and Mr. Peter Lariviere, Vice President and President, Cable Solutions. We refer to these individuals below collectively as the “named executive officers,” or “NEOs.”

As noted above, the Compensation Discussion and Analysis section describes our historical executive compensation program for our NEOs as of the end of fiscal 2016. During fiscal 2016, Messrs. Schulte’s, Waltz’s and Lariviere’s titles changed to reflect the re-segmentation of our business units. See “Management” above. No changes in compensation are currently expected as a result of these title changes, other than in connection with the normal compensation review process discussed below.

In June 2016, we became a public company following our IPO. As a new public company, we have, for fiscal 2017, introduced changes to our annual and long-term incentive compensation programs and have implemented new compensation governance policies. These changes to annual and long-term incentive programs include: (i) capping all financial metrics at 250% of target achievement under our Annual Incentive Plan and (ii) adding a performance component to our long-term incentive awards. Our long-term incentive awards will now include performance share units, or “PSUs”, which will comprise 50% of each NEO’s annual grant and will be based on an absolute net income performance and relative total stockholder return performance over a three-year vesting period. We have also implemented governance policies that we believe are consistent with our status as a public company, including stock ownership guidelines (with the CEO having a five times base pay ownership level requirement), “clawback” provisions, “double trigger” change in control vesting provisions (i.e., requiring both a change in control of us and a qualifying termination of the NEO’s employment), insider trading policies and restrictions on the repricing of stock options.

Compensation Overview and Philosophy

The purpose of our compensation program is to motivate employees to create long-term stockholder value in exchange for meaningful financial rewards. The programs support the attraction, retention and motivation of talented employees who are committed to delivering the levels of quantitative and qualitative performance that we require, as discussed below.

This pay-for-performance model includes a total compensation package consisting of base salary and short- and long-term incentives. Total compensation for our NEOs is targeted to provide compensation at the market median if we achieve our financial and operating business plans. Our compensation program also allows for above or below median total compensation when justified by individual and Company results. We also provide benefits that are intended to be at substantially the same levels as the companies with which we compete for talent.

Five key principles guide the philosophy of our compensation programs for all of our employees, including our named executive officers:

•

Performance based—A significant portion of compensation should be at risk and tied to corporate, business unit and individual performance. At risk compensation is only paid based on the achievement of specific pre-established performance goals. Annual incentive payouts are subject to further adjustment based upon business unit and/or individual performance. We also view stock options, which only have value if our stock price rises, as inherently performance-based and at risk even when vesting is based solely on continued service.

•	Attract and retain talent—The total compensation package is competitive with the general industry peer group and at a level appropriate to attract, retain and motivate highly qualified executives capable of leading us to greater performance. Base salary and annual incentives provide a competitive annual total cash compensation opportunity in the short term and equity incentives provide a competitive opportunity over the long term. All of these elements serve to support our desire to attract and retain executive talent and are reviewed for competitiveness annually. We have concluded that we can compete successfully for talent by targeting total compensation (i.e., base salary, annual incentives and long-term incentives) at market median levels, with the opportunity to earn more or less than median levels based on our performance.

•	Aligned with stockholder interests—The interests of executives should align with the interests of our stockholders by using performance measures that correlate well with the creation of stockholder value. Our short-term and long-term incentive plans are both designed to use financial performance measures that correlate well with stockholder value.

•	Balanced—Compensation plan designs promote a balance between annual and long-term business results. While we believe the creation of stockholder value long term is extremely important, we also believe that the achievement of our annual goals is the best way to contribute to our sustainable, long-term success.

•	Supportive of our mission and values—Compensation supports our mission to be the customers’ first choice for Electrical Raceway and Mechanical Products & Solutions, by providing unmatched quality, delivery, and value based on sustainable excellence in strategy, people and processes. We inherently believe that we are most successful when we focus on living our values of accountability, teamwork, integrity, respect and excellence. We achieve this goal primarily by having annual incentives that can decrease or increase based on the subjective assessment of qualitative performance goals.

Compensation Strategy

Compensation is intended to reward employees to exert discretionary effort, apply appropriate risk analysis in decision making, and continuously improve the performance of the business. A substantial amount of executive compensation is variable and tied to the achievement of both annual and long-term incentive plan goals. To support our pay-for-performance philosophy, performance is evaluated as follows:

•	Corporate Performance—Our Annual Incentive Plan, or the “AIP,” is designed to reward the achievement of annual numerical financial goals and qualitative goals. These goals are included in the annual operating plan prepared by management and approved by our board of directors. The annual design and performance metrics apply to all executives and most other employees who are eligible for annual bonuses.

•	Business Unit Performance—The CEO reviews the performance of each business unit on the achievement of goals included in our annual operating plan consisting of both financial and qualitative measures. Based on this assessment, the CEO has been delegated the discretion by the Compensation Committee to adjust the annual incentive pool upward or downward to reflect the business unit’s performance. Generally, in the case of a business unit adjustment impacting an executive, including any of our named executive officers, the Compensation Committee will approve any such adjustment upon receiving a recommendation from the CEO (other than with respect to his own compensation).

•

Individual Performance—Our performance review process applies to all salaried employees, including the CEO and our other named executive officers. An employee’s performance is evaluated against the expectations of his or her position and the annual operating plan. Individual performance goals are established at the beginning of each fiscal year and individual performance goals are aligned with our annual operating plan. Performance under the plan is evaluated at least annually. For our named executive officers other than the CEO, the CEO will make a recommendation to the Compensation Committee for its approval due to his direct supervision of these individuals. For the CEO, these determinations are made by the Compensation Committee, subject to the final approval of our board of directors.

Total compensation is targeted at the median of comparable market data. As with our compensation philosophy generally, this strategy is intended to evolve with the business but consistently includes the following elements:

•	definition of the market for executive compensation tied to survey data sources (which, as described below, has not historically been determined by reference to a peer group);

•	determination of an appropriate pay mix for total direct compensation, consisting of defined levels of base salary, as well as short and/or long-term incentives;

•	a direct link between incentives and business results;

•	the requirement that an NEO acquire stock having a value that represents a meaningful commitment to him or her; and

•	cost efficient group welfare benefits and retirement plans which are comparable to the plans of peers with which we compete for talent.

An annual performance management process is used to establish individual goals and objectives, including for our named executive officers. Managers are required to jointly develop these individual goals and objectives with employees to ensure understanding of and accountability for the desired business results.

Process for Setting Executive Compensation

The Compensation Committee is responsible for reviewing and approving the compensation of our named executive officers and other senior management (other than the CEO) as recommended by the CEO. The Chairman of the board of directors and the Compensation Committee evaluate the CEO’s performance and, based upon the results of this performance evaluation, make a recommendation to the full board of directors to determine the CEO’s compensation.

The Compensation Committee’s annual process considers our financial performance, as well as the relative performance of the executive officers throughout the fiscal year. The timing of these determinations is set in order to enable the Compensation Committee to examine and consider our financial performance, as well as the relative performance of the executive officers, during the previous fiscal year in establishing the upcoming fiscal year’s compensation and performance goals. Throughout this process, the Compensation Committee receives input from members of management. Prior to fiscal 2016, we did not use an executive compensation consultant but have engaged and utilized Frederic W. Cook & Co., Inc. to consult with our Compensation Committee on an ongoing basis starting in fiscal 2016.

The Role of Management

The CEO recommends to the Compensation Committee compensation packages for executives who report directly to him, including the named executive officers other than himself. The Vice President of Global Human Resources also provides input to the CEO and to the Compensation Committee on compensation for each of the executives other than himself. In fiscal 2016, prior to each Compensation Committee meeting, the CEO and the Vice President of Global Human Resources were primarily responsible for preparing the materials that management presented to the Compensation Committee.

Elements of Compensation

For fiscal 2016, the principal components of compensation for our named executive officers were the following, each as described in greater detail below:

•	base salary;

•	annual incentive compensation paid in the form of cash bonuses;

•	long-term equity incentive compensation in the form of stock options; and

•	other benefits (primarily our retirement savings plan and our group health and welfare plans).

Base Salary

Base salary represents the fixed portion of our named executive officers’ total compensation. Although the Compensation Committee believes that a substantial portion of each executive officer’s total compensation should be “at risk,” the Compensation Committee also recognizes the importance of setting base salaries at levels that will attract, retain and motivate top talent. In setting annual base salary levels, the Compensation Committee takes into account competitive considerations, individual performance, and time in position, internal pay equity, and the impact on our selling, general and administrative expenses. In fiscal 2016, decisions regarding executive salaries were determined primarily by a review of salary data for the 50th percentile in the external market for similarly sized companies from a revenue perspective. In fiscal 2016, we utilized generalized survey data from the AON Hewitt TCM Executive Total Compensation survey, focusing on a data cut of companies with $1 billion to $2 billion in revenue as our primary benchmark data. This survey data included only blended data that did not identify specific companies.

Executives’ salaries vary based on a review of individual performance and the other above referenced criteria. During fiscal 2016, base salaries of the NEOs were increased following a review of the relevant salary data, such that as of the end of fiscal 2016, Mr. Williamson’s base salary of $750,000 was 92% of the market 50th percentile and all other NEO base salaries as a group were measured at 98% of the market 50th percentile. As of the end of fiscal 2016, base salaries for our active named executive officers were as follows: Mr. Williamson, $750,000; Mr. Mallak, $437,000; Mr. Schulte, $411,200; Mr. Waltz, $411,200 and Mr. Lariviere, $360,100.

Annual Incentive Plan Compensation

Following the IPO, we adopted the Atkore International Group Inc. Annual Incentive Plan, or the “AIP,” which is intended to retain and motivate our executive officers and certain other key employees by providing them with an opportunity to earn cash incentives based on our attainment of certain specified performance goals. The AIP is administered by our Compensation Committee, which will select those of our employees who will participate in the AIP for a specified performance period and will establish the applicable performance goals for such performance period no later than 90 days after the beginning of the performance period, or if earlier, the date on which 25% of the performance period has been completed. The maximum amount payable to any participant under the AIP during any given twelve-month performance period is $4 million, and this figure is proportionately increased or decreased for longer or shorter performance periods.

For our NEOs, our AIP as currently designed primarily rewards growth in Adjusted EBITDA and improvement in the number of working capital days (as defined below). Adjusted EBITDA was used in fiscal 2016 for AIP purposes and was defined for fiscal 2016 as net income (loss) before: depreciation and amortization, gain on extinguishment of debt, interest expense (net), income tax expense (benefit), restructuring and impairments, net periodic pension benefit cost, stock-based compensation, impact from anti-microbial coated sprinkler pipe, or “ABF,” product liability, consulting fees, legal settlements, transaction costs, other items, and the impact from our Fence and Sprinkler exit. Adjusted EBITDA is a non-GAAP measure which management believes is a helpful indicator of operating performance. Because it is not a measurement of performance under

GAAP, Adjusted EBITDA should not be considered as an alternative to net income (loss) or any other performance measure derived in accordance with GAAP or as an alternative to net cash provided by operating activities as measures of liquidity.

“Working capital days” improvement is a measure intended to reflect the improvement, from one fiscal year to the next, of our short term financial health and efficiency. Working capital days, both on a corporate and business unit level, is defined as the sum of “Days Sales Outstanding” (i.e., accounts receivable) and “Days Inventory on Hand” (i.e., the number of days it takes to sell our average balance of inventory) minus “Days Sales Outstanding in Account Payables” (i.e., accounts payable).

In addition, each executive has a portion of his or her AIP compensation based on personal performance factors, including, by way of example, cost management, strategic initiatives and talent development. The personal performance factors of each NEO are individually set, and, based on these personal performance factors, an NEO’s calculated annual incentive payout can be modified down (including to zero, so that no bonus is earned) or up to as much as 200% of the bonus that could have been earned in the absence of the personal performance factors. For fiscal 2016, each NEO’s personal performance factors were measured against objectives including cost management, strategic initiatives and talent development. These metrics measure the success of the most important elements of our business strategy and require us to balance increases in revenue with financial discipline to produce strong margins and a high level of cash flow. For fiscal 2016, the financial metrics applicable to the named executive officers were weighted as follows:

Metric	CEO and Chief Financial Officer (%)	Business Unit Presidents (%)	Other Executive Officers (%)
Atkore Adjusted EBITDA	75	25	75
Atkore Working Capital Days	25	—	25
Business Unit Adjusted EBITDA	—	50	—
Business Unit Working Capital Days	—	25	—

For fiscal 2016, the actual financial numbers assigned to Adjusted EBITDA and change in working capital days were as follows ($ in millions):

Metric	Threshold	Target	Maximum(1)	Actual
Atkore Adjusted EBITDA	$152.7	$190.8	$238.5	$233.8
Atkore Working Capital Days	68.8	65.5	60.3	61.5

Business Unit Adjusted EBITDA:
Mechanical Products & Solutions	$70.5	$88.2	$110.2	$82.1
Conduit & Fittings	$51.5	$64.4	$80.5	$98.3
Cable Solutions	$50.6	$63.3	$79.1	$82.8

Business Unit Working Capital Days:
Mechanical Products & Solutions	62.2	59.2	54.5	50.4
Conduit & Fittings	74.3	70.8	65.1	68.9
Cable Solutions	69.6	66.2	60.9	59.6

Payout Percentage	50%	100%	200%

(1)	Maximum achievement for the financial metric listed are uncapped at the Atkore Corporate and Business Unit levels. Maximum payout percentage is shown at 200% to show the potential range of payouts, although there is no cap on AIP achievement based on financial metrics.

Beginning in fiscal 2017, maximum achievement for all the financial metrics utilized within the Atkore AIP will be capped at 250% of target achievement. All other design features of the AIP will remain unchanged from those in fiscal 2016.

For fiscal 2016, the personal performance factor component was weighted as follows:

	Minimum	Target	Maximum
Personal Performance Factor	0%	100%	200%

For fiscal 2016, the Compensation Committee considered the following factors in determining the personal performance factor component for our named executive officers under the AIP: (i) input from the CEO; (ii) personal observation of performance; and (iii) the named executive officer’s achievement of individual objectives, which included cost management, strategic initiatives and talent development. For fiscal 2016, personal performance factors for the executive leadership team averaged 103%, with no member of the executive leadership team receiving greater than 5% above or below the target of 100%. As a result, for fiscal 2016, the qualitative evaluation of performance did not have a meaningful impact on any NEO’s annual bonus.

The table below shows the threshold, target and maximum bonus payments set for the named executive officers under the AIP for fiscal 2016, as well as the actual bonus payments that each of the named executive officers received.

Fiscal 2016 AIP Bonus Summary

The following tables summarize the calculation of the AIP bonuses earned by our NEOs for fiscal 2016:

Named Executive Officer	Target Bonus Opportunity as % of Base Salary	Atkore Adjusted EBITDA Achievement (%)(1)	Business Unit Adjusted EBITDA Achievement (%)(1)	Atkore Working Capital Days Achievement (%)(1)	Business Unit Working Capital Days Achievement (%)(1)	Bonus Payout % before Personal Performance Factor	Personal Performance Factor (%)	Final Bonus Earned as a % of Target
John P. Williamson	125	189.96	—	175.43	—	186.33	105.0	195.65
James A. Mallak	60	189.96	—	175.43	—	186.33	103.5	192.85
Michael J. Schulte	50	189.96	82.68	—	286.58	160.48	102.5	164.49
William E. Waltz	50	189.96	310.60	—	132.68	235.96	103.5	244.22
Peter J. Lariviere	50	189.96	223.08	—	225.15	215.32	104.3	224.47

Named Executive Officer	Target Bonus Opportunity as % of Base Salary	Actual ($)
John P. Williamson	125	1,834,194
James A. Mallak	60	505,659
Michael J. Schulte	50	338,190
William E. Waltz	50	502,115
Peter J. Lariviere	50	404,155

(1)	The percentages equate to the actual achievement of the relevant financial metric shown in the table of financial metrics in the “—Annual Incentive Plan Compensation” section above. The financial metrics were extrapolated (in the case of Adjusted EBITDA) or interpolated (in the case of the other performance metrics) from the percentages that correspond to threshold, target or maximum achievement levels. For example, for all of our NEOs, the 189.96% listed for Adjusted EBITDA is based on the actual achievement of this metric of $233.8 million, which has been extrapolated from the 200% payout percentage that would have resulted from achievement of $238.5 million. The business units by which our NEOs’ performance was evaluated were: Mr. Schulte, Mechanical Products and Solutions, Mr. Waltz, Conduit & Fittings and Mr. Lariviere, Cable Solutions.

Long-Term Incentives

Prior to our IPO

On May 16, 2011, our board of directors adopted the Atkore International Group Inc. Stock Incentive Plan, or the “Stock Incentive Plan.” As of September 30, 2016, there were 447,987 shares of common stock outstanding as a result of stock purchases under the Stock Incentive Plan and 6,663,974 shares underlying outstanding stock options issued under the Stock Incentive Plan.

Our board of directors uses stock options to align executives’ compensation to the return earned by stockholders, thereby incentivizing executives to increase stockholder value and to reflect the increase in our stock price. All options granted under the Stock Incentive Plan were granted with an exercise price equal to the fair market value of our shares on the date of grant. Options have an exercise price equal to $7.30 on the grant date for all options granted prior to May 7, 2014. All options granted on or after May 7, 2014 and prior to December 18, 2015 have an exercise price equal to $9.12 on the grant date. All options granted on or after December 18, 2015 and prior to February 9, 2016 have an exercise price equal to $7.30 on the grant date. All options granted under the Stock Incentive Plan vest ratably over five years unless earlier forfeited and have a term of ten years. During fiscal 2013, the Compensation Committee approved a grant strategy for the NEOs to provide new hire and one time grants to align management and stockholder interests over multiple years. The Compensation Committee has shifted back to an annual equity grant strategy following our IPO. The cost of stock options is based on the fair market value of our shares on the date of grant and is charged to selling, general and administrative expenses over the respective vesting periods.

Under the Stock Incentive Plan, an executive’s unvested stock options are canceled upon the termination of his or her employment, except for terminations due to death or disability. Upon death or disability, unvested stock options vest immediately and remain exercisable for the period specified below. In the case of a termination for “cause” (as defined in the Stock Incentive Plan), the executive’s unvested and vested stock options are canceled as of the effective date of the termination. Following a termination of employment other than for cause, vested options are canceled unless the executive exercises them within 90 days (180 days if the termination was due to death, disability or retirement) or, if sooner, prior to the options’ normal expiration date.

If we experience a “change in control” (as defined in the Stock Incentive Plan), the vesting of stock options will generally accelerate, and the options will be canceled in exchange for a cash payment equal to the change in control price per share minus the exercise price of the applicable option, unless our board of directors elects to allow alternative awards in lieu of acceleration and payment. Our board of directors also has the discretion to accelerate the vesting of options at any time and from time to time.

Following our IPO

In connection with our IPO, on May 26, 2016 our board of directors adopted the Atkore International Group Inc. 2016 Omnibus Incentive Plan, or the “Omnibus Incentive Plan,” which replaced the Stock Incentive Plan and pursuant to which we can make grants of incentive compensation to our non-employee directors, officers, employees and consultants. Awards previously granted under the Stock Incentive Plan are unaffected by the replacement of the Stock Incentive Plan with the Omnibus Incentive Plan. Under the Omnibus Incentive Plan we can make awards in the form of stock options, which may be either incentive stock options or non-qualified stock options; stock purchase rights; restricted stock; restricted stock units, or “RSUs”; performance shares, or “PSUs”; performance units; stock appreciation rights, or “SARs”; dividend equivalents; deferred share units; and other stock-based awards. Subject to adjustment as described below, a total of approximately 3.77 million shares of our common stock will be available for issuance under the Omnibus Incentive Plan. This figure represents approximately 6% of our outstanding common stock on a fully diluted basis as of May 27, 2016. As of September 30, 2016, a total of 57,125 shares were subject to outstanding awards under the Omnibus Incentive Plan. Shares issued under the Omnibus Incentive Plan may be authorized but unissued shares or shares reacquired by us. All of the shares under the Omnibus Incentive Plan may be granted as incentive stock options within the meaning of the Code. During any period that Section 162(m) of the Code is applicable to us, (1) the maximum number of stock options, SARs or other awards based solely on the increase in the value of common stock that a participant may receive in any calendar year is 1,027,500; (2) a participant may receive a maximum of 685,000 PSUs, shares of performance-based restricted stock and RSUs in any calendar year; and (3) the maximum dollar value that may be earned in connection with the grant of performance units during any calendar year may not exceed $5 million. In addition, in any calendar year, the fair market value of shares subject to awards granted to any non-employee director, and the cash paid to any non-employee director, may not exceed $500,000 in the aggregate (excluding for this purpose any additional compensation payable to a non-executive chairman for services in that capacity).

The number or amount of shares of stock, other property or cash covered by outstanding awards, the number and type of shares of stock that have been authorized for issuance under the Omnibus Incentive Plan, the exercise or purchase price of each outstanding award, and the other terms and conditions of outstanding awards, are subject to adjustment by the board of directors or the Compensation Committee (the “Administrator”) in the event of any stock dividend, extraordinary dividend, stock split or share combination or any recapitalization, merger, consolidation, exchange of shares, spin-off, liquidation or dissolution of the Company or other similar transaction affecting our common stock.

Prior to November 30, 2016, no equity awards had been made to any NEOs under the Omnibus Incentive Plan. On November 30, 2016, the Company made the following awards to the NEOs under the Omnibus Incentive Plan:

Name	Awards Under the Omnibus Incentive Plan
	Stock Options	RSUs	PSUs
John P. Williamson	69,287	28,555	52,422
James A. Mallak	14,140	5,828	10,699
William E. Waltz	14,564	6,002	11,019
Michael J. Schulte	14,564	6,002	11,019
Peter J. Lariviere	14,564	6,002	11,019

All options granted on November 30, 2016 were granted with an exercise price equal to the fair market value of our shares on the date of grant, vest ratably over three years unless earlier forfeited and have a term of ten years. Each RSU and PSU represents a right to receive a share of Company common stock in the future, if and when the RSU, or PSU, as applicable, vests. All RSUs granted vest ratably over three years unless earlier forfeited. All PSUs granted vest based on achievement of the following performance criteria, measured during a period of three fiscal years commencing on October 1, 2016: (i) 30% of each PSU award vests based on total stockholder return with respect to Company stock relative to the total stockholder return with respect to common stock of a group of companies specified in the applicable PSU award agreement, and (ii) 70% of each PSU award vests based on achievement of adjusted net income during the performance period.

Except as otherwise determined by the Administrator, upon a future “change in control” of the Company (as defined in the Omnibus Incentive Plan), unless prohibited by applicable law (including if such action would trigger adverse tax treatment under Section 409A of the Code), no accelerated vesting or cancellation of awards would occur if the awards are assumed and/or replaced in the change in control with substitute awards having the same or better terms and conditions (except that any substitute awards must fully vest on a participant’s involuntary termination of employment without “cause” or constructive termination of employment, in each case occurring within two years following the date of the change in control). To the extent that any awards are not assumed and/or replaced in this manner, then those awards would fully vest and be cancelled for the same per share payment made to the stockholders in the change in control (less, in the case of options and SARs, the applicable exercise or base price). The Administrator has the ability to prescribe different treatment of awards in the award agreements. A special rule applies to PSUs and other performance-based awards, which would be converted into time-vesting service awards upon a change in control at pro-rated levels based on target or actual performance, depending on when during the performance period the change in control occurs. All stock options, RSUs and PSUs granted to our NEOs on November 30, 2016 follow this treatment in the event of a “change in control.”

All stock options, RSUs and PSUs granted on November 30, 2016 that remain unvested at the time of the termination of NEO’s employment will be canceled upon the termination of employment, except in the event that the NEO’s employment is terminated due to the NEO’s retirement more than six months after the grant date, death or disability. Upon death or disability, unvested stock options and RSUs will vest immediately and the options will remain exercisable for the period specified below. If the NEO retires at normal retirement age (as determined by applicable Company retirement policy) more than six months after the date of grant, then so long as the NEO continues to comply with applicable restrictive covenants, his options and RSUs will remain outstanding and will continue to vest on the scheduled vesting date(s). If the NEO engages in “competitive activity” or is terminated for “cause” (as the terms are defined in the Omnibus Incentive Plan), the NEO’s unvested and vested stock options will be canceled as of the effective date of the termination. Following a termination of employment other than for cause, vested options are canceled unless the NEO exercises them within the earlier of: (i) 90 days in case of termination by the Company without cause, (ii) one year if the termination was due to death or disability, (iii) three years if the termination was due to retirement), (iv) 30 days in case the NEO terminates his employment for any reason, or (v) the time period prior to the options’ normal expiration date. Upon the NEO’s retirement at normal retirement age (as determined by applicable Company policy) more than six months after the date of grant, death or disability, the PSUs will vest at a pro-rated level based on target or actual performance, depending on when during the performance period the retirement death or disability, as applicable, occurs.

Under the Omnibus Incentive Plan, the Administrator has the right to require a NEO to forfeit and disgorge the profits of any award that vested, was paid or was settled within the twelve months prior to, or at any time after such NEO engages in “competitive activity” or is terminated for “cause” (as the terms are defined in the Omnibus Incentive Plan).

Equity Awards Procedure

The Compensation Committee generally intends to make equity grants at approximately the same time each year (during the first fiscal quarter) following our release of financial information; however, the Compensation Committee may choose to make equity awards outside an annual broad-based grant (i.e., for new hires, employee promotions, company acquisitions or for employee retention purposes). It is the Compensation Committee’s practice not to grant equity awards when the Company or its subsidiaries possess material non-public information, unless the Compensation Committee has considered the potential impact that public disclosure will have on the stock price, and the Compensation Committee has made an affirmative decision to go forward with the grant. Stock options may be granted only with an exercise price at or above the fair market value of our stock. None of our named executive officers received a grant of equity compensation during fiscal 2016.

Benefit Plans

Our benefit programs are established based upon an assessment of competitive market factors and a determination of what is needed to attract, retain and motivate high-caliber executives. Our primary benefits for our named executive officers include participation in our broad-based plans: tax-qualified defined contribution 401(k) retirement savings plan, health and dental plans and various insurance plans, including disability and life insurance. Specific to our 401(k) retirement savings plan, we match the contributions of each of our employees, including our named executive officers, at a rate of 50% of the first 6% of the employee’s contributions. Employees and named executive officers are immediately vested in both their individual contributions and company matching contributions. Our executive officers do not currently participate in or have a vested right to any defined benefit pension plans, supplemental executive retirement plans, or “SERP,” or other deferred compensation plans.

Perquisites

The perquisites that we provide to our named executive officers are not material and are not considered by our Compensation Committee in determining compensation levels of our named executive officers. These include housing allowances, cell phone stipends, group term life insurance covered, relocation expenses, employee referral bonuses and spot awards (although no named executive officer received an employee referral bonus or a spot award in fiscal 2016). For a description of the perquisites paid to our named executive officers please see the Summary Compensation Table below.

Employment and Severance Agreements

AII has entered into employment agreements with or has extended offer letters to our named executive officers for recruitment and retention purposes. The specific terms of these agreements are described below under the heading “Employment Agreements” below.

Mr. Williamson’s employment agreement (to which the Company is also a party) includes a severance arrangement negotiated in connection with his decision to become our CEO. In addition, the Compensation Committee has entered into separate severance agreements with each of Messrs. Mallak, and Waltz. The details of these agreements are described under the heading “Severance Agreements” following the “— Potential Payments upon Termination or Change in Control” table. The Compensation Committee has adopted a company severance policy covering all exempt and non-exempt salaried employees, which is described below under the heading “— Severance Policy” following the “— Potential Payments upon Termination or Change in Control” table. The Compensation Committee views these employment and severance arrangements as necessary and desirable both for recruitment and retention purposes.

Tax Deductibility of Compensation and other Company Policies

Section 162(m) of the Code imposes a $1 million limit on the amount that a public company may deduct for compensation paid to the company’s chief executive officer and three other most highly compensated executive officers (other than the principal financial officer) employed as of the end of the year. This limitation does not apply to compensation that is paid only if the executive’s performance meets pre-established objective goals based on performance criteria approved by our stockholders. In addition, certain transition relief is provided to a public company during which this deduction limitation will not apply. We intend to utilize this transition relief, and thereby to preserve the deductibility of compensation that we pay to our named executive officers, to the maximum extent practicable. However, because we believe that the primary drivers for determining the amount and form of executive compensation must be the retention and motivation of superior executive talent, we will also consider awarding compensation that may not be fully deductible if we determine that the nondeductible compensation is nonetheless in the Company’s best interests and the best interests of its stockholders.

Analysis of Risk as Related to Compensation Philosophy & Practice

With oversight from the Compensation Committee, we review our executive compensation structure to determine whether our compensation policies and practices encourage our executive officers and employees to take unnecessary or excessive risks and whether these policies and practices properly mitigate risk. As described above, our compensation structure is designed to incentivize executives and employees to achieve our financial and strategic goals as well as individual performance goals that promote long-term stockholder returns. The compensation architecture balances this design with multiple elements intended to discourage excessive risk-taking by executives and employees to obtain short-term benefits that may be harmful to us and our stockholders in the long term. We believe that our compensation program is reasonable from a risk taking perspective and that it appropriately includes (i) a balance of performance measures, including profitability, growth metrics, strategic initiatives and qualitative factors, (ii) specific individual performance goals, (iii) reasonable and limited positive potential and (iv) a longer term orientation through the use of equity awards. Based on the foregoing, we believe that our compensation programs do not create risks that are reasonably likely to have a material adverse effect on our business or results of operations.

Executive Compensation

The following table shows information regarding the total compensation paid to the named executive officers for each of our last three completed fiscal years. The compensation reflected for each individual was for their services provided in all capacities to us. Our fiscal 2016 ended on September 30, 2016.

Summary Compensation Table

Name and Principal Position	Year	Salary(1) ($)	Bonus ($)	Option Awards(2) ($)		Non-Equity Incentive Plan Compensation(3) ($)	All Other Compensation(4) ($)	Total ($)
John P. Williamson	2016	736,723	—	—		1,834,194	10,895	2,581,812
President and Chief	2015	646,154	—	—		1,583,204	9,595	2,238,953
Executive Officer	2014	586,538	—	1,327,500	(5)(6)	352,800	9,042	2,275,880

James A. Mallak	2016	447,346	—	—		505,659	12,701	965,706
Vice President and	2015	415,594	—	—		461,391	12,141	889,126
Chief Financial Officer	2014	400,111	—	566,800	(5)(6)	136,588	9,760	1,113,259

William E. Waltz	2016	420,984	—	—		502,115	10,466	933,565
President, Conduit	2015	363,992	—	—		223,041	10,414	597,447
and Fittings	2014	353,231	—	510,000	(5)(7)	150,000	15,843	1,029,074

Michael J. Schulte	2016	420,984	—	—		338,190	8,615	767,789
President, Mechanical	2015	386,539	—	—		220,431	9,638	616,608
Products & Solutions	2014	137,019	40,000	1,194,340		71,798	2,127	1,445,284

Peter J. Lariviere	2016	330,431	—	—		404,155	10,330	744,916
President, Cable Solutions	2015	269,553	—	—		206,936	8,768	485,257
	2014	219,363	—	510,000	(5)(7)	18,022	9,602	756,987

(1)	Salary data for fiscal 2016 is reflective of 27 pay periods for Messrs. Williamson, Mallak, Schulte and Waltz versus customary 26 pay periods in a normal fiscal year.
(2)	Amounts reflect the aggregate grant date fair value of stock options granted in the year computed in accordance with FASB ASC Topic 718. Assumptions used in the calculation of these values are included in Note 12 to our consolidated financial statements included elsewhere in this prospectus.
(3)	Amounts reflect annual cash incentive compensation earned under the AIP for the relevant fiscal year. For more information, see above for the section titled “— Compensation Discussion and Analysis” under the heading “— Annual Incentive Plan Compensation.”
(4)	Amounts represent certain perquisites and retirement plan contributions as shown in the following table.
(5)	During fiscal 2014, our board of directors modified the Stock Incentive Plan. The modification provides management with discretion to net settle stock option awards in cash. The modification triggered a change from equity accounting to liability accounting for all outstanding options regardless of the year of grant.
(6)	Amounts represent the change in fair value of all options held as a result of the modification referred to in footnote 5 regardless of the year of grant, computed in accordance with FASB ASC Topic 718.
(7)	Of this aggregate figure, $359,200 relates to a grant of options to each of Mr. Waltz and Mr. Lariviere, and the remaining $150,800 results from the change in the fair value of the options held by each of Mr. Waltz and Mr. Lariviere as a result of the modification referred to in footnote 5.

All Other Compensation

Name	Year	Perquisites(1) ($)	Retirement Plan Contributions(2) ($)	Total ($)
John P. Williamson	2016	3,114	7,781	10,895
	2015	1,645	7,950	9,595
	2014	1,092	7,950	9,042

James A. Mallak	2016	4,751	7,950	12,701
	2015	4,191	7,950	12,141
	2014	1,810	7,950	9,760

William E. Waltz	2016	2,639	7,827	10,466
	2015	2,464	7,950	10,414
	2014	6,693	9,150	15,843

Michael J. Schulte	2016	665	7,950	8,615
	2015	606	9,032	9,638
	2014	180	1,947	2,127

Peter J. Lariviere	2016	1,284	9,046	10,330
	2015	607	8,161	8,768
	2014	2,479	7,123	9,602

(1)	Amounts listed include payments and benefits relating to cell phone stipends, group term life insurance coverage, relocation expenses and one employee referral bonus paid to Mr. Lariviere in 2014.
(2)	Amounts reflect matching contributions made on behalf of each named executive officer to our tax-qualified 401(k) retirement savings plan.

Grants of Plan-Based Awards in Fiscal 2016

The following table summarizes cash-based awards that were granted to each of the named executive officers during fiscal 2016. No equity-based awards were granted to the named executive officers in fiscal 2016:

Name	Threshold ($)	Non-Equity Incentive Plan Awards(1) Target ($)	Maximum ($)
John P. Williamson	468,750	937,500	1,875,000
James A. Mallak	131,100	262,200	524,400
William E. Waltz	102,800	205,600	411,200
Michael J. Schulte	102,800	205,600	411,200
Peter J. Lariviere	90,025	180,050	360,100

(1)	Amounts in these columns represent potential annual performance bonuses that the named executive officers could have earned under the AIP for fiscal 2016. The maximum amount shown is based solely on 200% of target payout. Because financial metrics utilized in the plan are uncapped and personal performance factors can increase an individual’s payout, the actual amount earned could be greater than the amounts shown.

Outstanding Equity Awards at 2016 Fiscal Year-End

The following table shows, for each of the named executive officers, all equity awards that were outstanding as of September 30, 2016.

Name	Option Grant Date	Number of Securities Underlying Unexercised Options Exercisable(#)	Number of Securities Underlying Unexercised Options Unexercisable (#)(1)	Option Exercise Price ($)	Option Expiration Date
John P. Williamson	6/10/2011	548,000	—	7.30	6/10/2021
	12/7/2011	87,680	21,920	7.30	12/7/2021
	12/7/2012	287,700	191,800	7.30	12/7/2022
James A. Mallak	7/30/2012	98,640	24,660	7.30	7/30/2022
	12/7/2012	172,620	115,080	7.30	12/7/2022
William E. Waltz	2/24/2014	24,660	16,440	7.30	2/24/2024
	2/24/2014	82,200	54,800	7.30	2/24/2024
	5/22/2014	43,840	65,760	9.12	5/22/2024
Michael J. Schulte	5/12/2014	52,608	78,912	9.12	5/12/2024
	5/12/2014	93,160	139,740	9.12	5/12/2024
Peter J. Lariviere	10/21/2013	24,660	16,440	7.30	10/21/2023
	10/21/2013	82,200	54,800	7.30	10/21/2023
	5/22/2014	43,840	65,760	9.12	5/22/2024

(1)	The Company’s stock options vest ratably over 5 years.

Option Exercises and Stock Vested in Fiscal 2016

No options were exercised by our NEOs and no stock vested in fiscal 2016.

Employment Agreements and Offer Letters

John P. Williamson. On May 23, 2011, the Company and AII entered into an employment agreement with Mr. Williamson in connection with his commencement of employment on June 1, 2011 as President and Chief Executive Officer of AII and the Company and a director of the Company. The agreement provides for an annual base salary of not less than $500,000 and eligibility for annual incentive bonuses, subject to meeting performance goals set annually by the Compensation Committee. The agreement also provided for a cash signing bonus of $1,000,000. Currently, Mr. Williamson has purchased 137,000 shares of common stock and has been granted 1,137,100 options.

James A. Mallak. On February 29, 2012, AII appointed Mr. Mallak as Chief Financial Officer and Principal Accounting Officer effective March 5, 2012. In connection with his appointment, Mr. Mallak and AII entered into an offer letter on February 17, 2012, which provides for an annual base salary of $375,000 and eligibility for annual incentive bonuses, subject to meeting performance goals set annually by the Compensation Committee. Mr. Mallak also received a cash signing bonus of $150,000. Currently, Mr. Mallak has purchased 41,100 shares of common stock and has been granted 411,000 options.

William E. Waltz. On July 6, 2013, AII entered into an offer letter with Mr. Waltz in connection with his appointment as President, PVC Atkore International. The offer letter provides for an annual base salary of $350,000 and eligibility for annual incentive bonuses, subject to meeting performance goals set annually by the Compensation Committee. Mr. Waltz also received a cash signing bonus of $100,000. Currently, Mr. Waltz has purchased 13,700 shares of common stock and has been granted 287,700 options.

Michael J. Schulte. On May 12, 2014, AII entered into an offer letter with Mr. Schulte in connection with his appointment as President, Unistrut International. The offer letter provides for an annual base salary of $375,000 and eligibility for annual incentive bonuses, subject to meeting performance goals set annually by the Compensation Committee. Mr. Schulte also received a cash signing bonus of $40,000. Currently, Mr. Schulte has purchased 43,840 shares of common stock and has been granted 364,420 options.

Peter J. Lariviere. On July 9, 2013, AII entered into an offer letter with Mr. Lariviere in connection with his appointment as Vice President and Chief Operating Officer of AFC Cable systems. The offer letter provides for an annual base salary of $235,000 and eligibility for annual incentive bonuses, subject to meeting performance goals set annually by the Compensation Committee. Mr. Lariviere also received a cash signing bonus of $200,000. Currently, Mr. Lariviere has purchased 13,700 shares of common stock and has been granted 287,700 options.

Pension Benefits and Non-Qualified Deferred Compensation

Our named executive officers do not currently participate in any tax-qualified or non-qualified defined benefit pension plans, and we do not currently sponsor any non-tax qualified deferred compensation plans. Our named executive officers do participate in our tax-qualified 401(k) retirement savings plan, under which we match the contributions of each of our employees, including our named executive officers, at a rate of 50% of the first 6% contributed by each employee. Employees and named executive officers are immediately vested in the matching contributions. Matching contribution amounts can be found in the “All Other Compensation” table under the heading “Retirement Plan Contributions.” We intend to adopt a non-qualified supplemental defined contribution plan to provide a supplemental matching contribution to those of our executives (including our named executive officers) who are limited in their ability to defer compensation under our qualified 401(k) retirement savings plan due to compensation limits under the Code.

Potential Payments upon Termination or Change in Control

The following table summarizes the severance benefits that would have been payable to each of the named executive officers upon termination of their employment or the occurrence of a change in control, assuming that the triggering event or events occurred on September 30, 2016. The specific benefits that would have been payable are further described in the footnotes and narrative discussion following the table.

Name / Form of Compensation	Change in Control ($)	With Cause ($)	Without Cause or With Good Reason ($)	Resignation ($)	Death or Disability ($)	Retirement ($)
John P. Williamson(1)
Severance	—	—	3,375,000	—	—	—
Benefit & Perquisite Continuation	—	—	32,533	—	18,522	—
Accelerated Vesting of Equity Awards(3)	13,008,424	—	—	—	2,444,957	—

James A. Mallak(1)
Severance	—	—	437,000	—	—	—
Benefit & Perquisite Continuation	—	—	22,848	—	—	—
Accelerated Vesting of Equity Awards(3)	4,701,840	—	—	—	1,598,625	—

William E. Waltz(1)
Severance	—	—	411,200	—	—	—
Benefit & Perquisite Continuation	—	—	31,242	—	—	—
Accelerated Vesting of Equity Awards(3)	3,091,816	—	—	—	1,447,597	—

Michael J. Schulte(2)
Severance	—	—	205,600	—	—	—
Benefit & Perquisite Continuation	—	—	32,176	—	—	—
Accelerated Vesting of Equity Awards(3)	3,503,123	—	—	—	2,100,835	—

Peter J. Lariviere(2)
Severance	—	—	180,050	—	—	—
Benefit & Perquisite Continuation	—	—	23,815	—	—	—
Accelerated Vesting of Equity Awards(3)	3,091,816	—	—	—	1,447,597	—

(1)	Under the terms of his employment agreement, if Mr. Williamson is terminated without “cause” or for “good reason” (as defined in his employment agreement), he is eligible to receive 200% of his base salary and 200% of his target bonus, to be paid over 24 months, as well as continued health and welfare insurance benefits at active employee rates for 18 months post-termination. If Mr. Williamson is terminated due to death or disability, he or his beneficiaries are eligible for continued participation in our health and welfare benefit plans for 18 months post-termination.

Under the terms of their respective severance agreements, if either Messrs. Mallak or Waltz is terminated without “cause” or for “good reason” (as defined in their respective severance agreements), they are each eligible to receive a severance payment equal to their respective base salary, to be paid in 12 equal monthly installments on dates corresponding to our standard pay practices, and a pro-rated portion of their respective bonus, as well as continued participation in our health and welfare benefit plans until the earlier of the end of their respective 12-month severance pay period or the date such person becomes eligible for coverage under another employer health plan.

For all of the NEOs, the “Benefit & Perquisite Continuation” row includes the estimated cost of outplacement services that would be provided to the NEO ($14,000 in the case of Mr. Williamson, and $10,500 for the other NEOs).

(2)	Under the Severance Policy (described below), as of the last day of fiscal 2016, Messrs. Schulte and Lariviere were eligible to receive 26 weeks of severance payments and 26 weeks of continuing health and welfare benefits coverage, as well as outplacement services.

(3)	Under the Stock Incentive Plan, unvested stock options are cancelled upon termination of employment, except for termination due to death or disability. Upon a “change in control” (as defined in the Stock Incentive Plan) or upon a death or disability termination, the vesting of stock options will generally accelerate, and, in the case of a change in control, the options will be cancelled in exchange for a cash payment equal to the change in control price minus the exercise price of the applicable option, unless our board of directors elects to allow alternative awards in lieu of acceleration and payment. For more information, see “— Long Term Incentives” in the section “— Compensation Discussion and Analysis.” The amounts set forth in this row include, for each named executive officer, in the “change in control column”, the number of vested and unvested options held by the executive officer as of the end of fiscal 2016 multiplied by the fair market value of our common stock as of that date, which was $18.74; and in the “death or disability” column, the number of unvested options held by the executive officer as of the end of fiscal 2016 multiplied by the fair market value of our common stock as of that date.

Severance Agreements

We and AII are parties to a severance arrangement with Mr. Williamson as part of his employment agreement. If Mr. Williamson’s employment is terminated without “cause” or due to “good reason” (as each is defined in his employment agreement), then, subject to his execution of a general release of claims, he will be entitled to (i) receive a severance payment equal to 200% of his target bonus plus 200% of his then-current base salary, to be paid out in equal installments during the 24 months following the termination of his employment, and (ii) participate in our health and welfare insurance plans at active employee rates for 18 months post-termination. If his employment is terminated due to his death or disability, he, or his beneficiaries, will be entitled to participate in our health and welfare insurance plans at active employee rates during the 18 months following termination. Mr. Williamson is subject to noncompetition restrictions during the term of his employment and for a one-year period after his employment ends for any reason, and he is subject to non-solicitation restrictions during the term of his employment and for a two-year period after his employment ends for any reason.

AII has also entered into a severance agreement with each of Messrs. Mallak and Waltz. Each severance agreement provides for severance payments and benefits to the respective named executive officer if his employment is terminated by AII and its affiliates without “cause” or if any such named executive officer terminates his employment for “good reason” (as each is defined in their respective severance agreements), subject to their respective execution of a general release and waiver of claims. The severance payment and benefits under their respective severance agreements include (i) a cash severance payment in an amount equal to one times annual base salary in effect immediately prior to their respective termination, to be paid in equal installments on our standard payroll schedule; (ii) a pro-rated portion of any discretionary bonuses that each would have been eligible to receive had their respective employment continued through the end of the fiscal year in which their respective termination occurs (provided that all applicable performance measures for payment of such bonuses have actually been met); and (iii) health benefits coverage continued until the earlier of the end of their respective severance pay period or the date such named executive officer becomes eligible for coverage under another employer health plan. Additionally, Mr. Mallak and Mr. Waltz are subject to non-competition and non-solicitation restrictions for one year post-termination, as well as ongoing obligations of confidentiality and non-disparagement.

Severance Policy

On May 9, 2012, the Compensation Committee adopted a severance policy, or the “Severance Policy,” which applies to all U.S. exempt and non-exempt salaried employees and international employees to the extent permitted by applicable law. The Severance Policy does not apply to those employees covered by a collective bargaining agreement or an employment contract that supersedes the Severance Policy. The Severance Policy generally provides for severance payments and benefits to covered employees with at least six months of continuous service who are involuntary terminated due to (i) lack of work or reductions in workforce; (ii) facility closure or sale, unless the employee is offered a reasonably comparable position, compensation and benefits by us or a successor company; (iii) the employee’s refusal to relocate to a job which is more than 50 miles away from the employee’s then current worksite; and (iv) any other reason determined to warrant severance payments and benefits. Covered employees who are terminated for poor performance despite their reasonable efforts are eligible to receive half of the severance payments and benefits described below. The Severance Policy does not apply to employees who are voluntarily terminated, temporarily laid-off, or who are terminated for “cause” (as defined in the Severance Policy). Prior to receiving any severance payments and benefits, the employee must execute a legal release and non-compete agreement. The severance payments and termination benefits available under the Severance Policy are based upon the employee’s compensation band level and length of service from the employee’s most recent date of hire. Depending on their compensation band level, separated employees are eligible to receive between one and two weeks of severance payments and benefits for each full year of service, subject to certain minimum and maximum severance periods for each compensation band level. Compensation band level is determined by the employee’s then-current job position. We will also pay the employer portion of the cost of continuation coverage under COBRA for the employee’s medical, prescription drug and dental benefits for a period equal to the applicable severance period or until the employee is eligible for alternative coverage, whichever occurs first. Additionally, we typically will provide outplacement services to separated employees. Messrs. Schulte and Lariviere are the only NEOs who participate in the Severance Policy.

Equity Compensation Plan Information

The following table contains information, as of January 17, 2017, about the amount of our common shares to be issued upon the exercise of outstanding options and RSUs granted under the Stock Incentive Plan and the Omnibus Incentive Plan.

Plan Category	Number of Securities to be Issue Upon Exercise of Outstanding Options, Warrants and Rights (1)	Weighted Average Exercise Price of Outstanding Options	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (excluding securities reflected in first column)
Equity compensation plans approved by shareholders	6,637,143	$8.18	3,140,618
Equity compensation plans not approved by shareholders	—	—	—
Total	6,637,143	$8.18	3,140,618

(1)	The figures in this column reflect 6,204,402 stock options, 248,723 RSUs and 184,018 PSUs granted to officers and directors pursuant to the Stock Incentive Plan and Omnibus Incentive Plan.

Director Compensation

For so long as the consulting agreement with CD&R, as described in “Certain Relationships and Related Transactions—Consulting Agreements”, remains in effect, no director affiliated with CD&R is compensated by the Company for any services as a director. Subject to limitations set forth in the consulting agreement, the Company reimburses its directors for reasonable out-of-pocket expenses incurred by them for attending meetings of our board of directors and committees thereof. During fiscal 2015, we appointed an independent outside director and in fiscal 2016 we appointed three additional independent outside directors.

Our non-employee directors who are not affiliated with CD&R are paid an annual retainer fee of $75,000, which was paid at the beginning of their service on the board of directors (annual service on the board of directors runs on the Board Calendar year, which begins as of the date of the annual meeting of stockholders each year) prior to our IPO, and has been paid quarterly on a prospective basis following our IPO. In addition, the chairperson of the Audit Committee receives an additional annual cash retainer of $20,000 and the chairperson of the Compensation Committee receives an additional annual cash retainer of $15,000. Prior to our IPO, each non-employee director was also awarded an initial stock grant in the form of Restricted Stock Units, or “RSUs” equivalent in value to $100,000.

Mr. Zeffiro’s service on the board of directors began in May of 2015 at which time he was paid $95,000, which included compensation for his service as the Audit Committee Chairperson, and granted a number of RSUs equal in value to $100,000. These payments fell within the Company’s 2015 fiscal year. Mr. Zeffiro did not receive any other compensation from the Company until June of 2016, when he was paid the equivalent of half of his annual retainer fee ($37,500) and one half of the Audit Chairperson fee ($10,000). He also received compensation at the end of August of 2016 equal to one quarter of his annual retainer fee ($18,750) and one quarter of his Audit Committee Chairperson fee ($5,000).

Ms. Isbell and Messrs. VanArsdale and Muse each received a $93,750 cash retainer for their service on our board of directors during fiscal 2016, which included an additional payment ($18,750) for their service from October 2015 through February 2016. In addition, Ms. Isbell received a cash retainer of $14,250 for her service as the chairperson of our Compensation Committee, which was pro-rated for the time that she served as the chairperson during fiscal 2016.

Beginning with the 2017 Board Calendar year, which will begin on the date of the 2017 Annual Meeting of Stockholders, we intend to change the compensation of our non-employee directors who are not affiliated with CD&R by replacing the one-time grant of RSUs with an annual equity award of RSUs with a value at the time of grant equal to $85,000. In addition, the chairperson of the Nominating and Governance Committee will receive an additional annual cash retainer of $10,000. RSUs will generally be subject to a one-year vesting schedule based on the director’s continued services to us.

The compensation paid to our non-employee directors quantified in the table below reflects payments and grants made by the Company during fiscal 2016.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)	Total ($)
A. Mark Zeffiro	71,250	—	—	—	—	71,250
Jeri L. Isbell	108,000	100,000	—	—	—	208,000
William VanArsdale	93,750	100,000	—	—	1,432	195,182
Scott H. Muse	93,750	100,000	—	—	397	194,147

(1)	Ms. Isbell and Messrs. VanArsdale and Muse were each granted 7,612 RSUs at a per share value of $13.14. The RSUs were immediately vested upon grant. Mr. Zeffiro was not granted any stock awards during fiscal 2016.
(2)	All other compensation includes payments made for travel expenses related to Messrs. VanArsdale and Muse’s service on our board of directors.

Compensation Committee Report

The Company’s Compensation Committee has reviewed the Compensation Discussion and Analysis and discussed it with management and, based on such review and discussions, has recommended to the Board that the Compensation Discussion and Analysis should be included in this Proxy Statement.

Jeri L. Isbell, (Chairperson)

Philip W. Knisely

William R. VanArsdale

This Compensation Committee Report is required by the SEC and, in accordance with the SEC’s rules, will not be deemed to be part of or incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, except to the extent that we specifically incorporate this information by reference, and will not otherwise be deemed “soliciting material” or “filed” under either the Securities Act or the Exchange Act.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information as of January 17, 2017 with respect to the ownership of our common stock by:

•	each person known to own beneficially more than five percent of our common stock;

•	each of our directors;

•	each of our named executive officers; and

•	all of our current executive officers and directors as a group.

The amounts and percentages of shares beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under SEC rules, a person is deemed to be a “beneficial owner” of a security if that person has or shares voting power or investment power, which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Securities that can be so acquired are deemed to be outstanding for purposes of computing such person’s ownership percentage, but not for purposes of computing any other person’s percentage. Under these rules, more than one person may be deemed to be a beneficial owner of the same securities, and a person may be deemed to be a beneficial owner of securities as to which such person has no economic interest.

Percentage computations are based on approximately 63,111,090 shares of our common stock outstanding as of January 17, 2017.

Except as otherwise indicated in these footnotes, each of the beneficial owners listed has, to our knowledge, sole voting and investment power with respect to the indicated shares of common stock. Unless otherwise set forth in the footnotes to the table, the address for each listed stockholder is c/o Atkore International Group Inc., 16100 South Lathrop Avenue, Harvey, Illinois 60426.

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percent (%)
CD&R Allied Holdings, L.P.(1)	40,810,377	64.7
Philip W. Knisely(2)	—	—
John P. Williamson(3)	1,178,200	1.9
James A. Mallak(3)	394,560	*
William E. Waltz(3)	164,400	*
Michael J. Schulte(3)	189,608	*
Peter J. Lariviere(3)	164,400	*
James G. Berges(1)(2)	40,810,377	64.7
Jeri L. Isbell(4)	7,612	*
Scott H. Muse(4)	7,612	*
Nathan K. Sleeper(1)(2)	40,810,377	64.7
William VanArsdale(4)	7,612	*
A. Mark Zeffiro(4)	10,960	*
Jonathan L. Zrebiec(1)(2)	40,810,377	64.7
All current directors and executive officers as a group (15 persons)(1)(3)(4)	43,414,840	68.8

*	Less than one percent.
(1)

CD&R Associates VIII, Ltd., or “CD&R Holdings GP”, as the general partner of CD&R Investor, CD&R Associates VIII, L.P., as the sole stockholder of CD&R Holdings GP, and CD&R Investment Associates VIII, Ltd., as the general partner of CD&R Associates VIII, L.P., may each be deemed to beneficially own the shares of the Company’s common stock. Each of CD&R Holdings GP, CD&R Associates VIII, L.P. and CD&R Investment Associates VIII, Ltd. expressly disclaims beneficial ownership of the shares of the Company’s common stock in which CD&R Investor has beneficial ownership. CD&R Investment Associates VIII, Ltd. is managed by a two-person board of directors. Donald J. Gogel and Kevin J. Conway, as the directors of CD&R Investment Associates VIII, Ltd., may be deemed to share beneficial ownership of the shares of the Company’s common stock in which CD&R Investor has beneficial ownership. Such persons expressly disclaim such beneficial ownership. Investment and voting decisions with respect to the shares of the Company’s common stock held by CD&R Investor are made by an investment committee of limited partners of CD&R Associates VIII, L.P., the “Investment Committee.” The CD&R investment professionals who have effective voting control of the Investment Committee are Michael G. Babiarz, Vindi Banga, James G. Berges, John C. Compton, Kevin J. Conway, Russell P. Fradin, Thomas C. Franco, Kenneth A. Giuriceo, Donald J. Gogel, Jillian Griffiths, Marco Herbst, Sarah Kim, John Krenicki, Jr., David A. Novak, Paul S. Pressler, Ravi Sachdev, Christian Rochat, Richard J. Schnall, Stephen W. Shapiro, Nathan K. Sleeper, Derek L. Strum, Sonja Terraneo, David H. Wasserman and Jonathan L. Zrebiec. Messrs. Berges, Sleeper and Zrebiec are directors of Atkore. All members of the Investment Committee expressly disclaim beneficial ownership of the shares shown as beneficially owned by CD&R Investor, Mr. Berges, Mr. Sleeper or Mr. Zrebiec. The address for each of CD&R Investor, CD&R Holdings GP, CD&R Associates VIII, L.P., and CD&R Investment Associates VIII, Ltd. is c/o Maples Corporate Services Limited, PO Box 309, Ugland House, South Church Street, George Town, Grand Cayman, KY1-1104, Cayman Islands.
(2)	Messrs. Knisely, Berges, Sleeper and Zrebiec are directors of Atkore. Messrs. Berges, Sleeper and Zrebiec are partners of CD&R and Mr. Knisely is an operating advisor to CD&R funds. They expressly disclaim beneficial ownership of the shares held by CD&R Investor. The address for Messrs. Knisely, Berges, Sleeper and Zrebiec is c/o Clayton, Dubilier & Rice, LLC, 375 Park Avenue, New York, New York 10152.
(3)	Includes shares which the current executive officers have the right to acquire prior to March 18, 2017 through the exercise of stock options or vesting of RSUs: Mr. Williamson, 1,041,200, Mr. Mallak, 353,460, Mr. Waltz, 150,700, Mr. Schulte, 145,768, and Mr. Lariviere, 150,700. All current executive officers as a group have the right to acquire 2,280,228 shares prior to March 18, 2017 through the exercise of stock options or vesting of RSUs.
(4)	Includes RSUs granted to the directors for board service that were immediately vested upon grant: Ms. Isbell, 7,612 RSUs, Mr. Muse, 7,612 RSUs, Mr. VanArsdale, 7,612 RSUs, and Mr. Zeffiro, 10,960 RSUs.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers, and persons who own more than ten percent of the Company’s common stock, to file with the SEC reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company and to furnish such reports to the Company. To the Company’s knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended September 30, 2016, all Section 16(a) filing requirements applicable to directors, executive officers and greater than ten percent beneficial owners were complied with by such persons.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Policies and Procedures for Related Person Transactions

Our board of directors has approved policies and procedures with respect to the review and approval of certain transactions between us and a “Related Person,” or a “Related Person Transaction,” which we refer to as our “Related Person Transaction Policy.” Pursuant to the terms of the Related Person Transaction Policy, our board of directors, acting through our Audit Committee, must review and decide whether to approve or ratify any Related Person Transaction. Any Related Person Transaction is required to be reported to our legal department, which will then determine whether it should be submitted to our Audit Committee for consideration. The Audit Committee must then review and decide whether to approve any Related Person Transaction.

For the purposes of the Related Person Transaction Policy, a “Related Person Transaction” is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which we (including any of our subsidiaries) were, are or will be a participant and the amount involved exceeds $120,000, and in which any Related Person had, has or will have a direct or indirect interest.

A “Related Person,” as defined in the Related Person Transaction Policy, means any person who is, or at any time since the beginning of our last fiscal year was, a director or executive officer of Atkore or a nominee to become a director of Atkore; any person who is known to be the beneficial owner of more than five percent of our common stock; any immediate family member of any of the foregoing persons, including any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law of the director, executive officer, nominee or more than five percent beneficial owner, and any person (other than a tenant or employee) sharing the household of such director, executive officer, nominee or more than five percent beneficial owner; and any firm, corporation or other entity in which any of the foregoing persons is a general partner or, for other ownership interests, a limited partner or other owner in which such person has a beneficial ownership interest of ten percent or more.

Stockholders Agreement

In connection with our IPO, we entered into the Stockholders Agreement with the CD&R Investor. The Stockholders Agreement grants the CD&R Investor the right to designate for nomination for election to our board of directors a number of CD&R Designees equal to:

•	at least a majority of the total number of directors comprising our board of directors at such time as long as the CD&R Investor beneficially owns at least 50% of the outstanding shares of our common stock;

•	at least 40% of the total number of directors comprising our board of directors at such time as long as the CD&R Investor beneficially owns at least 40% but less than 50% of the outstanding shares of our common stock;

•	at least 30% of the total number of directors comprising our board of directors at such time as long as the CD&R Investor beneficially owns at least 30% but less than 40% of the outstanding shares of our common stock;

•	at least 20% of the total number of directors comprising our board of directors at such time as long as the CD&R Investor beneficially owns at least 20% but less than 30% of the outstanding shares of our common stock; and

•	at least 5% of the total number of directors comprising our board of directors at such time as long as the CD&R Investor beneficially owns at least 5% but less than 20% of the outstanding shares of our common stock.

For purposes of calculating the number of CD&R Designees that the CD&R Investor is entitled to nominate pursuant to the formula outlined above, any fractional amounts would be rounded up to the nearest whole number and the calculation would be made on a pro forma basis after taking into account any increase in the size of our board of directors.

With respect to any vacancy of a CD&R designated director, the CD&R Investor will have the right to designate a new director for election by a majority of the remaining directors then in office. The Stockholders Agreement provides that a CD&R Designee will serve as the Chairman of our board of directors as long as the CD&R Investor beneficially owns at least 25% of the outstanding shares of our common stock. The Stockholders Agreement also grants to the CD&R Investor certain other rights, including specified information and access rights.

Registration Rights Agreement

In connection with our IPO, we entered into a registration rights agreement with the CD&R Investor. The registration rights agreement grants to the CD&R Investor the right to cause us, at our expense, to use our reasonable best efforts to register shares held by the CD&R Investor for public resale, subject to specified limitations. If we register any of our common stock, the CD&R Investor and the other parties to the registration rights agreement also have the right to require us to use reasonable best efforts to include shares of our common stock held by them, subject to specified limitations, including as determined by the underwriters. The registration rights agreement provides for us to indemnify the CD&R Investor and its affiliates in connection with the registration of our common stock.

Investment Agreement

Prior to December 2010, we were operated as the TEMP business of Tyco. In December 2010, pursuant to the terms of the Investment Agreement by and among the CD&R Investor, the Tyco Seller, Tyco and AIH, (i) the CD&R Investor acquired shares of a newly created class of our cumulative convertible preferred stock that initially represented 51% of our outstanding capital stock (on an as-converted basis) and (ii) we issued shares of our common stock to the Tyco Seller that initially represented the remaining 49% of our outstanding capital stock. On April 9, 2014, we acquired all of the shares of our common stock held by the Tyco Seller for an aggregate cash purchase price of approximately $250.0 million.

Indemnification

Under the terms and subject to the conditions and restrictions in respect of indemnification claims set forth in the Investment Agreement, we agreed to indemnify the Tyco Seller, its affiliates and each of its and its affiliates’ representatives from and against any and all, or in the case of the third bullet below, 85% of, losses to the extent arising out of the following:

•	the operations and liabilities of TEMP and Atkore before or after the closing of the Transactions (except to the extent that Atkore or the CD&R Investor is otherwise entitled to indemnification);

•	certain pending, threatened and future litigation claims relating to the alleged incompatibility of our ABF II anti-microbial coated sprinkler pipe with chlorinated PVC pipes or fittings, (the “Special Products Claims”) where there is no claim that the Tyco Seller or its affiliates provided the applicable chlorinated PVC pipes or fittings or installation services, subject in the case of future Special Products Claims not existing as of the date of the Investment Agreement to a cap of $13 million in respect of cumulative Atkore losses, other than losses paid prior to the closing of the Transactions, arising out of all future Special Products Claims not existing as of the date of the Investment Agreement, or the “Special Products Deductible”;

•	Special Products Claims, where there is a claim that the Tyco Seller or its affiliates provided the applicable chlorinated PVC pipes or fittings or installation services, subject, in respect of future Special Products Claims not existing as of the date of the Investment Agreement, to the Special Products Deductible;

•	the failure by Atkore to comply with its covenants or agreements in the Investment Agreement to be performed in whole or in part following the closing of the Transactions; and

•	post-closing taxes of Atkore.

Under the terms and subject to the conditions, restrictions and limitations in respect of indemnification claims set forth in the Investment Agreement, Tyco and the Tyco Seller agreed to indemnify us and each of our and our affiliates’ representatives from and against any and all, or in the case of the sixth bullet below, 15% of, losses to the extent arising out of the following:

•	inaccuracies of or breaches by the Tyco Seller of its representations and warranties made in the Investment Agreement;

•	the failure by the Tyco Seller to comply with its covenants or agreements in the Investment Agreement;

•	the operations and liabilities of Tyco and its affiliates (other than in respect of TEMP) before or after the closing of the Transactions (except to the extent that the Tyco Seller is otherwise entitled to indemnification);

•	any modification to the reorganization steps to be performed prior to the closing of the Transactions and set forth in the Investment Agreement and the schedules thereto;

•	future Special Products Claims not existing as of the date of the Investment Agreement in excess of the Special Products Deductible;

•	Special Products Claims, where there is a claim that Tyco Seller or its affiliates provided the applicable chlorinated PVC pipe or fittings or installation services; and

•	pre-closing taxes of Atkore or its subsidiaries.

Since fiscal 2011, we have made total payments of approximately $6.7 million with respect to claims existing as of the date of the Investment Agreement which are not subject to the $13 million Special Products Deductible, all of which were made to third parties. Costs relating to claims not existing as of the date of the Investment Agreement are subject to the Special Products Deductible and we estimate that since fiscal 2011 we have made total payments of approximately $3 million with respect to such claims, all of which were also made to third parties. We and Tyco are in litigation over whether certain claims in Canada are properly Special Products Claims. Tyco seeks reimbursement of defense costs (approximately $1.7 million) and assumption of the ongoing defense as well as reimbursement for any liability exposure. As with other pending Special Products Claims, the amount claimed by plaintiffs in the underlying Canadian claims has not been specified. We dispute the indemnification claim, and would dispute the underlying claims if they are determined to be Special Products Claims, and do not believe the overall liability, if any, will be material.

Repurchase of Common Stock Held by Tyco and Conversion of Preferred Stock Held by CD&R Investor

On April 9, 2014, we acquired all of the shares of our common stock held by the Tyco Seller for an aggregate cash purchase price of approximately $250.0 million. As a result of the sale of the Tyco Seller’s ownership interest, Tyco and its subsidiaries are no longer considered related parties and are not reported as such for periods after April 9, 2014.

Also on April 9, 2014, the CD&R Investor converted shares of preferred stock held by it into shares of our common stock.

Consulting Agreements

In connection with the closing of the Transactions, we, AIH and AII entered into separate consulting agreements with CD&R and Tyco International Management Company, LLC (the “Tyco Manager”). The consulting agreement with the Tyco Manager was terminated on April 9, 2014 as a result of our repurchasing all of our common stock held by the Tyco Seller. As discussed below, the consulting agreement with CD&R was terminated on June 15, 2016 in connection with our IPO.

Pursuant to the consulting agreement with CD&R, CD&R provided us with financial, investment banking, management, advisory and other services. The annual consulting fee payable to CD&R under the consulting agreement was $3.5 million, plus out-of-pocket expenses. We were also required to pay CD&R a fee equal to 1.0% of the transaction value of certain financing and acquisition or disposition transactions completed by us, plus out-of-pocket expenses, or such lesser amount as CD&R and we may agree.

Prior to April 9, 2014, we paid a $6.0 million annual consulting fee to CD&R and Tyco based on their pro rata ownership percentages. The fee paid to Tyco in fiscal 2014 was pro-rated through April 9, 2014. Subsequently, CD&R’s annual advisory fee was reduced to $3.5 million. We recorded aggregate consulting fees related to the consulting agreements of $3.5 million, $4.9 million and $6.0 million for fiscal 2015, 2014 and 2013, respectively.

In connection with our IPO in June 2016, we entered into a termination agreement with CD&R, pursuant to which the parties agreed to terminate the ongoing consulting fee described above. Pursuant to the termination agreement, we paid CD&R a termination fee of $12.8 million. Thereafter, the annual consulting fee terminated. No transaction fee was payable to CD&R under the consulting agreement as a result of the IPO.

Indemnification Agreements

In connection with the closing of the Transactions, we, AIH and AII entered into separate indemnification agreements (the “Indemnification Agreements”) with (i) CD&R and the CD&R Investor, referred to collectively as the CD&R Affiliates and (ii) with Tyco, the Tyco Seller and the Tyco Manager, referred to collectively as the Tyco Affiliates. In addition, we entered into separate indemnification agreements with each of our directors.

Under the Indemnification Agreements, we, AIH and AII, subject to specified limitations, jointly and severally agreed to indemnify the CD&R Affiliates, the Tyco Affiliates and certain of their respective affiliates against specified liabilities arising out of performance of the consulting agreement and certain other claims and liabilities. Under the indemnification agreements with our directors, we, subject to specified limitations, jointly and severally agreed to indemnify the directors against certain liabilities arising out of their service as one of our directors.

Our indemnification obligations under the Indemnification Agreements are primary to any similar rights to which any indemnitee may be entitled under any other agreement or document.

In connection with our IPO, we entered into indemnification agreements with our directors. The indemnification agreements provide the directors with contractual rights to the indemnification and expense advancement rights. See “Description of Capital Stock—Limitations on Liability and Indemnification.”

Transactions with Other Related Parties

During fiscal 2014, affiliates of CD&R owned up to approximately 19% and 9% equity positions in two of our customers to which we sold an aggregate of $105.7 million of products in fiscal 2014. Affiliates of CD&R began to sell down their equity positions in both of these customers during fiscal 2013 and completed their respective exits in fiscal 2015 and fiscal 2014. Management believes that sales to these customers were conducted on an arm’s-length basis at prices that an unrelated third party would pay.

In addition, during fiscal 2014, we sold an aggregate of and $10.1 million of products to Tyco and its affiliates. As a result of the sale of Tyco’s ownership interest in us on April 9, 2014, Tyco was no longer a related party after that date. See Note 3 to our audited consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended September 30, 2016.

REPORT OF THE AUDIT COMMITTEE

The principal purpose of the Audit Committee is to assist the board of directors in its general oversight of our accounting practices, system of internal controls, audit processes and financial reporting processes. The Audit Committee is responsible for appointing and retaining our independent auditor and approving the audit and non-audit services to be provided by the independent auditor. The Audit Committee’s function is more fully described in its charter.

Our management is responsible for preparing our financial statements and ensuring they are complete and accurate and prepared in accordance with generally accepted accounting principles. Deloitte & Touche LLP, our independent registered public accounting firm for fiscal 2016, was responsible for performing an independent audit of our consolidated financial statements and expressing an opinion on the conformity of those financial statements with generally accepted accounting principles.

The Audit Committee has reviewed and discussed our audited financial statements for the fiscal year ended September 30, 2016 with management and with Deloitte & Touche LLP. These audited financial statements are included in our Annual Report on Form 10-K for the fiscal year ended September 30, 2016.

The Audit Committee has also discussed with Deloitte & Touche LLP the matters required to be discussed by Auditing Standard No. 16 adopted by the Public Company Accounting Oversight Board (United States) regarding “Communications with Audit Committees.”

The Audit Committee also has received and reviewed the written disclosures and the letter from Deloitte & Touche LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding Deloitte & Touche LLP’s communications with the Audit Committee concerning independence, and has discussed with Deloitte and Touche LLP its independence from us.

Based on the review and discussions described above, the Audit Committee recommended to the board of directors that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended September 30, 2016 for filing with the SEC.

The Audit Committee

A. Mark Zeffiro (Chairperson)

Jeri L. Isbell

Scott H. Muse

This Report of the Audit Committee is required by the SEC and, in accordance with the SEC’s rules, will not be deemed to be part of or incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, except to the extent that we specifically incorporate this information by reference, and will not otherwise be deemed “soliciting material” or “filed” under either the Securities Act or the Exchange Act.

PROPOSAL 1: ELECTION OF DIRECTORS

The following individuals, all of whom are currently serving on our board of directors, are nominated for election this year as Class I directors:

•	Philip W. Knisely

•	John P. Williamson

•	A. Mark Zeffiro

If elected, each of these individuals will serve as a Class I director until the 2020 Annual Meeting of Stockholders and until his successor has been elected and qualified, or until his earlier death, resignation or removal. In the event that any nominee for any reason is unable to serve, or for good cause will not serve, the proxies will be voted for such substitute nominee as our board of directors may determine. We are not aware of any nominee who will be unable to serve, or for good cause will not serve, as a Class I director.

The relevant experiences, qualifications, attributes or skills of each nominee that led our board of directors to recommend the above persons as a nominee for director are described above in the section entitled “The Board of Directors and Corporate Governance.”

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH OF THE CLASS I NOMINEES LISTED ABOVE.

PROPOSAL 2: APPROVAL OF THE ANNUAL INCENTIVE PLAN

On May 26, 2016, our board of directors approved the Atkore International Group Inc. Annual Incentive Plan (the “AIP”), which became effective on June 10, 2016. The AIP is intended to govern the award and payment of annual cash bonuses to certain of the Company’s and its subsidiary’s executive officers and key employees whose compensation is subject to the deduction limitations contained in Section 162(m) of the Code. While the AIP was approved by the board in connection with the Company’s IPO, which closed on June 15, 2016, management also desires to have the AIP approved by stockholders post-IPO to benefit from certain provisions of Section 162(m) of the Code.

A description of the material provisions of the AIP is set forth below. The statements made in this Proposal 2 concerning terms and provisions of the AIP are summaries and do not purport to be a complete recitation of the AIP provisions. These statements are qualified in their entirety by express reference to the full text of the AIP, a copy of which is attached to this proxy statement as Annex A and is incorporated by reference herein.

Section 162(m) of the Internal Revenue Code of 1986, As Amended

Approval of the material terms of the performance goals set forth in the AIP is intended to allow awards under the AIP to the Company’s CEO and certain other executive officers qualify as tax-deductible performance-based compensation under Section 162(m) of the Code for federal income tax purposes. As mentioned below, the AIP contains a formula that establishes the maximum award amount permitted for each participant under the AIP upon satisfaction of specified performance goals for pre-specified performance periods. The AIP has been structured in this manner in order to result in annual bonus payments being tax-deductible performance-based compensation for federal income tax purposes under Section 162(m) of the Code to the maximum extent practicable.

Section 162(m) of the Code places a limit of $1,000,000 per person on the amount the Company may deduct in any one year for compensation paid to its CEO and the next three highest compensated officers (other than the CFO). However, Section 162(m) of the Code generally allows a company to deduct stockholder-approved performance-based compensation without limitation, subject to specified terms and conditions. The Company intends that, subject to stockholder approval of the performance goals in the AIP, awards made pursuant to the AIP will qualify as performance-based compensation not subject to Code Section 162(m)’s $1,000,000 deductibility cap. A number of requirements must be met in order for particular compensation to so qualify, however, so there can be no assurance that such compensation will be fully deductible in all circumstances, and the Company reserves the right in all cases to pay compensation that it determines to be appropriate even if that compensation is not deductible.

If the AIP is not approved by the stockholders, we would expect to continue to rely on the transition rule contained in Treasury Regulation § 1.162-27(f)(1) of the Code until the earliest of (i) the expiration of AIP, (ii) the material modification of the AIP and (iii) the 2020 Annual Meeting of Stockholders. During this transition period, all of the bonuses under the AIP may be deductible by the Company for federal income tax purposes. If the AIP is not approved by the stockholders prior to the expiration of this transition period, bonuses to employees covered by Section 162(m) of the Code following the transition period will not qualify as performance-based compensation under Section 162(m) of the Code.

Material Features of the AIP

Purpose. The AIP is designed to retain and motivate selected executives and key employees who are designated as participants by the Compensation Committee. The AIP is designed to meet the requirements of the performance-based compensation exemption for purposes of Section 162(m) of the Code, to the extent applicable.

Administration; Powers and Responsibilities; Delegation of Power. The AIP will be administered by the Compensation Committee (the “Committee”), provided that when the transition rule contained in Treasury Regulation § 1.162-27(f)(1) of the Code has ceased to apply to us and the AIP, the Committee must consist solely of two or more “outside directors” within the meaning of Section 162(m) of the Code. The Committee will have the powers, rights and responsibilities to decide whether, under what circumstances and subject to what terms, awards will be paid on a deferred basis, including whether such a deferred payment will be made solely at the Committee’s discretion or whether a participant may elect deferred payment (in each case, so long as such deferral or deferral election complies with the requirements of Section 409A of the Code). To the extent consistent with Section 162(m), the Committee may delegate its duties to others, including to our Chief Executive Officer.

Performance Period. Awards granted under the AIP will relate to a specific performance period of the Company, which typically means the fiscal year of the Company; provided, however, that the Committee may designate that the performance period for an award be more than one fiscal year, so long as the designation is made within the time permitted by Section 162(m) of the Code.

Eligible Employees. Our Chief Executive Officer and any other executive selected by the Committee or the Chief Executive Officer are eligible to participate in the AIP. Employees participating in AIP must generally be designated as participants in the AIP by the Committee on or before the earlier of (i) ninety (90) days after the commencement of the applicable performance period and (ii) the date on which 25% of the applicable performance period has been completed (or a later date if permitted under Section 162(m) of the Code). Currently, all of our executive officers, consisting of seven people, are designated to participate in the AIP for fiscal year 2017.

Performance Goals. Under the AIP, the Committee will establish the performance objectives that must be attained in order for the Company to pay bonuses under the AIP and the objective formula or standard for computing the amount of the bonus award payable to the participant if the performance objective(s) are attained. Unless the Committee determines at the time of grant not to qualify the award as performance-based compensation under Section 162(m), the performance objectives for awards made under the AIP will be based on one or more of the following criteria: (a) net or operating income (before or after taxes); (b) any earnings measure, including without limitation earnings before taxes, interest, depreciation and/or amortization (“EBITDA”); (c) any measure based on net income or net loss; (d) basic or diluted earnings per share or improvement in basic or diluted earnings per share; (e) sales (including, but not limited to, total sales, net sales and revenue growth); (f) net operating profit; (g) financial return measures (including, but not limited to, return on assets, capital, invested capital, equity, sales and revenue); (h) cash flow measures (including, but not limited to, operating cash flow, free cash flow, cash flow return on equity and cash flow return on investment); (i) productivity ratios (including but not limited to measuring liquidity, profitability and leverage); (j) share price (including, but not limited to, growth measures and total stockholder return); (k) expense/cost management targets; (l) margins (including, but not limited to, operating margin, net income margin, cash margin, gross, net or operating profit margins, or margins based on EBITDA, whether or not adjusted); (m) operating efficiency; (n) market share or market penetration; (o) customer targets (including, but not limited to, customer growth and customer satisfaction); (p) working capital targets or improvements; (q) economic value added; (r) balance sheet metrics (including, but not limited to, inventory, inventory turns, receivables turnover, net asset turnover, debt reduction, retained earnings, year-end cash, cash conversion cycle and ratio of debt to equity or to earnings or EBITDA); (s) workforce targets (including, but not limited to, diversity goals, employee engagement or satisfaction, employee retention and workplace health and safety goals); (t) implementation, completion or attainment of measurable objectives with respect to research and development, key products or key projects, lines of business, acquisitions and divestitures and strategic plan development and/or implementation; or (u) comparisons with various stock market indices, peer companies or industry groups or classifications with regard to one more of these criteria. Each such objective may be expressed in absolute terms, or relative to (i) current internal targets or budgets, (ii) the past performance of the Company (including the performance of one or more subsidiaries, divisions, or operating units), (iii) the performance of one or more similarly situated companies, (iv) the performance of an index covering a peer group of companies, or (v) other external measures of the selected performance criteria. In the case of earnings-based measures, performance goals may include comparisons relating to capital (including, but not limited to, the cost of capital), stockholders’ equity, shares outstanding, assets or net assets, or any combination thereof. At the time that the Committee establishes performance goals for any performance period, it shall also establish an individual award opportunity for each participant or group of participants, which shall be based on the achievement of one or more specified targets or performance goals. The individual award opportunity shall be expressed in terms of an objective formula or standard, for example, based on the participant’s annual base salary.

Determination of Award; Discretion. If any of the performance goals established by the Committee with respect to a particular award is satisfied for the relevant performance period, the Committee may authorize payment to the participant of an annual bonus in an amount determined by application of the objective formula or standard for computing the amount of the bonus award approved by the Committee in accordance with the performance goals above, but in no event in an amount in excess of $4 million in the aggregate for any twelve-month performance period. The Committee has the absolute discretion to reduce the amount of any payment under the AIP that would otherwise be made to a participant or to decide that no payment shall be made.

Payment. Payment of awards will be made in cash as soon as practicable after our Committee certifies in writing the extent to which the applicable performance goals for the applicable performance period have been achieved. Awards are paid no later than March 15 of the year following the last fiscal year in a performance period. Generally, a participant must be employed by us on the date of payment in order to receive an award.

Forfeiture. The awards are subject to any clawback policies we may adopt or approve or as required by applicable law, regulation or stock exchange rule. Pursuant to such clawback policies, we may require that a participant forfeit any unpaid award under the AIP or repay an award granted under the AIP.

Duration, Amendment and Termination. The board of directors or the Committee may amend, suspend, discontinue or terminate the AIP at any time so long as such action does not cause the AIP award to become subject to the deduction limits contained in Section 162(m) of the Code.

New Plan Benefits. The size of future bonus compensation under the AIP cannot be precisely determined at this time. The following table illustrates the annual bonus payments that were made with respect to the 2016 performance year under the AIP.

Annual bonuses earned under the Atkore International Group Inc. Annual Incentive plan for fiscal 2016

Name and position	Bonus Paid for 2016 ($)
John P. Williamson	1,834,194
President and Chief Executive Officer
James A. Mallak	505,659
Vice President and Chief Financial Officer
Michael J. Schulte	338,190
President, Mechanical Products & Solutions
William E. Waltz	502,115
President, Conduit and Fittings
Peter J. Lariviere	404,155
President, Cable Solutions
All Executive Officers as a Group	4,224,735
All Non-Executive Directors as a Group	0
All Employees as a Group (Including all Officers who are not Executive Officers)	0

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE AIP.

PROPOSAL 3: APPROVAL OF THE OMNIBUS INCENTIVE PLAN

On May 26, 2016, our board of directors approved the Omnibus Incentive Plan, which became effective on June 10, 2016. Our directors, officers, employees and consultants are eligible to receive awards under the Omnibus Incentive Plan. Awards under the Omnibus Incentive Plan may be made in the form of stock options, which may be either incentive stock options or non-qualified stock options; stock purchase rights; restricted stock; restricted stock units; performance shares; performance units; stock appreciation rights, or “SARs”; dividend equivalents; deferred share units; and other stock-based awards.

We will consider the award of long-term incentives under the Omnibus Incentive Plan on an ongoing basis to certain key officers and employees in order to recognize outstanding performance, enhance retention, assumption of additional responsibilities or otherwise as the Compensation Committee may determine is in our best interest. While the Omnibus Incentive Plan was approved by the board and its then stockholders in connection with the Company’s IPO, which closed on June 15, 2016, management also desires to have the Omnibus Incentive Plan approved by stockholder post-IPO to benefit from the provisions of Section 162(m) of the Code.

A description of the material provisions of the Omnibus Incentive Plan is set forth below. The statements made in this Proposal 3 concerning terms and provisions of the Omnibus Incentive Plan are summaries and do not purport to be a complete recitation of Omnibus Incentive Plan provisions. These statements are qualified in their entirety by express reference to the full text of the Omnibus Incentive Plan, a copy of which is attached to this proxy statement as Annex B and is incorporated by reference herein.

As of January 17, 2017, the closing price of a share of our common stock was $25.04.

Section 162(m) of the Internal Revenue Code of 1986, As Amended

Approval of the material terms of the performance goals set forth in the Omnibus Incentive Plan is intended to allow awards under the Omnibus Incentive Plan to the Company’s CEO and other executive officers and key employees to qualify as tax-deductible performance-based compensation under Section 162(m) of the Code for federal income tax purposes. The Omnibus Incentive Plan is designed to permit the Company to grant awards that qualify as performance-based compensation for purposes of satisfying the requirements of Section 162(m) of the Code.

Section 162(m) of the Code places a limit of $1,000,000 per person on the amount the Company may deduct in any one year for compensation paid to its CEO and the next three highest compensated officers (other than the CFO). However, Section 162(m) of the Code generally allows a company to deduct stockholder-approved performance-based compensation without limitation, subject to specified terms and conditions. The Company intends that, subject to stockholder approval of the performance goals in the Omnibus Incentive Plan, options and stock appreciate rights and other performance-based awards made pursuant to the Omnibus Incentive Plan will qualify as performance-based compensation not subject to Code Section 162(m)’s $1,000,000 deductibility cap. A number of requirements must be met in order for particular compensation to so qualify, however, so there can be no assurance that such compensation will be fully deductible in all circumstances, and the Company reserves the right in all cases to pay compensation that it determines to be appropriate even if that compensation is not deductible. We also have granted, and expect to continue to grant, equity awards to our named executive officers that do not qualify as performance-based compensation and is therefore not exempt from Code Section 162(m)’s $1,000,000 deductibility cap.

If the Omnibus Incentive Plan is not approved by the stockholders, we would expect to continue to rely on the transition rule contained in Treasury Regulation § 1.162-27(f)(1) of the Code for grants of performance-based awards until the earliest of (i) the expiration of Omnibus Incentive Plan, (ii) the material modification of the Omnibus Incentive Plan, (iii) the issuance of all of the shares available for issuance under the Omnibus Incentive

Plan and (iv) the 2020 Annual Meeting of Stockholders. During this transition period, all or a portion of those equity awards may be deductible by the Company for federal income tax purposes. If the Omnibus Plan is not approved by the stockholders prior to the expiration of this transition period, equity awards made following the transition period to employees covered by Section 162(m) of the Code, as well as certain types of equity awards that were made prior to the end of the transition period but will not be paid out until after the end of the transition period, will not qualify as performance-based compensation under Section 162(m) of the Code.

Material Features of the Omnibus Incentive Plan

Administration. Our board of directors has the authority to interpret the terms and conditions of the Omnibus Incentive Plan, to determine eligibility for and terms of awards for participants and to make all other determinations necessary or advisable for the administration of the Omnibus Incentive Plan. Our board of directors may delegate its authority to administer the Omnibus Incentive Plan to the Compensation Committee or another committee of the board (the “Administrator”). To the extent consistent with applicable law, the Administrator may further delegate the ability to grant awards to our CEO or our other officers.

Eligible Award Recipients. Our directors, officers, employees and consultants are eligible to receive awards under the Omnibus Incentive Plan. As of January 17, 2017, there were approximately 117 participants in the Omnibus Incentive Plan.

Awards. Awards under the Omnibus Incentive Plan may be made in the form of stock options, which may be either incentive stock options or non-qualified stock options; stock purchase rights; restricted stock; restricted stock units; performance shares; performance units; stock appreciation rights, or “SARs”; dividend equivalents; deferred share units; and other stock-based awards.

Shares Subject to the Plan. Subject to adjustment as provided under the Omnibus Incentive Plan, at the time of its adoption, a total of approximately 3.77 million shares of our common stock were available for issuance under the Omnibus Incentive Plan. This figure represents approximately six percent of the shares of our common stock that were outstanding at the time the Omnibus Incentive Plan was adopted. As of January 17, 2017, 626,882 shares were subject to outstanding awards, leaving 3,140,618 shares available for future issuance. During any period that Section 162(m) of the Code is applicable to us, (i) the maximum number of stock options, SARs or other awards based solely on the increase in the value of common stock that a participant may receive in any year is 1,027,500; (ii) a participant may receive a maximum of 685,000 performance shares, shares of performance-based restricted stock and performance-based RSUs in any year; and (iii) the maximum value of performance units or any other performance-based awards that settle in cash that may be granted to a participant during any year may not exceed $5,000,000. In addition, the maximum value of awards made to non-employee directors during any year may not exceed $500,000 in the aggregate.

Any shares covered by an award, or portion of an award, granted under the Omnibus Incentive Plan that terminates, is forfeited, is repurchased, expires or lapses for any reason will again be available for the grant of awards under the Omnibus Incentive Plan. Additionally, any shares tendered or withheld to satisfy the grant or exercise price or tax withholding obligations pursuant to any award under the Omnibus Incentive Plan will again be available for issuance. The Omnibus Incentive Plan permits us to issue replacement awards to employees of companies acquired by us, but those replacement awards would not count against the share maximum listed above, and any forfeited replacement awards would not be eligible to be available for future grant.

Terms and Conditions of Options and Stock Appreciation Rights. An “incentive stock option” is an option that meets the requirements of Section 422 of the Code, and a “non-qualified stock option” is an option that does not meet those requirements. A SAR is the right of a participant to a payment, in cash, shares of common stock, or a combination of cash and shares equal to the amount by which the market value of a share of common stock exceeds the exercise price of the SAR. An option or SAR granted under the Omnibus Incentive Plan will be exercisable only to the extent that it is vested on the date of exercise. No non-qualified stock option or SAR may be exercisable more than ten years from the grant date. The Administrator may include in the option agreement the period during which an option may be exercised following termination of employment or service. SARs may be granted to participants in tandem with options or separately. Tandem SARs will generally have substantially similar terms and conditions as the options with which they are granted.

The exercise price per share under each stock option and SAR granted under the Omnibus Incentive Plan may not be less than 100% of the fair market value of our common stock as of the option grant date. For so long as our common stock is listed on the NYSE, the fair market value of the common stock will be equal to the closing sale price of our common stock on the NYSE on the option grant date. If our common stock is not listed on any stock exchange or traded in the over-the-counter market, fair market value will be as determined in good faith by our board of directors in a manner consistent with Section 409A of the Code. The Omnibus Incentive Plan prohibits repricing of options and SARs without stockholder approval.

Terms and Conditions of Restricted Stock and Restricted Stock Units. Restricted stock is an award of common stock on which certain restrictions are imposed over specified periods that subject the shares to a substantial risk of forfeiture, as defined in Section 83 of the Code. A restricted stock unit is a unit, equivalent in value to a share of common stock, credited by means of a bookkeeping entry in our books to a participant’s account, which is settled in stock upon vesting. Subject to the provisions of the Omnibus Incentive Plan, our Administrator will determine the terms and conditions of each award of restricted stock or restricted stock units, including the restricted period for all or a portion of the award, and the restrictions applicable to the award. Restricted stock and restricted stock units granted under the Omnibus Incentive Plan will vest based on a period of service specified by our Administrator or the occurrence of events specified by our Administrator.

Terms and Conditions of Performance Shares and Performance Units. A performance share is a right to receive a specified number of shares of common stock after the date of grant subject to the achievement of predetermined performance conditions. A performance unit is a unit, equivalent in value to a share of common stock, that represents the right to receive a share of common stock or the equivalent cash value of a share of common stock if predetermined performance conditions are achieved. Vested performance units may be settled in cash, stock or a combination of cash and stock, at the discretion of the Administrator. Performance shares and performance units will vest based on the achievement of predetermined performance goals established by the Administrator. Performance goals may be based on: (a) net or operating income (before or after taxes), (b) any earnings measure, including, but not limited to, EBITDA, (c) any measure based on net income or net loss, (d) basic or diluted earnings per share or improvement in basic or diluted earnings per share, (e) sales, (f) net operating profit, (g) financial return measures, (h) cash flow measures, (i) productivity ratios, (j) share price, (k) expense and cost management targets, (l) margins, (m) operating efficiency, (n) net market share or market penetration, (o) customer targets, (p) working capital targets or improvements, (q) economic value added, (r) balance sheet metrics, (s) workforce targets, (t) implementation, completion or attainment of measurable objectives with respect to research and development, key products or key projects, lines of business, acquisitions and divestitures and strategic plan development and/or implementation or (u) comparisons with various stock market indices, peer companies or industry groups or classifications with regard to one or more of these criteria. At any time when Section 162(m) of the Code is not applicable to us and the Omnibus Incentive Plan and for persons whose compensation is not subject to Section 162(m) of the Code, performance goals may be based on such other criteria as may be determined by the Administrator.

Terms and Conditions of Deferred Share Units. A deferred share unit is a unit credited to a participant’s account in our books that represents the right to receive a share of common stock or the equivalent cash value of a share of common stock upon a predetermined settlement date. Deferred share units may be granted by the Administrator independent of other awards or compensation. Unless the Administrator determines otherwise, deferred share units would be fully vested when granted.

Other Stock-Based Awards. The Administrator may make other equity-based or equity-related awards not otherwise described by the terms of the Omnibus Incentive Plan, including formula grants to our non-employee directors under our director compensation program.

Dividend Equivalents. A dividend equivalent is the right to receive payments in cash or in stock, based on dividends with respect to shares of stock. Dividend equivalents may be granted to participants in tandem with another award or as freestanding awards.

Termination of Employment. Except as otherwise determined by the Administrator, in the event a participant’s employment terminates for any reason other than “cause” (as defined in the Omnibus Incentive Plan), death, disability or retirement more than six months after grant date, all unvested awards will be forfeited and all options and SARs that are vested and exercisable will remain exercisable until (i) the first anniversary of the participant’s termination of employment, in the case of death or disability, (ii) the third anniversary of the date of retirement in the case of retirement at normal retirement age, or (iii) the three month anniversary of the date of termination in the case of any other termination (or the expiration of the award’s term, whichever is earlier). If a participant retires at normal retirement age (as determined by applicable Company policy) more than six months after the award’s date of grant, then so long as the participant continues to comply with applicable restrictive covenants, the participant’s options and RSUs will remain outstanding and will continue to vest on scheduled vesting date(s). Upon a participant’s retirement at normal retirement age more than six months after the date of grant, death, or disability, performance shares will vest at a pro-rated level based on target or actual performance, depending on when during the performance period the retirement, death or disability, as applicable, occurs. In the event of a participant’s termination for cause, all unvested or unpaid awards, including all options and SARs, whether vested or unvested, will immediately be forfeited and canceled. In addition, any awards that vested, or that were paid or otherwise settled during the twelve months prior to or any time after a participant engaged in the conduct giving rise to the termination for cause shall upon demand by the Administrator be immediately forfeited and disgorged, or paid to the Company together with all gains earned or accrued from those awards.

Competitive Activities. Except as otherwise determined by the Administrator, in the event that a participant engages in a “competitive activity” (as defined in the Omnibus Incentive Plan) during employment, or following termination of employment for any reason, all unvested or unpaid awards, and all options and SARs, whether vested or unvested, will immediately be forfeited and canceled. In addition, any awards that vested, or that were paid or otherwise settled during the twelve months prior to or any time after the participant engaged in competitive activity shall upon demand by the Administrator be immediately forfeited and disgorged, or paid to the Company together with all gains earned or accrued from those awards.

Other Forfeiture Provisions. A participant will be required to forfeit and disgorge any awards granted or vested and all gains earned or accrued due to the exercise of stock options or SARs or the sale of any of our common stock to the extent required by applicable law, including Section 304 of the Sarbanes-Oxley Act of 2002 and Section 10D of the Exchange Act, or pursuant to such generally applicable policies as to forfeiture and recoupment as may be adopted by the Administrator or our board of directors and communicated to participants.

Amendment or Termination. The board of directors or the Administrator may amend, suspend or terminate the Omnibus Incentive Plan at any time. The Omnibus Incentive Plan will continue in effect until June 10, 2026, unless it is terminated earlier by the board of directors or the Administrator. An amendment to the Omnibus Incentive Plan will be submitted for stockholder to approval to the extent required by applicable law or to the extent the amendment will (i) increase the number of shares subject to the Omnibus Incentive Plan or the individual award limitations set forth in the plan, other than for antidilutive purposes or (ii) modify the class of persons eligible to participate in the plan.

Change in Capitalization or Other Corporate Event. The number or amount of shares of stock, other property or cash covered by outstanding awards, the number of shares of stock that have been authorized for issuance under the Omnibus Incentive Plan, the exercise or purchase price of each outstanding award, and the other terms and conditions of outstanding awards, will be subject to adjustment by the Administrator in the event of any stock dividend, extraordinary dividend, stock split or share combination or any recapitalization, merger, consolidation, exchange of shares, spin-off, liquidation or dissolution of the Company or other similar transaction affecting our common stock.

Effect of a Change in Control. Upon a future change in control of us, unless prohibited by applicable law (including if such action would trigger adverse tax treatment under Section 409A of the Code), all outstanding awards (other than performance awards) would remain unvested and retain their normal vesting schedules if the Administrator reasonably determines in good faith that awards made before change in control will be honored, assumed, or replaced in the change in control with substitute awards having the same or better terms and conditions, provided that any substitute awards must fully vest on a participant’s involuntary termination of employment without “cause” or constructive termination of employment, in each case occurring within two years following the date of the change in control. With respect to performance awards, performance awards (unless otherwise expressly provided in the applicable award agreement) will be (i) prorated based on the elapsed time between grant date and the date of change in control and (ii) modified to remove any performance goals, and, instead, the performance awards will continue to vest based on the participant’s continued service through the date that the performance goals would have been measured had there not been a change in control. The Administrator has the ability to prescribe different treatment of awards in the award agreements. If the Administrator determines that alternative awards will not be provided, then awards will fully vest and be cancelled for the same per share payment made to the stockholders in the change in control (less, in the case of options and SARs, the applicable exercise or base price), and all freestanding dividend equivalents not granted in connection with another award will be cancelled without payment.

New Plan Benefits. Awards under the Omnibus Incentive Plan are granted at the discretion of the Compensation Committee. As a result, it is not possible to determine the number or type of awards that will be granted in the future to any person under the Omnibus Incentive Plan.

The table below shows the number of shares covered by options, RSUs and PSUs granted under the Omnibus Incentive Plan from the effective date of the Omnibus Incentive Plan as of our listing date of June 10, 2016 through January 17, 2017, to our named executive officers and the other individuals and groups indicated as of January 17, 2017. All of our NEOs have received awards under the Omnibus Incentive Plan. The closing price of our common stock on January 17, 2017, was $25.04 per share.

Plan Benefits to Named Executive Officer and Others under the Omnibus Incentive Plan

Name and Position	Awards Under the Omnibus Incentive Plan
	Stock Options(1)	RSUs(2)	PSUs
John P. Williamson	69,287	28,555	52,422
President and Chief Executive Officer

James A. Mallak	14,140	5,828	10,699
Vice President and Chief Financial Officer

William E. Waltz	14,564	6,002	11,019
President, Conduit and Fittings

Michael J. Schulte	14,564	6,002	11,019
President, Mechanical Products & Solutions

Peter J. Lariviere	14,564	6,002	11,019
President, Cable Solutions

All Executive Officers as a Group	144,087	59,383	109,016

All Non-Executive Directors as a Group	0	0	0

All Employees as a Group (Including all Officers who are not Executive Officers)	227,937	214,927	184,018

(1)	Includes all Options granted under the Omnibus Incentive Plan, all of which are unvested.
(2)	Includes all RSUs granted under the Omnibus Incentive Plan, all of which are unvested.

Federal Income Tax Consequences for Awards Granted Under the Omnibus Incentive Plan

Non-qualified Stock Options. In general, no income will be recognized by a participant at the time a non-qualified stock option is granted. Upon exercise of a non-qualified stock option, a participant generally will recognize ordinary income equal to the difference between the fair market value of the shares acquired and the exercise price. Upon the disposition of the shares acquired by the exercise of a non-qualified stock option, the participant general will have taxable capital gain or loss, measured by the difference between the amount realized on the disposition and the tax basis of the shares of common stock (generally, the amount paid for the shares plus the amount treated as ordinary income at the time the option was exercised). The Company generally will be entitled to a tax deduction equal to the amount recognized as ordinary income by the participant in connection with an option, but will be entitled to no tax deduction relating to amounts that represent a capital gain to a participant.

Incentive Stock Options. In general, no income will be recognized by a participant upon the grant or exercise of an incentive stock option. The exercise of an incentive stock option, however, may result in alternative minimum tax liability. If common shares are issued to the participant pursuant to the exercise of an incentive stock option, and if no disqualifying disposition of such shares is made by such participant (i) within two years after the date of grant or (ii) within one year after the transfer of such shares to the participant, then upon sale of such shares, any amount realized in excess of the option price will be taxed to the participant as a long-term capital gain and any loss sustained will be a long-term capital loss.

If common shares acquired upon the exercise of an incentive stock option are disposed of prior to the expiration of either holding period described above, the participant generally will recognize taxable ordinary income in the year of disposition in an amount equal to the excess (if any) of the fair market value of such shares at the time of exercise (or, if less, the amount realized on the disposition of such shares if a sale or exchange) over the option price paid for such shares. Any further gain (or loss) realized by the participant generally will be taxed as short-term or long-term capital gain (or loss) depending on the holding period. Generally, if an incentive stock option is exercised more than three months after termination of employment, the tax consequences are the same as described above for non-qualified stock options. The Company will generally be entitled to a deduction to the extent that the participant recognizes ordinary income in connection with the exercise of an incentive stock option or disposition of shares acquired on the exercise of an incentive stock option.

SARs. In general, the grant of a SAR will produce no federal tax consequences for the participant or the Company. The exercise of a SAR results in taxable ordinary income to the participant, equal to the difference between the exercise price of the SAR and the fair market value of a share on the date of exercise. The Company generally will be entitled to a deduction equal to the amount of ordinary income recognized by the participant in connection with the SAR exercise.

Restricted Stock and RSUs. A participant who is granted shares of restricted stock or RSUs will not be required to recognize taxable income at the time of the grant, and the Company will not be entitled to a deduction at the time of the grant, assuming that the restrictions constitute a substantial risk of forfeiture for federal income tax purposes. When such restrictions lapse, the participant will recognize taxable income in an amount equal to the excess of the fair market value of the shares at such time over the amount, if any, paid for such shares. The Company will be entitled to a corresponding deduction subject to the limitations imposed under Section 162(m) of the Code.

Performance Shares and Performance Units. A participant who is granted a performance share or performance unit will not be required to recognize taxable income at the time of the grant, and the Company will not be entitled to a deduction at such time. A participant will be required to recognize ordinary income either at the time the award vests or is paid, depending upon the terms and conditions of the award. The Company will be entitled to a corresponding deduction subject to the limitations imposed under Section 162(m) of the Code, if applicable.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE OMNIBUS INCENTIVE PLAN.

PROPOSAL 4: ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

As a result of the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), and in accordance with Section 14A of the Exchange Act, the Company’s stockholders are entitled to approve, on an advisory basis, the compensation of our named executive officers. This non-binding advisory vote, commonly known as a “Say on Pay” vote, gives our stockholders the opportunity to express their views on our named executive officers’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement.

As described in the “Compensation Discussion and Analysis” section of this proxy statement (the “CD&A”), the Compensation Committee is tasked with the implementation of our executive compensation philosophy, and the core of that philosophy has been and continues to be to pay our executives based on our performance. In particular, the Compensation Committee strives to (i) attract and retain highly motivated, qualified and experienced executives, (ii) focus the attention of the named executive officers on the strategic, operational and financial performance of the Company, and (iii) encourage the named executive officers to meet long-term performance objectives and increase stockholder value. To do so, the Compensation Committee uses a combination of short- and long-term incentive compensation to motivate and reward executives who have the ability to significantly influence our long-term financial success and who are responsible for effectively managing our operations in a way that maximizes stockholder value. It is always the intention of the Compensation Committee that our executive officers be compensated competitively with the market and consistently with our business strategy, sound corporate governance principles, and stockholder interests and concerns. We believe our compensation program is effective, appropriate and strongly aligned with the long-term interests of our stockholders and that the total compensation package provided to our named executive officers are reasonable and not excessive.

For these reasons, the board of directors is asking stockholders to vote “FOR” the following resolution:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to the rules of the U.S. Securities and Exchange Commission, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”

As you consider this Proposal 4, we urge you to read the CD&A section of this proxy statement for additional details on executive compensation, including the more detailed information about our compensation philosophy and objectives and the past compensation of our named executive officers, and to review the tabular disclosures regarding named executive officer compensation together with the accompanying narrative disclosures in the “Executive Compensation” section of this proxy statement.

As an advisory vote, Proposal 4 is not binding on our board of directors or the Compensation Committee, will not overrule any decisions made by our board of directors or the Compensation Committee, or require our board of directors or the Compensation Committee to take any specific action. Although the vote is non-binding, our board of directors and the Compensation Committee value the opinions of our stockholders, and will carefully consider the outcome of the vote when making future compensation decisions for our named executive officers.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” APPROVAL OF EXECUTIVE COMPENSATION AS DISCLOSED IN THIS PROXY STATEMENT.

PROPOSAL 5: ADVISORY VOTE ON THE FREQUENCY OF THE ADVISORY VOTE APPROVING EXECUTIVE COMPENSATION

In addition to the advisory “Say on Pay” vote set forth in Proposal 4, under the Dodd-Frank Act and Section 14A of the Exchange Act, stockholders are also entitled, at least once every six years, to indicate on an advisory basis, their preference regarding how frequently we should solicit the “Say on Pay” vote. This non-binding advisory vote is commonly referred to as a “Say on Frequency” vote. By voting on this Proposal 5, stockholders may indicate whether the advisory “Say on Pay” vote should occur every year, every two years or every three years or they may abstain from voting. Although the vote is advisory and is not binding on the board of directors, the board will take into account the outcome of the vote when considering the frequency of future “Say on Pay” proposals.

After careful consideration, the board of directors believes that an advisory vote on executive compensation that occurs EVERY YEAR is the most appropriate alternative for our Company as an annual vote cycle gives the Compensation Committee frequent information about our stockholders’ sentiments so that the Compensation Committee can take any action to implement necessary changes to our executive compensation policies and procedures.

Please note that this proposal does not provide stockholders with the opportunity to vote for or against any particular resolution. Rather it permits stockholders to choose how often they would like us to include a stockholder advisory vote on the compensation of our executives on the agenda for the annual meeting of stockholders. Notwithstanding the board’s recommendation and the outcome of the stockholder vote, the board may in the future decide that it is in the best interest of our stockholders and the Company to conduct “Say on Frequency” votes on a more or less frequent basis and may vary its practice based on factors such as discussions with stockholders and the adoption of material changes to compensation programs.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A FREQUENCY OF “EVERY YEAR” FOR FUTURE “SAY ON PAY” PROPOSALS ON EXECUTIVE COMPENSATION.

PROPOSAL 6: RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the board of directors has selected Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending September 30, 2017, and recommends that the stockholders vote for ratification of such selection. The Audit Committee has sole and direct responsibility for the appointment, retention, termination, compensation, evaluation and oversight of the work of any independent registered public accounting firm engaged by the Company. In the event of a negative vote on the ratification, the Audit Committee may reconsider its appointment of Deloitte & Touche LLP for fiscal 2017; however, the Audit Committee will consider the outcome of the vote for fiscal 2017 and when making appointments of our independent registered public accounting firm in future years.

Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting and will have an opportunity to make a statement, if they desire to do so, and to respond to appropriate questions from those attending the meeting.

Audit Fees and Related Fees

The following table presents, for fiscal 2016 and 2015, fees for professional services rendered by Deloitte & Touche LLP for the audit of our annual financial statements, audit-related services, tax services and all other services. In accordance with the SEC’s definitions and rules, “audit fees” are fees we paid Deloitte & Touche LLP for professional services for the audit of our Consolidated Financial Statements included in our Annual Report on Form 10-K, review of the financial statements included in our quarterly reports on Form 10-Q and services that are normally provided by Deloitte & Touche LLP in connection with statutory and regulatory filings or engagements; “audit-related fees” are fees for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements; “tax fees” are fees for tax compliance, tax advice and tax planning; and “all other fees” are fees for any products and services provided by Deloitte & Touche LLP not included in the first three categories.

	Fiscal Year Ended
	September 30, 2016	September 25, 2015
Audit Fees(1)	$1,691,221	$2,373,798
Tax Fees(2)	$—	$50,000
All Other Fees(3)	$1,272,891	$—

(1)	Audit fees include fees related to the audits of the Company and other services associated with regulatory filings as well as other fees associated with audits of certain subsidiaries of the Company.
(2)	Includes services rendered in connection with tax planning, compliance and tax return preparation fees.
(3)	Includes services rendered in connection with our IPO and other related expenses.

Pre-Approval Policies and Procedures

In accordance with the Sarbanes-Oxley Act of 2002, the Audit Committee charter provides that the Audit Committee of the board of directors has the sole authority and responsibility to pre-approve all audit services, audit- related tax services and other permitted services to be performed for the Company by its independent auditors and the related fees. Pursuant to its charter and in compliance with rules of the SEC and Public Company Accounting Oversight Board (“PCAOB”), the Audit Committee has established a pre-approval policy that requires the pre-approval of all services to be performed by the independent auditors. The independent auditors may be considered for other services not specifically approved as audit services or audit-related services and tax services so long as the services are not prohibited by SEC or PCAOB rules and would not otherwise impair the independence of the independent auditor.

All of the services performed by Deloitte & Touche LLP during the fiscal year ended September 30, 2016 and the fiscal year ended September 25, 2015 were approved in advance by the Audit Committee pursuant to the pre-approval policy.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” RATIFICATION OF THE SELECTION OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING SEPTEMBER 30, 2017.

OTHER BUSINESS

The board of directors does not know of any matters which will be brought before the Annual Meeting other than those specifically set forth in the notice of meeting. If any other matters are properly introduced at the meeting for consideration, including, among other things, consideration of a motion to adjourn the meeting to another time or place, the individuals named in the Company’s proxy will have discretion to vote in accordance with their best judgment, unless otherwise restricted by law.

A list of stockholders entitled to be present and vote at the Annual Meeting will be available at the Company’s offices at 16100 South Lathrop Avenue, Harvey, IL 60426, for inspection by the stockholders during regular business hours from January 9, 2017, to the date of the Annual Meeting. The list also will be available during the Annual Meeting for inspection by stockholders who are present.

Whether or not you expect to attend the Annual Meeting, we urge you to vote via the Internet, as instructed on the proxy card and Notice of Internet Availability or, if so requested, by executing and returning the requested proxy card in the postage paid envelope that will be provided, so that your shares may be represented at the Annual Meeting.

By Order of the Board of Directors,

Daniel S. Kelly

Vice President, General Counsel and Secretary

January 19, 2017

EXHIBIT INDEX

Annex A—ATKORE INTERNATIONAL GROUP INC. ANNUAL INCENTIVE PLAN.

Annex B—ATKORE INTERNATIONAL GROUP INC. 2016 OMNIBUS INCENTIVE PLAN.

Annex A

ATKORE INTERNATIONAL GROUP INC.

ANNUAL INCENTIVE PLAN

I. Purpose

This Atkore International Group Inc. Annual Incentive Plan is intended to permit Atkore International Group Inc., through awards of annual incentive compensation, to attract, retain and motivate qualified executives and key employees. It is intended that all amounts payable to Participants who are “covered employees” within the meaning of Section 162(m) of the Code will constitute “qualified performance-based compensation” within the meaning of the U.S. Treasury regulations promulgated thereunder, and the Plan and the terms of any awards hereunder shall be so interpreted and construed to the maximum extent possible.

II. Definitions

“Annual Base Salary” shall mean, unless the Committee determines otherwise, for any Participant an amount equal to the rate of annual base salary in effect at year-end for the year in which the Performance Period commences, including any base salary that otherwise would be payable to the Participant during the Performance Period but for his or her election to defer receipt thereof.

“Applicable Period” means, with respect to any Performance Period, a period commencing on or before the first day of the Performance Period and ending not later than the earlier of (i) 90 days after the commencement of the Performance Period and (ii) the date on which twenty-five percent (25%) of the Performance Period has been completed. Any action required to be taken within an Applicable Period may be taken at a later date if permissible under Section 162(m) of the Code.

“Board” shall mean the Board of Directors of the Company, or the successor thereto.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Committee” shall mean the Compensation Committee of the Board or such other committee or subcommittee designated by the Board that satisfies any then applicable requirements of any established stock exchange or national market system on which the common stock of the Company is then listed to constitute a compensation committee, and which, as to any compensation intended to qualify as performance-based compensation under Section 162(m) of the Code, shall consist solely of two or more members, each of whom is an “outside director” within the meaning of Section 162(m) of the Code.

“Company” shall mean Atkore International Group Inc., a Delaware corporation, or any successor thereto.

“Covered Employee” means any “covered employee” as defined in Section 162(m)(3) of the Code.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Individual Award Opportunity” shall mean the potential of a Participant to receive an incentive payment if the performance goals for a Performance Period have been satisfied. An Individual Award Opportunity may be expressed in U.S. dollars or pursuant to a formula that is consistent with the provisions of the Plan.

“Participant” shall mean, for each Performance Period, each executive officer or key employee of the Company or a Subsidiary whom the Committee has selected to participate in the Plan for a specified Performance Period.

“Performance Period” shall mean the Company’s fiscal year or any other period designated by the Committee with respect to which performance goals are established pursuant to Section 4.

“Plan” shall mean this Atkore International Group Inc. Annual Incentive Plan, as amended from time to time.

“Section 162(m) of the Code” means Section 162(m) of the Code, as amended from time to time, and the applicable rules and regulations promulgated thereunder.

“Section 409A of the Code” means Section 409A of the Code, as amended from time to time, and the applicable rules and regulations promulgated thereunder.

“Subsidiary” shall mean any entity that is directly or indirectly controlled by the Company or any entity in which the Company directly or indirectly has at least a 50% equity interest.

III. Administration

3.1. General. The Plan shall be administered by the Committee, which shall have full authority to interpret the Plan, to establish rules and regulations relating to the operation of the Plan, to select Participants, to determine the Individual Award Opportunity and to make all determinations and take all other actions necessary or appropriate for the proper administration of the Plan. The Committee’s interpretation of the Plan, and all actions taken within the scope of its authority, shall be final and binding on the Company, its stockholders, Participants, and former Participants and their respective successors and assigns. The Committee may delegate its authority hereunder as it deems appropriate. No member of the Committee shall be eligible to participate in the Plan.

3.2. Powers and Responsibilities. The Committee shall have the following discretionary powers, rights and responsibilities in addition to those described in Section 3.1

(a) to designate within the Applicable Period the Participants for a Performance Period;

(b) to establish within the Applicable Period the performance goals and other terms and conditions that are to apply to each Participant’s Individual Award Opportunity, including: (A) the extent to which any incentive payment shall be made to a Participant in the event of the Participant’s termination of employment with or service to the Company due to disability, retirement, death, or any other reason, or transfer to a non-exempt, hourly or other ineligible position; (B) the extent to which any incentive payment shall be made to a Participant in the event of a change in control of the Company; (C) in the case of an individual who is hired by the Company or a Subsidiary or who is promoted or transferred to an eligible position after the beginning of a Performance Period, the Committee may designate such employee as a Participant in the Plan for that Performance Period, provided that the Committee may specify that such Participant’s Individual Award Opportunity shall be determined only with respect to the portion of the Performance Period during which the Participant is employed by the Company or Subsidiary in the eligible position; (D) the rules that apply to Participants who are transferred from one eligible position to another during a Performance Period; and (E) the rules that apply to Participants who are on a leave of absence at any time during the Performance Period;

(c) to determine whether the performance goals for a Performance Period and any other material terms and conditions applicable to the Individual Award Opportunities have been satisfied;

(d) to decide whether, and under what circumstances and subject to what terms, Individual Award Opportunities are to be paid on a deferred basis, including whether such a deferred payment shall be made solely at the Committee’s discretion or whether a Participant may elect deferred payment, in each case, so long as such deferral or deferral election is permissible under, and complies with the requirements set forth in Section 409A of the Code; provided, that any deferral contemplated by this Plan must be permitted by, and shall be governed by, the terms of any applicable deferred compensation plan of the Company; and

(e) to adopt, revise, suspend, waive or repeal, when and as appropriate, in its sole and absolute discretion, such administrative rules, guidelines and procedures for the Plan as it deems necessary or advisable to implement the terms and conditions of the Plan.

3.3. Delegation of Power. The Committee may delegate some or all of its power and authority hereunder to the Chief Executive Officer or other executive officer of the Company as the Committee deems appropriate; provided, however, that with respect to any person who is a Covered Employee or who, in the Committee’s judgment, is likely to be a Covered Employee at any time during the applicable Performance Period, only the Committee shall be permitted to (i) designate such person to participate in the Plan for such Performance Period, (ii) establish performance goals and Individual Award Opportunities for such person, and (iii) certify the achievement of such performance goals. Notwithstanding the foregoing, no Participant shall make decisions under this Plan with respect to his or her own compensation, including, without limitation, regarding his or her own Individual Award Opportunity.

IV. Performance Goals

4.1. Establishing Performance Goals. The Committee shall establish within the Applicable Period of each Performance Period one or more objective performance goals for each Participant or for any group of Participants (or both), provided that the outcome of each goal is substantially uncertain at the time the Committee establishes such goal. Performance goals shall be based exclusively on one or more of the following objective corporate-wide or Subsidiary, division, operating unit or individual measures: (a) net or operating income (before or after taxes); (b) any earnings measure, including without limitation earnings before taxes, interest, depreciation and/or amortization (“EBITDA”); (c) any measure based on net income or net loss; (d) basic or diluted earnings per share or improvement in basic or diluted earnings per share; (e) sales (including, but not limited to, total sales, net sales and revenue growth); (f) net operating profit; (g) financial return measures (including, but not limited to, return on assets, capital, invested capital, equity, sales and revenue); (h) cash flow measures (including, but not limited to, operating cash flow, free cash flow, cash flow return on equity and cash flow return on investment); (i) productivity ratios (including but not limited to measuring liquidity, profitability and leverage); (j) share price (including, but not limited to, growth measures and total shareholder return); (k) expense/cost management targets; (l) margins (including, but not limited to, operating margin, net income margin, cash margin, gross, net or operating profit margins, or margins based on EBITDA, whether or not adjusted); (m) operating efficiency; (n) market share or market penetration; (o) customer targets (including, but not limited to, customer growth and customer satisfaction); (p) working capital targets or improvements; (q) economic value added; (r) balance sheet metrics (including, but not limited to, inventory, inventory turns, receivables turnover, net asset turnover, debt reduction, retained earnings, year-end cash, cash conversion cycle and ratio of debt to equity or to earnings or EBITDA); (s) workforce targets (including, but not limited to, diversity goals, employee engagement or satisfaction, employee retention and workplace health and safety goals); (t) implementation, completion or attainment of measurable objectives with respect to research and development, key products or key projects, lines of business, acquisitions and divestitures and strategic plan development and/or implementation; (u) comparisons with various stock market indices, peer companies or industry groups or classifications with regard to one more of these criteria; or (v) for any period of time in which Section 162(m) is not applicable to the Company and the Plan, or at any time (A) in the case of persons who are not Covered Employees or (B) in the case of Individual Award Opportunities (whether or not to Covered Employees) not intended to qualify as performance-based compensation under Section 162(m) of the Code, such other criteria as may be determined by the Committee. Each such goal may be expressed in absolute terms, or relative to (i) current internal targets or budgets, (ii) the past performance of the Company (including the performance of one or more Subsidiaries, divisions, or operating units), (iii) the performance of one or more similarly situated companies, (iv) the performance of an index covering a peer group of companies, or (v) other external measures of the selected performance criteria. In the case of earnings-based measures, performance goals may include comparisons relating to capital (including, but not limited to, the cost of capital), shareholders’ equity, shares outstanding, assets or net assets, or any combination thereof. The Committee may provide for a threshold level of performance below which no amount of compensation will be paid and a maximum level of performance above which no additional amount of compensation will be paid, and it may provide for the payment of differing amounts of compensation for different levels of performance. Performance goals shall be subject to such other special rules and conditions as the Committee may establish at any time within the Applicable Period, provided that, with respect to Participants who are Covered Employees, such rules and conditions shall be consistent with Section 162(m) of the Code.

4.2. Impact of Changes in Accounting. Performance Goals that are financial metrics may be determined in accordance with United States Generally Accepted Accounting Principles (“GAAP”) or financial metrics that are based on, or able to be derived from GAAP, and may be adjusted when established (or to the extent permitted under Section 162(m) of the Code, at any time thereafter) to include or exclude any items otherwise includable or excludable under GAAP. Without limiting the generality of the immediately preceding sentence, the determination of performance pursuant to such Performance Goals may include or exclude (i) items that are unusual in nature and items that are infrequently occurring, as determined by the Company’s independent public accountants in accordance with GAAP, (ii) changes in accounting and (iii) other material extraordinary events such as restructurings; discontinued operations; asset write-downs; significant litigation or claims, judgments or settlements; acquisitions or divestitures; reorganizations or changes in the corporate structure or capital structure of the Company; foreign exchange gains and losses; change in the fiscal year of the Company; business interruption events; unbudgeted capital expenditures; unrealized investment gains and losses; and impairments; in the case of each of clauses (i)-(iii) so long as such determination is made in a manner (and at a time) permitted by Section 162(m) of the Code. For purposes of this Section 4.2, an action is not “permitted” if the taking of such action would cause Individual Award Opportunities intended to qualify as performance-based compensation under Section 162(m) of the Code to no longer qualify.

4.3. Adjustments. To the extent that a performance goal under an Individual Award Opportunity relates to the common stock of the Company, then, in the event of any stock dividend, stock split, combination of shares, recapitalization or other change in the capital structure of the Company, any merger, consolidation, spinoff, reorganization, partial or complete liquidation or other distribution of assets (other than a normal cash dividend), issuance of rights or warrants to purchase securities or any other corporate transaction having an effect similar to any of the foregoing, the Committee may make or provide for such adjustments in such performance goals as the Committee in its sole discretion may in good faith determine to be equitably required in order to prevent dilution or enlargement of the rights of Participants.

V. Individual Award Opportunities

5.1. Terms. At the time performance goals are established for a Performance Period, the Committee also shall establish an Individual Award Opportunity for each Participant or group of Participants, which shall be based on the achievement of one or more specified targets or performance goals. The targets shall be expressed in terms of an objective formula or standard which may be based upon the Participant’s Annual Base Salary or a multiple or percentage thereof. In all cases the Committee shall have the sole and absolute discretion to: (A) reduce the amount of any payment under any Individual Award Opportunity that would otherwise be made to any Participant or to decide that no payment shall be made, and (B) determine that all or a portion of any Individual Award Opportunity shall be deemed to be earned based on such criteria as the Committee deems appropriate, including without limitation individual performance or the performance of the Subsidiary or business division employing the Participant, provided that, to the extent Section 162(m) of the Code is applicable to the Company and the Plan, the Committee may not waive satisfaction of the performance goals with respect to any Covered Employee under any circumstances as to Individual Award Opportunities intended to qualify as performance-based compensation under Section 162(m) of the Code if doing so would cause such qualification to not be available. No Participant shall receive a payment under the Plan with respect to any twelve-month Performance Period in excess of $4 million, which maximum amount shall be proportionately increased or decreased with respect to Performance Periods that are longer than or shorter than one year in duration.

5.2. Incentive Payments. No payment shall be made under this Plan unless and until the Committee, based to the extent applicable on the Company’s audited consolidated financial statements for such Performance Period

(as prepared and reviewed by the Company’s independent public accountants), has certified in writing the extent to which the applicable performance goals for such Performance Period have been satisfied. Payments under Individual Award Opportunities shall be in cash and shall be paid, with respect to Participants who are Covered Employees, on a date established by the Committee after the Committee certifies that one or more of the applicable performance goals have been attained but in no event shall such date be later than March 15 of the year immediately following the end of the fiscal year to which the Performance Period relates. Participants must be employed on the date of payment unless determined otherwise by the Committee or the Board.

VI. General

6.1. Effective Date and Effect on 2016 Plan. The Plan is effective when it is adopted by the Board and approved by Company stockholders (the “Effective Date”). Upon its adoption, the Plan is intended to replace and succeed the Company’s FY 2016 Annual Incentive Plan (the “2016 Plan”). From and after the Effective Date, outstanding awards under the 2016 Plan with respect to the Company’s 2016 fiscal year (“Fiscal 2016”) shall be assumed into the Plan and treated as awards under and governed by the terms of the Plan; provided, that, for Fiscal 2016 only, if there is any express term of the 2016 Plan that is inconsistent with any express term of the Plan, the express term of the 2016 Plan shall control. It is intended that this Plan and the Individual Award Opportunities made hereunder shall qualify for the transition rule contained in Treas. Reg. §1.162-27(f)(1) during the period set forth therein.

6.2. Amendment and Termination. The Board or the Committee may at any time amend, suspend, discontinue or terminate the Plan; provided, however, that no such action shall be effective without approval by the shareholders of the Company to the extent necessary to continue to qualify the amounts payable hereunder to Covered Employees as performance-based compensation for purposes of Section 162(m) of the Code.

6.3. Non-Transferability of Awards. No Individual Award Opportunity under the Plan shall be transferable other than by will, the laws of descent and distribution or pursuant to beneficiary designation procedures approved by the Company. Except to the extent permitted by the foregoing sentence, no Individual Award Opportunity may be sold, transferred, assigned, pledged, hypothecated, encumbered or otherwise disposed of (whether by operation of law or otherwise) or be subject to execution, attachment or similar process. Upon any attempt to sell, transfer, assign, pledge, hypothecate, encumber or otherwise dispose of any such Individual Award Opportunity, such Individual Award Opportunity and all rights thereunder shall immediately become null and void.

6.4. Tax Withholding. The Company shall have the right to require, prior to the payment of any amount pursuant to an Individual Award Opportunity made hereunder, payment by the Participant of any federal, state, local or other taxes which may be required to be withheld or paid in connection therewith.

6.5. Payment by a Subsidiary. The Company may satisfy its obligations under the Plan with respect to a Participant by causing any Subsidiary to make the payment to which such Participant is entitled under the Plan.

6.6. No Right of Participation or Employment. No person shall have any right to participate in this Plan. Neither this Plan nor any Individual Award Opportunities made hereunder shall confer upon any person any right to continued employment by the Company, any Subsidiary or any affiliate of the Company or affect in any manner the right of the Company, any Subsidiary or any affiliate of the Company to terminate the employment of any person at any time without liability hereunder.

6.7. Designation of Beneficiary. If permitted by the Company, a Participant may file with the Committee a written designation of one or more persons as such Participant’s beneficiary or beneficiaries (both primary and contingent) in the event of the Participant’s death. Each beneficiary designation shall become effective only when filed in writing with the Committee during the Participant’s lifetime on a form prescribed by the Committee. The spouse of a married Participant domiciled in a community property jurisdiction shall join in any designation of a beneficiary other than such spouse. The filing with the Committee of a new beneficiary designation shall cancel all previously filed beneficiary designations. If a Participant fails to designate a beneficiary, or if all designated beneficiaries of a Participant predecease the Participant, then each outstanding Individual Award Opportunity shall be payable to the Participant’s executor, administrator, legal representative or similar person.

6.8. Governing Law. This Plan and each Individual Award Opportunity hereunder, and all determinations made and actions taken pursuant thereto, to the extent not otherwise governed by the Code or the laws of the United States, shall be governed by the laws of the State of Delaware and construed in accordance therewith without giving effect to principles of conflicts of laws.

6.9. Other Plans. Payments under Individual Award Opportunities shall not be treated as compensation for purposes of any other compensation or benefit plan, program or arrangement of the Company or any of its subsidiaries, unless either (i) such other plan provides compensation such as payments made pursuant to Individual Award Opportunities are to be considered as compensation thereunder or (ii) the Board or the Committee so determines in writing. Neither the adoption of the Plan nor the submission of the Plan to the Company’s stockholders for their approval shall be construed as limiting the power of the Board or the Committee to adopt such other incentive arrangements as it may otherwise deem appropriate.

6.10. Binding Effect. The Plan shall be binding upon the Company and its successors and assigns and the Participants and their beneficiaries, personal representatives and heirs. If the Company becomes a party to any merger, consolidation or reorganization, then the Plan shall remain in full force and effect as an obligation of the Company or its successors in interest, unless the Plan is amended or terminated pursuant to Section 6.2.

6.11. Forfeiture of Individual Award Opportunities under Applicable Laws or Regulations. The Company may (i) cancel, reduce, or require a Participant to forfeit any Individual Award Opportunity granted under the Plan or (ii) require a participant to reimburse or disgorge to the Company any amounts received pursuant to the payment of an Individual Award Opportunity granted under the Plan, in each case, to the extent permitted or required by applicable law, regulation or stock exchange rule in effect on or after the effective date of this Plan.

6.12. Unfunded Plan; Plan Not Subject to ERISA. The Plan is an unfunded plan and Participants shall have the status of unsecured creditors of the Company. The Plan is not intended to be subject to the Employee Retirement Income and Security Act of 1974, as amended.

6.13. Limitation Period For Claims. Any person who believes he or she is being denied any benefit or right under the Plan shall make a claim in respect of such denial by filing a written notice with the Committee stating in reasonable detail the nature of the claim and the requested relief therefor. Such notice must be delivered to the Committee within forty-five (45) days of the later of the payment date of the award or the specific event giving rise to the claim, and untimely claims shall be barred and will not be considered. The Committee will notify the Participant of its decision in writing as soon as administratively practicable. Timely claims not responded to by the Committee in writing within ninety (90) days of the date the written claim is delivered to the Committee shall be deemed denied. The Committee’s decision on any claim is final, conclusive and binding on all persons. No lawsuit relating to the Plan may be filed before a written claim is filed with the Committee and is denied or deemed denied, and any lawsuit must be filed within one year of such denial or deemed denial or be forever barred.

6.14. 409A Compliance. This Plan is intended to provide for payments that are exempt from the provisions of Section 409A of the Code to the maximum extent possible and otherwise to be administered in a manner consistent with the requirements, where applicable, of Section 409A of the Code. Where reasonably possible and practicable, the Plan shall be administered in a manner to avoid the imposition on Participants of immediate tax recognition and additional taxes pursuant to Section 409A of the Code. Notwithstanding the foregoing, neither the Company nor the Committee, nor any of the Company’s directors, officers or employees shall have any liability to any person in the event Section 409A of the Code applies to any payment or right under this Plan in a manner that results in adverse tax consequences for the Participant or any of his beneficiaries or transferees. Notwithstanding any provision of this Plan to the contrary, the Board or the Committee may unilaterally amend, modify or terminate the Plan or any right hereunder if the Board or Committee determines, in its sole discretion, that such amendment, modification or termination is necessary or advisable to comply with applicable U.S. law, as a result of changes in law or regulation or to avoid the imposition of an additional tax, interest or penalty under Section 409A of the Code.

6.15. Severability. If any provision of this Plan is held unenforceable, the remainder of the Plan shall continue in full force and effect without regard to such unenforceable provision and shall be applied as though the unenforceable provision were not contained in the Plan.

Annex B

ATKORE INTERNATIONAL GROUP INC.

2016 OMNIBUS INCENTIVE PLAN

ARTICLE I

PURPOSES

This Atkore International Group Inc. 2016 Omnibus Incentive Plan, as may be amended from time to time (the “Plan”), has the following purposes:

(1) To further the growth, development and financial success of Atkore International Group Inc. (the “Company”) and its Subsidiaries (as defined herein), by providing additional incentives to employees, consultants and directors of the Company and its Subsidiaries by assisting them to become owners of Company Common Stock, thereby benefiting directly from the growth, development and financial success of the Company and its Subsidiaries.

(2) To enable the Company (and its Subsidiaries) to obtain and retain the services of the type of professional and managerial employees, consultants and directors considered essential to the long-range success of the Company (and its Subsidiaries) by providing and offering them an opportunity to become owners of Company Common Stock pursuant to the Awards granted hereunder.

As of the Effective Date, the Plan replaces and succeeds the Atkore International Group Inc. Stock Incentive Plan (the “Stock Incentive Plan”), and, from and after the Effective Date, no further awards shall be made under the Stock Incentive Plan (but, for the avoidance of doubt, the adoption of this Plan will have no effect on the terms and conditions of outstanding awards under the Stock Incentive Plan).

ARTICLE II

DEFINITIONS

Whenever the following terms are used in this Plan, they shall have the meanings specified below unless the context clearly indicates to the contrary. The singular pronoun shall include the plural where the context so indicates.

Section 2.1 “Administrator” shall mean the Board or any committee of the Board designated by the Board to administer the Plan. To the extent Section 162(m) of the Code is applicable to the Company and the Plan, and for those Awards intended to qualify as performance-based compensation under Section 162(m) of the Code, the Administrator shall mean the Compensation Committee of the Board or such other committee or subcommittee of the Board or the Compensation Committee as the Board or the Compensation Committee shall designate, consisting of two or more members and an “outside director” within the meaning of Section 162(m) of the Code. In addition, the Administrator with respect to Awards intended to be exempted from Section 16 of the Exchange Act shall be the Compensation Committee of the Board or such other committee or subcommittee of the Board or the Compensation Committee as the Board or the Compensation Committee shall designate, each of whom is a “non-employee director” within the meaning of Rule 16b-3, as promulgated under the Exchange Act (or, alternatively, the full Board may act as in the Administrator in such case).

Section 2.2 “Affiliate” shall mean, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with, such Person where “control” shall have the meaning given such term under Rule 405 of the Securities Act.

Section 2.3 “Alternative Award” shall have the meaning set forth in Section 14.1.

Section 2.4 “Alternative Performance Awards” shall have the meaning set forth in Section 14.2.

Section 2.5 “Applicable Laws” shall mean the requirements relating to the administration of stock option, restricted stock, restricted stock unit and other equity-based compensation plans under U.S. state corporate laws, U.S. federal and state securities laws, the Code, any stock exchange or quotation system on which the Company Common Stock is listed or quoted and the applicable laws of any other country or jurisdiction where Awards are granted under the Plan.

Section 2.6 “Award” shall mean any Option, Stock Purchase Right, Restricted Stock, Restricted Stock Unit, Performance Share, Performance Unit, SAR, Dividend Equivalent, Deferred Share Unit or other Stock-Based Award granted to a Participant pursuant to the Plan, including an Award combining two or more types of Awards into a single grant.

Section 2.7 “Award Agreement” shall mean any written agreement, contract or other instrument or document evidencing an Award, including through an electronic medium. The Administrator may provide for the use of electronic, internet or other non-paper Award Agreements, and the use of electronic, internet or other non-paper means for the Participant’s acceptance of, or actions under, an Award Agreement unless otherwise expressly specified herein. In the event of any inconsistency or conflict between the express terms of the Plan and the express terms of an Award Agreement, the express terms of the Plan shall govern.

Section 2.8 “Base Price” shall have the meaning set forth in Section 2.53.

Section 2.9 “Board” shall mean the Board of Directors of the Company.

Section 2.10 “Cause” shall mean, unless otherwise provided in the Award Agreement, any of the following: (a) the Participant’s commission of a crime involving fraud, theft, false statements or other similar acts or commission of any crime that is a felony (or comparable classification in a jurisdiction that does not use these terms); (b) the Participant’s engaging in any conduct that constitutes an employment disqualification under applicable law with respect to a material portion of the Participant’s work duties; (c) the Participant’s willful or grossly negligent failure to perform his or her material employment-related duties for the Company and its Subsidiaries, or willful misconduct in the performance of such duties; (d) the Participant’s material violation of any Company or Subsidiary policy as in effect from time to time; (e) the Participant’s engaging in any act or making any public statement that materially impairs, impugns, denigrates, disparages or negatively reflects upon the name, reputation or business interests of the Company or its Subsidiaries; or (f) the Participant’s material breach of any Award Agreement, employment agreement, or noncompetition, nondisclosure or nonsolicitation agreement to which the Participant is a party or by which the Participant is bound; provided that in the case of any Participant who, as of the date of determination, is a party to an effective services, severance, consulting or employment agreement with the Company or any Subsidiary of the Company that employs such individual, “Cause” shall have the meaning, if any, specified in such agreement. A termination for Cause shall be deemed to include a determination by the Administrator following a Participant’s termination of employment that circumstances existing prior to such termination would have entitled the Company or one of its Subsidiaries to have terminated such Participant’s employment for Cause. All rights a Participant has or may have under the Plan shall be suspended automatically during the pendency of any investigation by the Administrator or its designee, or during any negotiations between the Administrator or its designee and the Participant, regarding any actual or alleged act or omission by the Participant of the type described in the applicable definition of Cause.

Section 2.11 “Change in Control” shall mean the first to occur of any of the following events after the Effective Date:

(a) the acquisition, directly or indirectly, by any Person (which, for purposes of this definition, shall include a “group” (as defined in Section 13(d) of the Exchange Act)) of beneficial ownership of more than

30% of the combined voting power of the Company’s then outstanding voting securities, other than any such acquisition by the Company, any of its Subsidiaries, any employee benefit plan of the Company or any of its Subsidiaries, or by the Investors, or any Affiliates of the foregoing;

(b) the merger, consolidation or other similar transaction involving the Company, as a result of which (x) Persons who were holders of voting securities of the Company immediately prior to such merger, consolidation, or other similar transaction do not immediately thereafter beneficially own, directly or indirectly, in substantially the same relative proportions as immediately prior to such transaction, more than 50% of the combined voting power entitled to vote generally in the election of directors of the merged or consolidated company and (y) the Investors immediately thereafter do not beneficially own, directly or indirectly, more than 50% of the combined voting power entitled to vote generally in the election of directors of the merged or consolidated company;

(c) within any 24-month period, the individuals who were members of the Board at the beginning of such period (the “Incumbent Directors”) shall cease to constitute at least a majority of the Board, provided that any director elected or nominated for election to the Board by any Investor or a majority of the Incumbent Directors still in office shall be deemed to be an Incumbent Director for purpose of this clause (c); provided, that any member of the Board whose initial assumption of office occurs as a result of (including by reason of the settlement of) an actual or threatened proxy contest, election contest or other contested election of directors shall in no event be considered an Incumbent Director;

(d) the approval by the Company’s shareholders of the liquidation or dissolution of the Company (other than a liquidation that effects in substance a transfer of all or substantially all of the assets of the Company satisfying clause (e) of this definition); or

(e) the sale, transfer or other disposition of all or substantially all of the assets of the Company to one or more Persons that are not any of the Investors and are not, immediately prior to such sale, transfer or other disposition, Affiliates of the Company;

in each case, provided that, as to Awards subject to Section 409A of the Code the payment or settlement of which will occur by reason of the Change in Control, such event also constitutes a “change in control” within the meaning of Section 409A of the Code. In addition, notwithstanding the foregoing, (i) a “Change in Control” shall not be deemed to occur if the Company files for bankruptcy, liquidation or reorganization under the United States Bankruptcy Code or as a result of any restructuring that occurs as a result of any such proceeding and (ii) a Public Offering shall not constitute a Change in Control.

Section 2.12 “Change in Control Price” shall mean the price per share of Company Common Stock paid in conjunction with any transaction resulting in a Change in Control. If any part of the offered price is payable other than in cash, the value of the non-cash portion of the Change in Control Price shall be determined in good faith by the Administrator as constituted immediately prior to the Change in Control.

Section 2.13 “Code” shall mean the Internal Revenue Code of 1986, as amended.

Section 2.14 “Company” shall mean Atkore International Group Inc., a Delaware corporation, and any successor thereto.

Section 2.15 “Company Common Stock” shall mean the common stock, par value $0.01 per share, of the Company and such other stock or securities into which such common stock is hereafter converted or for which such common stock is exchanged.

Section 2.16 “Competitive Activity” shall mean a Participant’s material breach of restrictive covenants relating to noncompetition, nonsolicitation (of customers or employees) or preservation of confidential information, or other covenants having the same or similar scope, included in an Award Agreement or other agreement to which the Participant and the Company or any of its Subsidiaries is a party.

Section 2.17 “Consultant” shall mean any natural person who is engaged by the Company or any of its Subsidiaries to render consulting or advisory services to such entity.

Section 2.18 “Corporate Event” shall mean, as determined by the Administrator in its sole discretion, any transaction or event described in Section 4.3(a) or any unusual or nonrecurring transaction or event affecting the Company, any Subsidiary of the Company, or the financial statements of the Company or any of its Subsidiaries, or changes in applicable laws, regulations or accounting principles (including, without limitation, a recapitalization of the Company).

Section 2.19 “Deferred Share Unit” shall mean a unit credited to a Participant’s account in the books of the Company under Article X which represents the right to receive one Share of Company Common Stock or cash equal to the Fair Market Value thereof on settlement of the account.

Section 2.20 “Director” shall mean a member of the Board or a member of the board of directors of any Subsidiary of the Company.

Section 2.21 “Disability” shall mean (x) for Awards that are not subject to Section 409A of the Code, “disability” as such term is defined in in the long-term disability insurance plan or program of the Company or any Subsidiary then covering the Participant and (y) for Awards that are subject to Section 409A of the Code, “disability” shall have the meaning set forth in Section 409A(a)(2)(c) of the Code; provided that with respect to Awards that are not subject to Section 409A, in the case of any Participant who, as of the date of determination, is a party to an effective services, severance, consulting or employment agreement with the Company or any Subsidiary of the Company that employs such individual, “Disability” shall have the meaning, if any, specified in such agreement.

Section 2.22 “Dividend Equivalent” shall mean the right to receive payments, in cash or in Shares, based on dividends paid with respect to Shares.

Section 2.23 “Effective Date” shall have the meaning set forth in Section 15.7.

Section 2.24 “Eligible Representative” for a Participant shall mean such Participant’s personal representative or such other person as is empowered under the deceased Participant’s will or the then applicable laws of descent and distribution to represent the Participant hereunder.

Section 2.25 “Employee” shall mean any individual classified as an employee by the Company or one of its Subsidiaries, whether such employee is so employed at the time this Plan is adopted or becomes so employed subsequent to the adoption of this Plan, including any person to whom an offer of employment has been extended (except that any Award granted to such person shall be conditioned on his or her commencement of service). A person shall not cease to be an Employee in the case of (a) any leave of absence approved by the Company or (b) transfers between locations of the Company or between the Company, any of its Subsidiaries, or any successor to the foregoing. For purposes of Incentive Stock Options, no such leave may exceed three (3) months, unless reemployment upon expiration of such leave is guaranteed by statute or contract. If reemployment upon expiration of a leave of absence approved by the Company is not so guaranteed, the employment relationship shall be deemed to have terminated on the first day immediately following such three (3)-month period, and such Incentive Stock Option held by the Optionee shall cease to be treated as an Incentive Stock Option and shall be treated for tax purposes as a Non-Qualified Stock Option on the first day immediately following a three (3)-month period from the date the employment relationship is deemed terminated.

Section 2.26 “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

Section 2.27 “Executive Officer” shall mean each person who is an officer of the Company or any Subsidiary and who is subject to the reporting requirements under Section 16(a) of the Exchange Act.

Section 2.28 “Fair Market Value” of a Share as of any date of determination shall be:

(a) If the Company Common Stock is listed on any established stock exchange or a national market system, then the closing price on such date per Share as reported as quoted on such stock exchange or system shall be the Fair Market Value for the date of determination; provided, however, as to any Awards granted on or with a date of determination that is the date of the pricing of the Company’s Public Offering, “Fair Market Value” shall be equal to the per share price the Company Common Stock is offered to the public in connection with such Public Offering.

(b) If there are no transactions in the Company Common Stock that are available to the Company on any date of determination pursuant to clause (a) but transactions are available to the Company as of the immediately preceding trading date, then the Fair Market Value determined as of the immediately preceding trading date shall be the Fair Market Value for the date of determination; or

(c) If neither clause (a) nor clause (b) shall apply on any date of determination, then the Fair Market Value shall be determined in good faith by the Administrator with reference to (x) the most recent valuation of the Company Common Stock performed by an independent valuation consultant or appraiser of nationally recognized standing selected by the Administrator, if any, (y) sales prices of securities issued to investors in any recent arm’s length transactions, and (z) any other factors determined to be relevant by the Administrator.

Section 2.29 “Incentive Stock Option” shall mean an Option which qualifies under Section 422 of the Code and is expressly designated as an Incentive Stock Option in the Award Agreement.

Section 2.30 “Investors” means, collectively, (i) CD&R Allied Holdings, L.P., (ii) any Affiliate thereof and (iii) any successor in interest to any thereof.

Section 2.31 “normal retirement age” shall have the meaning set forth in the applicable Award Agreement or, if not defined in the Award Agreement, pursuant to the customary policies of the Company.

Section 2.32 “Non-Qualified Stock Option” shall mean an Option which is not an Incentive Stock Option.

Section 2.33 “Non-U.S. Awards” shall have the meaning set forth in Section 3.5.

Section 2.34 “Option” shall mean an option to purchase Company Common Stock granted under the Plan. The term “Option” includes both an Incentive Stock Option and a Non-Qualified Stock Option.

Section 2.35 “Option Price” shall have the meaning set forth in Section 6.3.

Section 2.36 “Optionee” shall mean a Participant to whom an Option or SAR is granted under the Plan.

Section 2.37 “Participant” shall mean any Service Provider who has been granted an Award pursuant to the Plan.

Section 2.38 “Performance Award” shall mean Performance Shares, Performance Units and all other Awards that vest (in whole or in part) upon the achievement of specified Performance Goals.

Section 2.39 “Performance Award Conversion” shall have the meaning set forth in Section 14.3.

Section 2.40 “Performance Cycle” shall mean the period of time selected by the Administrator during which performance is measured for the purpose of determining the extent to which a Performance Award has been earned or vested.

Section 2.41 “Performance Goals” means the objectives established by the Administrator for a Performance Cycle pursuant to Section 9.5 for the purpose of determining the extent to which a Performance Award has been earned or vested.

Section 2.42 “Performance Share” means an Award granted pursuant to Article IX of the Plan of a Share or a contractual right to receive a Share (or the cash equivalent thereof) upon the achievement, in whole or in part, of the applicable Performance Goals.

Section 2.43 “Performance Unit” means a U.S. Dollar-denominated unit (or a unit denominated in the Participant’s local currency) granted pursuant to Article IX of the Plan, payable upon the achievement, in whole or in part, of the applicable Performance Goals.

Section 2.44 “Person” shall mean an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, governmental authority or any other entity of whatever nature.

Section 2.45 “Plan” shall have the meaning set forth in Article I.

Section 2.46 “Public Offering” shall mean the first day as of which (i) sales of Company Common Stock are made to the public in the United States pursuant to an underwritten public offering of the Company Common Stock led by one or more underwriters at least one of which is an underwriter of nationally recognized standing or (ii) the Administrator has determined that the Company Common Stock otherwise has become publicly traded for this purpose.

Section 2.47 “Replacement Awards” shall mean Shares issued in assumption of, or in substitution for, any outstanding awards of any entity acquired in any form or combination by the Company or any of its Subsidiaries.

Section 2.48 “Restricted Stock” shall mean an Award granted pursuant to Section 8.1.

Section 2.49 “Restricted Stock Unit” shall mean an Award granted pursuant to Section 8.2.

Section 2.50 “Securities Act” shall mean the Securities Act of 1933, as amended.

Section 2.51 “Service Provider” shall mean an Employee, Consultant, or Director.

Section 2.52 “Share” shall mean a share of Company Common Stock.

Section 2.53 “Stock Appreciation Right” or “SAR” shall mean the right to receive a payment from the Company in cash and/or Shares equal to the product of (i) the excess, if any, of the Fair Market Value of one Share on the exercise date over a specified price (the “Base Price”) fixed by the Administrator on the grant date (which specified price shall not be less than the Fair Market Value of one Share on the grant date), multiplied by (ii) a stated number of Shares.

Section 2.54 “Stock-Based Award” shall have the meaning set forth in Section 11.1.

Section 2.55 “Stock Purchase Right” shall mean an Award granted pursuant to Section 5.4.

Section 2.56 “Subplans” shall have the meaning set forth in Section 3.5.

Section 2.57 “Subsidiary” shall mean any entity that is directly or indirectly controlled by the Company or any entity in which the Company directly or indirectly has at least a 50% equity interest, provided that, to the extent required under Section 422 of the Code when granting an Incentive Stock Option, Subsidiary shall mean any corporation in an unbroken chain of corporations beginning with such entity if each of the corporations other than the last corporation in the unbroken chain then owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

Section 2.58 “Termination of employment,” “termination of service” and any similar term or terms shall mean, with respect to a Director who is not an Employee of the Company or any of its Subsidiaries, the date upon which such Director ceases to be a member of the Board, with respect to a Consultant who is not an Employee of the Company or any of its Subsidiaries, the date upon which such Consultant ceases to provide consulting or advisory services to the Company or any of its Subsidiaries, and, with respect to an Employee, the date the Participant ceases to be an Employee; provided that with respect to any Award subject to Section 409A of the Code, such terms shall mean “separation from service,” as defined in Section 409A of the Code and the rules, regulations and guidance promulgated thereunder. A “termination of employment” or “termination of service” shall not occur if a Director, immediately upon ceasing to be a member of the Board, becomes an Employee of the Company or any of its Subsidiaries or if an Employee, immediately upon termination of employment with the Company or any of its Subsidiaries, becomes or continues to serve as a member of the Board.

Section 2.59 “Withholding Taxes” shall mean the federal, state, local or foreign income taxes, withholding taxes or employment taxes required to be withheld under Applicable Law, which shall be at a rate determined by the Company that is permitted under applicable IRS withholding rules and that does not to cause adverse accounting consequences.

ARTICLE III

ADMINISTRATION

Section 3.1 Administrator. The Plan shall be administered by the Board or an Administrator appointed by the Board, which Administrator, unless otherwise determined by the Board, shall be constituted to comply with Applicable Laws, including, without limitation, Section 16 of the Exchange Act and Section 162(m) of the Code, and the listing requirements of the New York Stock Exchange or any other exchange on which the Shares are listed.

Section 3.2 Powers of the Administrator. Subject to the provisions of the Plan and, in the case of a committee, the specific duties delegated by the Board to such Administrator, and subject to the approval of any relevant authorities, the Administrator shall have the authority in its discretion to:

(a) determine the Fair Market Value;

(b) determine the type or types of Awards to be granted to each Participant;

(c) select the Service Providers to whom Awards may from time to time be granted hereunder;

(d) determine all matters and questions related to the termination of service of a Service Provider with respect to any Award granted to him or her hereunder, including, but not by way of limitation of, all questions of whether a particular Service Provider has taken a leave of absence, all questions of whether a leave of absence taken by a particular Service Provider constitutes a termination of service, all questions of whether a termination of service of a particular Service Provider resulted from discharge for Cause, and policies regarding the determination of normal retirement age;

(e) determine the number of Awards to be granted and the number of Shares to which an Award will relate;

(f) approve forms of agreement for use under the Plan, which need not be identical for each Service Provider;

(g) determine the terms and conditions of any Awards granted hereunder (including, without limitation, the exercise price, the time or times when Awards may be exercised (which may be based on performance criteria), any vesting acceleration or waiver of forfeiture restrictions and any restriction or limitation regarding any Awards or the Company Common Stock relating thereto) based in each case on such factors as the Administrator, in its sole discretion, shall determine;

(h) prescribe, amend and rescind rules and regulations relating to the Plan, including rules and regulations relating to Subplans established for the purpose of satisfying applicable foreign laws;

(i) determine whether, to what extent, and pursuant to what circumstances an Award may be settled in, or the exercise or purchase price of an Award may be paid in, cash, Company Common Stock, other Awards, or other property, or an Award may be canceled, forfeited or surrendered;

(j) suspend or accelerate the vesting of any Award granted under the Plan;

(k) construe and interpret the terms of the Plan and Awards granted pursuant to the Plan; and

(l) make all other decisions and determinations that may be required pursuant to the Plan or as the Administrator deems necessary or advisable to administer the Plan.

Section 3.3 Delegation by the Administrator. The Administrator may delegate, subject to such terms or conditions or guidelines as it shall determine, to any officer or group of officers, or Director or group of Directors of the Company or its Affiliates any portion of its authority and powers under the Plan with respect to Participants who are not Executive Officers or non-employee directors of the Board; provided that any delegation to one or more officers of the Company shall be subject to and comply with Section 157(c) of the Delaware General Corporation Law (or successor provision). In addition, (i) with respect to any Award intended to qualify as “performance-based” compensation under Section 162(m) of the Code, the Administrator shall mean the Compensation Committee of the Board or such other committee or subcommittee of the Board or the Compensation Committee as the Board or the Compensation Committee of the Board shall designate, consisting solely of two or more members, each of whom is an “outside director” within the meaning of Section 162(m) of the Code and (ii) with respect to any Award intended to qualify for the exemption contained in Rule 16b-3 promulgated under the Exchange Act, the Administrator shall consist of solely two or more “non-employee directors” within the meaning of such rule, or, in the alternative, the entire Board.

Section 3.4 Compensation, Professional Assistance, Good Faith Actions. The Administrator may receive such compensation for its services hereunder as may be determined by the Board. All expenses and liabilities incurred by the Administrator in connection with the administration of the Plan shall be borne by the Company. The Administrator may, in its discretion, elect to engage the services of attorneys, consultants, accountants, appraisers, brokers or other persons. The Administrator, the Company and its officers and Directors shall be entitled to rely upon the advice, opinions or valuations of any such persons. All actions taken and all interpretations, decisions and determinations made by the Administrator, in good faith shall be final and binding upon all Participants, the Company and all other interested persons. The Administrator’s determinations under the Plan need not be uniform and may be made by the Administrator selectively among persons who receive, or are eligible to receive, Awards under the Plan, whether or not such persons are similarly situated. The Administrator (and its members) shall not be personally liable for any action, determination or interpretation made with respect to the Plan or the Awards, and the Administrator (and its members) shall be fully protected by the Company with respect to any such action, determination or interpretation.

Section 3.5 Participants Based Outside the United States. To conform with the provisions of local laws and regulations, or with local compensation practices and policies, in foreign countries in which the Company or any of its Subsidiaries or Affiliates operate, but subject to the limitations set forth herein regarding the maximum number of shares issuable hereunder and the maximum award to any single Participant, the Administrator may (i) modify the terms and conditions of Awards granted to Participants employed outside the United States (“Non-U.S. Awards”), (ii) establish subplans with such modifications as may be necessary or advisable under the circumstances (“Subplans”) and (iii) take any action which it deems advisable to obtain, comply with or otherwise reflect any necessary governmental regulatory procedures, exemptions or approvals with respect to the Plan. The Administrator’s decision to grant Non-U.S. Awards or to establish Subplans is entirely voluntary, and at the complete discretion of the Administrator. The Administrator may amend, modify or terminate any

Subplans at any time, and such amendment, modification or termination may be made without prior notice to the Participants. The Company, Subsidiaries, Affiliates and members of the Administrator shall not incur any liability of any kind to any Participant as a result of any change, amendment or termination of any Subplan at any time. The benefits and rights provided under any Subplan or by any Non-U.S. Award (x) are wholly discretionary and, although provided by either the Company, a Subsidiary or Affiliate, do not constitute regular or periodic payments and (y) except as otherwise required under Applicable Laws, are not to be considered part of the Participant’s salary or compensation under the Participant’s employment with the Participant’s local employer for purposes of calculating any severance, resignation, redundancy or other end of service payments, vacation, bonuses, long-term service awards, indemnification, pension or retirement benefits, or any other payments, benefits or rights of any kind. If a Subplan is terminated, the Administrator may direct the payment of Non-U.S. Awards (or direct the deferral of payments whose amount shall be determined) prior to the dates on which payments would otherwise have been made, and, in the Administrator’s discretion, such payments may be made in a lump sum or in installments.

ARTICLE IV

SHARES SUBJECT TO PLAN

Section 4.1 Shares Subject to Plan.

(a) Subject to Section 4.3, the aggregate number of Shares which may be issued under this Plan is 3,767,500, all of which may be issued in the form of Incentive Stock Options under the Plan. The Shares issued under the Plan may be authorized but unissued, or reacquired Company Common Stock. No provision of this Plan shall be construed to require the Company to maintain the Shares in certificated form. Unless the Administrator shall determine otherwise, (x) Awards may not consist of fractional shares and shall be rounded down to the nearest whole Share, and (y) fractional Shares shall not be issued under the Plan (and shall instead also be rounded as aforesaid).

(b) Upon the grant of an Award, the maximum number of Shares set forth in Section 4.1(a) shall be reduced by the maximum number of Shares that are issued or may be issued pursuant to such Award. If any such Award or portion thereof under this Plan is for any reason forfeited, canceled, cash-settled, expired or otherwise terminated without the issuance of Shares, the Shares subject to such forfeited, canceled, cash-settled, expired or otherwise terminated Award or award, or portion thereof, shall again be available for grant under the Plan. If Shares are tendered or withheld from issuance with respect to an Award by the Company in satisfaction of any Option Price, Base Price or tax withholding or similar obligations, such tendered or withheld Shares shall again be available for grant under the Plan. Awards which the Administrator reasonably determines will be settled in cash, and Awards subject to Performance Goals that the Administrator reasonably determines are certain not to be met, shall not (or shall upon such determination cease to) reduce the Plan maximum set forth in Section 4.1(a). Notwithstanding the foregoing, and except to the extent required by Applicable Law, Replacement Awards shall not be counted against Shares available for grant pursuant to this Plan.

Section 4.2 Individual Award Limitations. Subject to Section 4.1(a) and Section 4.3, the following individual Award limits shall apply to the extent Section 162(m) of the Code is applicable to the Company and the Plan, and for those Awards intended to qualify as performance-based compensation under Section 162(m) of the Code:

(a) No Participant may be granted more than 1,027,500 Options, SARs or any other Award based solely on the increase in value of the Shares from the date of grant under the Plan in any calendar year.

(b) No Participant may be granted more than 685,000 Performance Shares, shares of performance-based Restricted Stock, performance-based Restricted Stock Units or performance-based Dividend Equivalents under the Plan in any calendar year.

(c) No Participant may be granted Performance Units or any other performance-based Award settled in cash under the Plan in any calendar year with a value of more than US $5 million (or the equivalent of such amount denominated in the Participant’s local currency).

In addition, in any calendar year in respect of a non-employee Director’s service to the Company as a non-employee Director, the maximum Fair Market Value of Shares subject to Awards granted to such Director, and the maximum amount of cash paid to such Director shall not exceed US $500,000 in the aggregate (in each case excluding any additional compensation paid to a non-employee chairman of the Board for services in such capacity).

Section 4.3 Changes in Company Common Stock; Disposition of Assets and Corporate Events.

(a) If and to the extent necessary or appropriate to reflect any stock dividend, extraordinary dividend, stock split or share combination or any recapitalization, merger, consolidation, exchange of shares, spin-off, liquidation or dissolution of the Company or other similar transaction affecting the Company Common Stock (each, a “Corporate Event”), the Administrator shall adjust the number of shares of Company Common Stock available for issuance under the Plan, any other limit applicable under the Plan with respect to the number of Awards that may be granted hereunder, and the number, class and exercise price (if applicable) or Base Price (if applicable) of any outstanding Award, and/or make such substitution, revision or other provisions or take such other actions with respect to any outstanding Award or the holder or holders thereof, in each case as it determines to be equitable. Without limiting the generality of the foregoing sentence, in the event of any such Corporate Event, the Administrator shall have the power to make such changes as it deems appropriate in (i) the number and type of shares or other securities covered by outstanding Awards, (ii) the prices specified therein (if applicable), (iii) the securities, cash or other property to be received upon the exercise, settlement or conversion of such outstanding Awards or otherwise to be received in connection with such outstanding Awards and (iv) any applicable Performance Goals. After any adjustment made by the Administrator pursuant to this Section 4.3, the number of shares subject to each outstanding Award shall be rounded down to the nearest whole number of whole or fractional shares (as determined by the Administrator), and (if applicable) the exercise price thereof shall be rounded up to the nearest cent.

(b) Any adjustment of an Award pursuant to this Section 4.3 shall be effected in compliance with Section 422 and 409A of the Code to the extent applicable.

Section 4.4 Award Agreement Provisions. The Administrator may include such further provisions and limitations in any Award Agreement as it may deem equitable and in the best interests of the Company and its Subsidiaries.

Section 4.5 Prohibition Against Repricing. From and after a Public Offering, except to the extent (i) approved in advance by holders of a majority of the Shares entitled to vote generally in the election of directors or (ii) pursuant to Section 4.3 as a result of any Corporate Event or pursuant to Section 14 in connection with a Change in Control, the Administrator shall not have the power or authority to reduce, whether through amendment or otherwise, the exercise price of any outstanding Option or Base Price of any outstanding SAR or to grant any new Award, or make any cash payment, in substitution for or upon the cancellation of Options or SARs previously granted and as to which the exercise price or Base Price thereof is in excess of the then-current Fair Market Value of Share.

ARTICLE V

GRANTING OF OPTIONS AND SARS

AND SALE OF COMPANY COMMON STOCK

Section 5.1 Eligibility. Non-Qualified Stock Options and SARs may be granted to Service Providers. Subject to Section 5.2, Incentive Stock Options may only be granted to Employees.

Section 5.2 Qualification of Incentive Stock Options. No Employee may be granted an Incentive Stock Option under the Plan if such Employee, at the time the Incentive Stock Option is granted, owns stock possessing more than ten (10) percent of the total combined voting power of all classes of stock of the Company or any then existing Subsidiary of the Company or “parent corporation” (within the meaning of Section 424(e) of the Code) unless such Incentive Stock Option conforms to the applicable provisions of Section 422 of the Code.

Section 5.3 Granting of Options and SARs to Service Providers.

(a) Options and SARs. The Administrator may from time to time:

(i) Select from among the Service Providers (including those to whom Options or SARs have been previously granted under the Plan) such of them as in its opinion should be granted Options and/or SARs;

(ii) Determine the number of Shares to be subject to such Options and/or SARs granted to such Service Provider, and determine whether such Options are to be Incentive Stock Options or Non-Qualified Stock Options; and

(iii) Determine the terms and conditions of such Options and SARs, consistent with the Plan.

(b) SARs may be granted in tandem with Options or may be granted on a freestanding basis, not related to any Option. Unless otherwise determined by the Administrator at the grant date or determined thereafter in a manner more favorable to the Participant, SARs granted in tandem with Options shall have substantially similar terms and conditions to such Options to the extent applicable, or may be granted on a freestanding basis, not related to any Option.

(c) Upon the selection of a Service Provider to be granted an Option or SAR under this Section 5.3, the Administrator shall issue, or shall instruct an authorized officer to issue, such Option or SAR and may impose such conditions on the grant of such Option or SAR as it deems appropriate. Subject to Section 15.2 of the Plan, any Incentive Stock Option granted under the Plan may be modified by the Administrator, without the consent of the Optionee, even if such modification would result in the disqualification of such Option as an “incentive stock option” under Section 422 of the Code.

Section 5.4 Sale of Company Common Stock to Service Providers. The Administrator, acting in its sole discretion, may from time to time designate one or more Service Providers to whom an offer to sell Shares shall be made and the terms and conditions thereof, provided, however, that the price per Share shall not be less than the Fair Market Value of such Shares on the date any such offer is accepted. Each Share sold to a Service Provider under this Section 5.4 shall be evidenced by such agreements as shall be approved by the Administrator, which shall contain terms consistent with the terms hereof. Any Shares sold under this Section 5.4 shall be subject to the same limitations, restrictions and administration hereunder as would apply to any Shares issued pursuant to the exercise of an Option under this Plan including, without limitation, conditions and restrictions set forth in Section 7.6 below.

ARTICLE VI

TERMS OF OPTIONS AND SARS

Section 6.1 Award Agreement. Each Option and each SAR shall be evidenced by an Award Agreement, which shall be executed by the Optionee and an authorized officer and which shall contain such terms and conditions as the Administrator shall determine, consistent with the Plan. Award Agreements evidencing Incentive Stock Options shall contain such terms and conditions as may be necessary to qualify such Options as “incentive stock options” under Section 422 of the Code.

Section 6.2 Exercisability and Vesting of Options and SARs.

(a) Each Option and SAR shall vest and become exercisable according to the terms of the applicable Award Agreement; provided, however, that by a resolution adopted after an Option or SAR is granted the Administrator may, on such terms and conditions as it may determine to be appropriate, accelerate the time at which such Option or SAR or any portion thereof may be exercised.

(b) Except as otherwise provided by the Administrator or in the applicable Award Agreement, no portion of an Option or SAR which is unexercisable on the date that an Optionee incurs a termination of service as a Service Provider shall thereafter become exercisable.

(c) The aggregate Fair Market Value (determined as of the time the Option is granted) of all Shares with respect to which Incentive Stock Options are first exercisable by a Service Provider in any calendar year may not exceed $100,000 or such other limitation as imposed by Section 422(d) of the Code, or any successor provision. To the extent that Incentive Stock Options are first exercisable by a Participant in excess of such limitation, the excess shall be considered Non-Qualified Stock Options.

(d) SARs granted in tandem with an Option shall become vested and exercisable on the same date or dates as the Options with which such SARs are associated vest and become exercisable. SARs that are granted in tandem with an Option may only be exercised upon the surrender of the right to exercise such Option for an equivalent number of Shares, and may be exercised only with respect to the Shares for which the related Option is then exercisable.

Section 6.3 Option Price and Base Price. Excluding Replacement Awards, the per Share purchase price of the Shares subject to each Option (the “Option Price”) and the Base Price of each SAR shall be set by the Administrator and shall be not less than 100% of the Fair Market Value of such Shares on the date such Option or SAR is granted.

Section 6.4 Expiration of Options and SARs. No Option or SAR may be exercised after the first to occur of the following events:

(a) Unless a longer period is set forth in the Award Agreement, the expiration of ten (10) years from the date the Option or SAR was granted; or

(b) With respect to an Incentive Stock Option in the case of an Optionee owning (within the meaning of Section 424(d) of the Code), at the time the Incentive Stock Option was granted, more than 10% of the total combined voting power of all classes of stock of the Company or any Subsidiary, the expiration of five (5) years from the date the Incentive Stock Option was granted.

ARTICLE VII

EXERCISE OF OPTIONS AND SARS

Section 7.1 Person Eligible to Exercise. During the lifetime of the Optionee, only the Optionee may exercise an Option or SAR (or any portion thereof) granted to him or her; provided, however, that the Optionee’s Eligible Representative may exercise his or her Option or SAR or portion thereof during the period of the Optionee’s Disability. After the death of the Optionee, any exercisable portion of an Option or SAR may, prior to the time when such portion becomes unexercisable under the Plan or the applicable Award Agreement, be exercised by his or her Eligible Representative.

Section 7.2 Partial Exercise. At any time and from time to time prior to the date on which the Option or SAR becomes unexercisable under the Plan or the applicable Award Agreement, the exercisable portion of an Option or SAR may be exercised in whole or in part; provided, however, that the Company shall not be required to issue fractional Shares and the Administrator may, by the terms of the Option or SAR, require any partial exercise to exceed a specified minimum number of Shares.

Section 7.3 Manner of Exercise. Subject to any generally applicable conditions or procedures that may be imposed by the Administrator, an exercisable Option or SAR, or any exercisable portion thereof, may be exercised solely by delivery to the Administrator or its designee of all of the following prior to the time when such Option or SAR or such portion becomes unexercisable under the Plan or the applicable Award Agreement:

(a) Notice in writing signed by the Optionee or his or her Eligible Representative, stating that such Option or SAR or portion is being exercised, and specifically stating the number of Shares with respect to which the Option or SAR is being exercised (which form of notice shall be provided by the Administrator upon request and may be electronic);

(b) A copy of any agreements or other documentation in use by the Company at the time of exercise (which shall be provided by the Administrator upon request);

(c) (i) With respect to the exercise of any Option, full payment (in cash (through wire transfer only) or by personal, certified, or bank cashier check) of the aggregate Option Price of the Shares with respect to which such Option (or portion thereof) is thereby exercised; or

(ii) if at a time when the broker-assisted cashless exercise program referred to in clause (iii) is not available, and unless the Administrator shall determine otherwise, (A) Shares owned by the Optionee duly endorsed for transfer to the Company or (B) Shares issuable to the Optionee upon exercise of the Option, in each case with a Fair Market Value on the date of Option exercise equal to the aggregate Option Price of the Shares with respect to which such Option (or portion thereof) is thereby exercised; or

(iii) payment of the Option Price through a broker-assisted cashless exercise program established by the Company; or

(iv) With the consent of the Administrator, any form of payment of the Option Price permitted by Applicable Laws and any combination of the foregoing methods of payment.

(d) Full payment to the Company (in cash or by personal, certified or bank cashier check or by any other means of payment approved by the Administrator) of all minimum amounts necessary to satisfy any and all Withholding Taxes arising in connection with the exercise of the Option or SAR (notice of the amount of which shall be provided by the Administrator as soon as practicable following receipt by the Administrator of the notice of exercise);

(e) Such representations and documents as the Administrator deems necessary or advisable to effect compliance with all applicable provisions of the Securities Act and any other federal or state securities laws or regulations. The Administrator shall provide the Optionee or Eligible Representative with all such representations and documents as soon as practicable following receipt by the Administrator of the notice of exercise. The Administrator may, in its sole discretion, also take whatever additional actions it deems appropriate to effect such compliance including, without limitation, placing legends on share certificates and issuing stop-transfer orders to transfer agents and registrars; and

(f) In the event that the Option or SAR or portion thereof shall be exercised as permitted under Section 7.1 by any person or persons other than the Optionee, appropriate proof of the right of such person or persons to exercise the Option or SAR or portion thereof.

Section 7.4 Optionee Representations. The Administrator, in its sole discretion, may require an Optionee to make certain representations or acknowledgements, on or prior to the purchase of any Shares pursuant to any Option or SAR granted under this Plan, in respect thereof including, without limitation, that the Optionee is acquiring the Shares for an investment purpose and not for resale, and, if the Optionee is an Affiliate, additional acknowledgements regarding when and to what extent any transfers of such Shares may occur.

Section 7.5 Settlement of SARs. Unless otherwise determined by the Administrator, upon exercise of a SAR, the Participant shall be entitled to receive payment in the form, determined by the Administrator, of Shares, or cash, or a combination of Shares and cash having an aggregate value equal to the amount determined by multiplying:

(a) any increase in the Fair Market Value of one Share on the exercise date over the Base Price of such SAR, by

(b) the number of Shares with respect to which such SAR is exercised;

provided, however, that on the grant date, the Administrator may establish, in its sole discretion, a maximum amount per Share that may be payable upon exercise of a SAR, and provided, further, that in no event shall the value of the Company Common Stock or cash delivered on exercise of a SAR exceed the excess of the Fair Market Value of the Shares with respect to which the SAR is exercised over the Base Price of such Shares on the grant date of such SAR.

Section 7.6 Conditions to Issuance of Shares. The Company shall evidence the issuance of Shares delivered upon exercise of an Option or SAR in the books and records of the Company or in a manner determined by the Company. Notwithstanding the above, the Company shall not be required to effect the issuance of any Shares purchased upon the exercise of any Option or SAR or portion thereof prior to fulfillment of all of the following conditions:

(a) The admission of such Shares to listing on any and all stock exchanges on which such class of Company Common Stock is then listed;

(b) The completion of any registration or other qualification of such Shares under any state or federal law or under the rulings or regulations of the U.S. Securities and Exchange Commission or any other local, state, federal or foreign governmental regulatory body, which the Administrator shall, in its sole discretion, deem necessary or advisable;

(c) The obtaining of any approval or other clearance from any state or federal governmental agency which the Administrator shall, in its sole discretion, determine to be necessary or advisable and

(d) The payment to the Company (or its Subsidiary, as applicable) of all amounts which it is required to withhold under Applicable Law in connection with the exercise of the Option or SAR.

The Administrator shall not have any liability to any Optionee for any delay in the delivery of Shares to be issued upon an Optionee’s exercise of an Option or SAR.

Section 7.7 Rights as Stockholders. The holder of an Option or SAR shall not be, nor have any of the rights or privileges of, a stockholder of the Company in respect of any Shares purchasable upon the exercise of any part of an Option or SAR unless and until the Shares attributable to the exercise of the Option or SAR have been issued by the Company to such holder.

Section 7.8 Transfer Restrictions. The Administrator, in its sole discretion, may set forth in an Award Agreement or in such other agreements to be entered into at the time of exercise, such further restrictions on the transferability of the Shares purchasable upon the exercise of an Option or SAR as it deems appropriate. Any such restriction may be referred to in the Share register maintained by the Company or otherwise in a manner reflecting its applicability to the Shares. The Administrator may require the Employee to give the Company prompt notice of any disposition of Shares acquired by exercise of an Incentive Stock Option, within two (2) years from the date of granting such Option or one (1) year after the transfer of such Shares to such Employee. The Administrator may cause the Share register maintained by the Company to refer to such requirement.

ARTICLE VIII

RESTRICTED STOCK AWARDS AND RESTRICTED STOCK UNIT AWARDS

Section 8.1 Restricted Stock.

(a) Grant of Restricted Stock. The Administrator is authorized to make Awards of Restricted Stock to any Service Provider selected by the Administrator in such amounts and subject to such terms and conditions as determined by the Administrator. All Awards of Restricted Stock shall be evidenced by an Award Agreement.

(b) Issuance and Restrictions. Restricted Stock shall be subject to such restrictions on transferability and other restrictions as the Administrator may impose (including, without limitation, limitations on the right to vote Restricted Stock or the right to receive dividends on the Restricted Stock). These restrictions may lapse separately or in combination at such times, pursuant to such circumstances, in such installments, or otherwise, as the Administrator determines at the time of the grant of the Award or thereafter.

(c) Issuance of Restricted Stock. The issuance of Restricted Stock granted pursuant to the Plan may be evidenced in such manner as the Administrator shall determine.

Section 8.2 Restricted Stock Units. The Administrator is authorized to make Awards of Restricted Stock Units to any Service Provider selected by the Administrator in such amounts and subject to such terms and conditions as determined by the Administrator. At the time of grant, the Administrator shall specify the date or dates on which the Restricted Stock Units shall become fully vested and nonforfeitable, and may specify such conditions to vesting as it deems appropriate. At the time of grant, the Administrator shall specify the settlement date applicable to each grant of Restricted Stock Units which shall be no earlier than the vesting date or dates of the Award and may permit the settlement date to be determined at the election of the grantee consistent with Section 409A of the Code. Unless otherwise provided in an award agreement, on the settlement date, the Company shall, subject to the terms of this Plan (including satisfaction of applicable withholding taxes), transfer to the Participant one Share for each Restricted Stock Unit scheduled to be paid out on such date and not previously forfeited. The Administrator shall specify the purchase price, if any, to be paid by the grantee to the Company for such Shares.

Section 8.3 Rights as a Stockholder. A Participant shall not be, nor have any of the rights or privileges of, a stockholder in respect of Restricted Stock Units awarded pursuant to the Plan unless and until the Shares attributable to such Restricted Stock Units have been issued to such Participant.

ARTICLE IX

PERFORMANCE SHARES AND PERFORMANCE UNITS

Section 9.1 Grant of Performance Awards. The Administrator is authorized to make Awards of Performance Shares and Performance Units to any Participant selected by the Administrator in such amounts and subject to such terms and conditions as determined by the Administrator. All Performance Shares and Performance Units shall be evidenced by an Award Agreement.

Section 9.2 Issuance and Restrictions. The Administrator shall have the authority to determine the Participants who shall receive Performance Shares and Performance Units, the number of Performance Shares and the number and value of Performance Units each Participant receives for any Performance Cycle, and the Performance Goals applicable in respect of such Performance Shares and Performance Units for each Performance Cycle. The Administrator shall determine the duration of each Performance Cycle (the duration of Performance Cycles may differ from one another), and there may be more than one Performance Cycle in existence at any one time. An Award Agreement evidencing the grant of Performance Shares or Performance

Units shall specify the number of Performance Shares and the number and value of Performance Units awarded to the Participant, the Performance Goals applicable thereto, and such other terms and conditions not inconsistent with the Plan as the Administrator shall determine. No Company Common Stock will be issued at the time an Award of Performance Shares is made, and the Company shall not be required to set aside a fund for the payment of Performance Shares or Performance Units.

Section 9.3 Earned Performance Shares and Performance Units. Performance Shares and Performance Units shall become earned, in whole or in part, based upon the attainment of specified Performance Goals or the occurrence of any event or events, as the Administrator shall determine, either in an Award Agreement or thereafter on terms more favorable to the Participant to the extent consistent with Section 162(m). In addition to the achievement of the specified Performance Goals, the Administrator may condition payment of Performance Shares and Performance Units on such other conditions as the Administrator shall specify in an Award Agreement. The Administrator may also provide in an Award Agreement for the completion of a minimum period of service (in addition to the achievement of any applicable Performance Goals) as a condition to the vesting of any Performance Share or Performance Unit Award.

Section 9.4 Rights as a Stockholder. A Participant shall not have any rights as a stockholder in respect of Performance Shares or Performance Units awarded pursuant to the Plan (including, without limitation, to the right to vote on any matter submitted to the Company’s stockholders) until such time as the Shares attributable to such Performance Shares or Performance Units have been issued to such Participant or his or her beneficiary. Performance Shares as to which Shares are issued prior to the end of the Performance Cycle shall, during such period, be subject to such restrictions on transferability and other restrictions as the Administrator may impose (including, without limitation, limitations on the right to vote such Shares or the right to receive dividends on such Shares).

Section 9.5 Performance Goals. The Administrator shall establish the Performance Goals that must be satisfied in order for a Participant to receive an Award for a Performance Cycle or for an Award of Performance Shares or Performance Units to be earned or vested. At the discretion of the Administrator, the Performance Goals may be based upon (alone or in combination): (a) net or operating income (before or after taxes); (b) any earnings measure, including without limitation earnings before taxes, interest, depreciation and/or amortization (“EBITDA”); (c) any measure based on net income or net loss; (d) basic or diluted earnings per share or improvement in basic or diluted earnings per share; (e) sales (including, but not limited to, total sales, net sales and revenue growth); (f) net operating profit; (g) financial return measures (including, but not limited to, return on assets, capital, invested capital, equity, sales and revenue); (h) cash flow measures (including, but not limited to, operating cash flow, free cash flow, cash flow return on equity and cash flow return on investment); (i) productivity ratios (including but not limited to measuring liquidity, profitability and leverage); (j) share price (including, but not limited to, growth measures and total shareholder return); (k) expense/cost management targets; (l) margins (including, but not limited to, operating margin, net income margin, cash margin, gross, net or operating profit margins or margins based on EBITDA whether or not adjusted); (m) operating efficiency; (n) market share or market penetration; (o) customer targets (including, but not limited to, customer growth and customer satisfaction); (p) working capital targets or improvements; (q) economic value added; (r) balance sheet metrics (including, but not limited to, inventory, inventory turns, receivables turnover, net asset turnover, debt reduction, retained earnings, year-end cash, cash conversion cycle and ratio of debt to equity or to earnings or EBITDA); (s) workforce targets (including, but not limited to, diversity goals, employee engagement or satisfaction, employee retention and workplace health and safety goals); (t) implementation, completion or attainment of measurable objectives with respect to research and development, key products or key projects, lines of business, acquisitions and divestitures and strategic plan development and/or implementation; (u) comparisons with various stock market indices, peer companies or industry groups or classifications with regard to one more of these criteria, or, for any period of time in which Section 162(m) is not applicable to the Company and the Plan, or at any time in the case of (A) persons who are not “covered employees” under Section 162(m) of the Code or (B) Awards (whether or not to “covered employees”) not intended to qualify as performance-based compensation under Section 162(m) of the Code, such other criteria as may be determined by the Administrator.

Performance Goals may be established on a Company-wide basis or with respect to one or more business units, divisions, Subsidiaries, or products and may be expressed in absolute terms, or relative to (i) current internal targets or budgets, (ii) the past performance of the Company (including the performance of one or more Subsidiaries, divisions or operating units), (iii) the performance of one or more similarly situated companies, (iv) the performance of an index covering a peer group of companies or (v) other external measures of the selected performance criteria. Any performance objective may measure performance on an individual basis, as appropriate. The Administrator may provide for a threshold level of performance below which no Shares or compensation will be granted or paid in respect of Performance Shares or Performance Units, and a maximum level of performance above which no additional Shares or compensation will be granted or paid in respect of Performance Shares or Performance Units, and it may provide for differing amounts of Shares or compensation to be granted or paid in respect of Performance Shares or Performance Units for different levels of performance.

Performance Goals that are financial metrics may be determined in accordance with United States Generally Accepted Accounting Principles (“GAAP”) or financial metrics that are based on, or able to be derived from GAAP, and may be adjusted when established or at any time thereafter to include or exclude any items otherwise includable or excludable under GAAP. Without limiting the generality of the immediately preceding sentence, the determination of performance pursuant to such Performance Goals may include or exclude (i) items that are unusual in nature and items that are infrequently occurring, as determined by the Company’s independent public accountants in accordance with GAAP or (ii) changes in accounting, and (iii) other material extraordinary events such as restructurings; discontinued operations; asset write-downs; significant litigation or claims, judgments or settlements; acquisitions or divestitures; reorganizations or changes in the corporate structure or capital structure of the Company; foreign exchange gains and losses; change in the fiscal year of the Company; business interruption events; unbudgeted capital expenditures; unrealized investment gains and losses; and impairments; in the case of each of clauses (i)-(iii) so long as such determination is made in a manner (and at a time) permitted by Section 162(m) of the Code. Notwithstanding any other provision of this paragraph to the contrary, in no event may any action referred to herein be taken with respect to Awards intended to be performance-based compensation under Section 162(m) of the Code if the taking of such action would cause such Awards to no longer qualify (and, in such case, the Administrator shall be deemed not to have the discretion to take such action).

Except in the case of Awards to “covered employees” intended to be performance-based compensation under Section 162(m) of the Code, the Administrator may also adjust the Performance Goals for any Performance Cycle as it deems equitable in recognition of unusual or non-recurring events affecting the Company, changes in applicable tax laws or accounting principles, or such other factors as the Administrator may determine.

Section 9.6 Special Rule for Performance Goals. If, at the time of grant, the Administrator intends a Performance Share Award, Performance Unit or other Performance Award to qualify as performance-based compensation within the meaning of Section 162(m) of the Code, the Administrator must establish Performance Goals for the applicable Performance Cycle prior to the 91st day of the Performance Cycle (or by such other date as may be required under Section 162(m) of the Code) but not later than the date on which 25% of the Performance Cycle has elapsed.

Section 9.7 Negative Discretion. Notwithstanding anything in this Article IX to the contrary, the Administrator shall have the right, in its absolute discretion, (i) to reduce or eliminate the amount otherwise payable to any Participant under Section 9.9 based on individual performance or any other factors that the Administrator, in its discretion, shall deem appropriate and (ii) to establish rules or procedures that have the effect of limiting the amount payable to each Participant to an amount that is less than the maximum amount otherwise authorized under the Award or under the Plan.

Section 9.8 Affirmative Discretion. Notwithstanding any other provision in the Plan to the contrary, but subject to the maximum number of Shares available for issuance under Article IV of the Plan the Administrator shall have the right, in its discretion, to grant an Award in cash, Shares or other Awards, or in any combination thereof, to any Participant (except for Awards intended to qualify as performance-based compensation under Section 162(m) of the Code, to the extent Section 162(m) of the Code is applicable to the Company and the Plan) in a greater amount than would apply under the applicable Performance Goals, based on individual performance or any other criteria that the Administrator deems appropriate. Notwithstanding any provision of the Plan to the contrary, in no event shall the Administrator have, or exercise, discretion with respect to a Performance Award intended to qualify as performance-based compensation under Section 162(m) of the Code if such discretion or the exercise thereof would cause such qualification not to be available.

Section 9.9 Certification of Attainment of Performance Goals. As soon as practicable after the end of a Performance Cycle and prior to any payment or vesting in respect of such Performance Cycle, the Administrator shall certify in writing the number of Performance Shares or other Performance Awards and the number and value of Performance Units that have been earned or vested on the basis of performance in relation to the established Performance Goals.

Section 9.10 Payment of Awards. Payment or delivery of Company Common Stock with respect to earned Performance Shares and earned Performance Units shall be made to the Participant or, if the Participant has died, to the Participant’s Eligible Representative, as soon as practicable after the expiration of the Performance Cycle and the Administrator’s certification under Section 9.9 above and (unless an applicable Award Agreement shall set forth one or more other dates) in any event no later than the earlier of (i) ninety (90) days after the end of the fiscal year in which the Performance Cycle has ended and (ii) ninety (90) days after the expiration of the Performance Cycle. The Administrator shall determine and set forth in the applicable Award Agreement whether earned Performance Shares and the value of earned Performance Units are to be distributed in the form of cash, Shares or in a combination thereof, with the value or number of Shares payable to be determined based on the Fair Market Value of the Company Common Stock on the date of the Administrator’s certification under Section 9.9 above or such other date specified in the Award Agreement. The Administrator may, in an Award Agreement with respect to the award or delivery of Shares, condition the vesting of such Shares on the performance of additional service.

Section 9.11 Newly Eligible Participants. Notwithstanding anything in this Article IX to the contrary, the Administrator shall be entitled to make such rules, determinations and adjustments as it deems appropriate with respect to any Participant who becomes eligible to receive Performance Shares, Performance Units or other Performance Awards after the commencement of a Performance Cycle.

ARTICLE X

DEFERRED SHARE UNITS

Section 10.1 Grant. Subject to Article III, the Administrator is authorized to make awards of Deferred Share Units to any Participant selected by the Administrator at such time or times as shall be determined by the Administrator without regard to any election by the Participant to defer receipt of any compensation or bonus amount payable to him. The grant date of any Deferred Share Unit under the Plan will be the date on which such Deferred Share Unit is awarded by the Administrator or on such other future date as the Administrator shall determine in its sole discretion. Upon the grant of Deferred Share Units pursuant to the Plan, the Company shall establish a notional account for the Participant and will record in such account the number of Deferred Share Units awarded to the Participant. No Shares will be issued to the Participant at the time an award of Deferred Share Units is granted. Subject to Article III, Deferred Share Units may become payable on a Corporate Event, termination of employment or on a specified date or dates set forth in the Award Agreement evidencing such Deferred Share Units.

Section 10.2 Rights as a Stockholder. A Participant shall not be, nor have any of the rights and privileges of, a stockholder of the Company in respect of Deferred Share Units awarded pursuant to the Plan unless and until such time as the Shares attributable to such Deferred Share Units have been issued to such Participant.

Section 10.3 Vesting. Unless the Administrator provides otherwise at the grant date or provides thereafter in a manner more favorable to the Participant, Deferred Share Units shall be fully vested and nonforfeitable when granted.

Section 10.4 Further Deferral Elections. A Participant may elect to further defer receipt of Shares issuable in respect of Deferred Share Units (or an installment of an Award) for a specified period or until a specified event and in a manner consistent with Section 409A of the Code, subject in each case to the Administrator’s approval and to such terms as are determined by the Administrator, all in its sole discretion. Subject to any exceptions adopted by the Administrator, such election must generally be made at least twelve (12) months prior to the prior settlement date of such Deferred Share Units (or any such installment thereof) and must defer settlement for at least five (5) years after such prior settlement date. A further deferral opportunity does not have to be made available to all Participants, and different terms and conditions may apply with respect to the further deferral opportunities made available to different Participants.

Section 10.5 Settlement. Subject to this Article X, upon the date specified in the Award Agreement evidencing the Deferred Share Units, for each such Deferred Share Unit the Participant shall receive, as specified in the Award Agreement (and subject to satisfaction of applicable withholding taxes), (i) a cash payment equal to the Fair Market Value of one (1) Share as of such payment date, (ii) one (1) Share or (iii) any combination of clauses (i) and (ii).

ARTICLE XI

OTHER STOCK-BASED AWARDS

Section 11.1 Grant of Stock-Based Awards. The Administrator is authorized to make Awards of other types of equity-based or equity-related awards (“Stock-Based Awards”) not otherwise described by the terms of the Plan in such amounts and subject to such terms and conditions as the Administrator shall determine. All Stock-Based Awards shall be evidenced by an Award Agreement. Such Stock-Based Awards may be granted as an inducement to enter the employ of the Company or any Subsidiary or in satisfaction of any obligation of the Company or any Subsidiary to an officer or other key employee, whether pursuant to this Plan or otherwise, that would otherwise have been payable in cash or in respect of any other obligation of the Company. Such Stock-Based Awards may entail the transfer of actual Shares, or payment in cash or otherwise of amounts based on the value of Shares and may include, without limitation, Awards designed to comply with or take advantage of the applicable local laws of jurisdictions other than the United States.

Section 11.2 Automatic Grants for Directors. The Board or the Administrator may institute, by resolution or other corporate policy, grants of automatic Awards to new and continuing Directors, with the number and type of such Awards, the frequency of grant and all related terms and conditions, including any applicable vesting conditions, as determined by the Administrator in its sole discretion.

ARTICLE XII

DIVIDEND EQUIVALENTS

Section 12.1 Generally. Dividend Equivalents may be granted to Participants at such time or times as shall be determined by the Administrator. Dividend Equivalents may be granted in tandem with other Awards, in addition to other Awards, or freestanding and unrelated to other Awards. The grant date of any Dividend Equivalents under the Plan will be the date on which the Dividend Equivalent is awarded by the Administrator, or such other date permitted by Applicable Laws as the Administrator shall determine in its sole discretion. Dividend Equivalents may, at the discretion of the Administrator, be fully vested and nonforfeitable when granted or subject to such vesting conditions as determined by the Administrator; provided, that, unless the Administrator shall determine otherwise in an Award Agreement or thereafter on terms more favorable to a

Participant, Dividend Equivalents with respect to Awards shall not be fully vested until the Awards have been earned and shall be forfeited if the related Award is forfeited. Dividend Equivalents shall be evidenced in writing, whether as part of the Award Agreement governing the terms of the Award, if any, to which such Dividend Equivalent relates, or pursuant to a separate Award Agreement with respect to freestanding Dividend Equivalents, in each case, containing such provisions not inconsistent with the Plan as the Administrator shall determine, including customary representations, warranties and covenants with respect to securities law matters.

ARTICLE XIII

TERMINATION AND FORFEITURE

Section 13.1 Termination for Cause; Post-Service Competitive Activity. Unless otherwise determined by the Administrator at the grant date and set forth in the Award Agreement covering the Award or otherwise in writing or determined thereafter in a manner more favorable to the Participant, if a Participant’s employment or service terminates for Cause or a Participant engages in Competitive Activity following the Participant’s termination of service, all Options and SARs, whether vested or unvested, and all other Awards that are unvested or unexercisable or otherwise unpaid (or were unvested or unexercisable or unpaid at the time of occurrence of Cause) shall be immediately forfeited and canceled, effective as of the date of the Participant’s termination of service. Notwithstanding the foregoing, unless otherwise determined by the Administrator at the grant date and set forth in the Award Agreement covering the Award or otherwise in writing or determined thereafter in a manner more favorable to the Participant, any Award that vested or was paid to the Participant or otherwise settled during the twelve months prior to or any time after the Participant engaged in (i) the conduct that gave rise to the termination for Cause or (ii) Competitive Activity following the Participant’s termination of service, shall upon demand by the Administrator be immediately forfeited and disgorged or paid to the Company together with all gains earned or accrued due to the exercise of such Awards or sale of Company Common Stock issued pursuant to such Awards.

Section 13.2 Termination for Any Other Reason. Unless otherwise determined by the Administrator at the grant date and set forth in the Award Agreement covering the Award or otherwise in writing or determined thereafter in a manner more favorable to the Participant, if a Participant’s employment or service terminates for any reason other than Cause:

(a) All Awards that are unvested or unexercisable shall be immediately forfeited and canceled, effective as of the date of the Participant’s termination of service;

(b) All Options and SARs that are vested shall remain outstanding until (w) in the case of termination for death or Disability, the first anniversary of the date of the Participant’s death or Disability, (x) in the case of termination by reason of retirement at or following normal retirement age, the third anniversary of the date of retirement, (y) the three-month anniversary of the effective date of the Participant’s termination for any reason other than death, Disability or retirement at normal retirement age or (z) the Award’s normal expiration date, whichever is earlier, after which any unexercised Options and SARs shall immediately terminate; and

(c) All Awards other than Options and SARs that are vested shall be treated as set forth in the applicable Award Agreement (or in any more favorable manner determined by the Administrator).

Section 13.3 Post-Termination Informational Requirements. Before the settlement of any Award following termination of employment or service, the Administrator may require the Participant (or the Participant’s Eligible Representative, if applicable) to make such representations and provide such documents as the Administrator deems necessary or advisable to effect compliance with Applicable Law and determine whether the provisions of Section 13.1 or Section 13.4 may apply to such Award.

Section 13.4 Forfeiture of Awards. Awards granted under this Plan (and gains earned or accrued in connection with Awards) shall be subject to such generally applicable policies as to forfeiture and recoupment

(including, without limitation, upon the occurrence of material financial or accounting errors, financial or other misconduct or Competitive Activity) as may be adopted by the Administrator or the Board from time to time and communicated to Participants. Any such policies may (in the discretion of the Administrator or the Board) be applied to outstanding Awards at the time of adoption of such policies, or on a prospective basis only. The Participant shall also forfeit and disgorge to the Company any Awards granted or vested and any gains earned or accrued due to the exercise of Options or SARs or the sale of any Company Common Stock to the extent required by Applicable Law or regulations in effect on or after the Effective Date, including Section 304 of the Sarbanes-Oxley Act of 2002 and Section 10D of the Exchange Act. For the avoidance of doubt, the Administrator shall have full authority to implement any policies and procedures necessary to comply with Section 10D of the Exchange Act and any rules promulgated thereunder. The implementation of policies and procedures pursuant to this Section 13.4 and any modification of the same shall not be subject to any restrictions on amendment or modification of Awards.

Section 13.5 Clawbacks. Awards shall be subject to any generally applicable clawback policy adopted by the Administrator, the Board or the Company that is communicated to the Participants or any such policy adopted to comply with Applicable Law.

ARTICLE XIV

CHANGE IN CONTROL

Section 14.1 Alternative Award. Unless otherwise expressly provided in an Award Agreement and other than with respect to the Performance Award Conversion, no cancellation, acceleration or other payment shall occur in connection with a Change in Control pursuant to Section 14.3 with respect to any Award or portion thereof as a result of the Change in Control if the Administrator reasonably determines in good faith, prior to the occurrence of the Change in Control, that such Award shall be honored or assumed, or new rights substituted therefor following the Change in Control (such honored, assumed or substituted award, an “Alternative Award”), provided that any Alternative Award must (i) give the Participant who held the Award rights and entitlements substantially equivalent to or better than the rights and terms applicable under the Award immediately prior to the Change in Control, including an equal or better vesting schedule and that Alternative Awards that are stock options have identical or better methods of payment of the exercise price thereof, (ii) have terms such that if a Participant’s employment is involuntarily (i.e., by the Company or its successor other than for Cause) or constructively (i.e., by the Participant with “good reason”, which, for a Participant who is a party to an employment agreement that contains such term, shall be as defined in such employment agreement, and, for a Participant who is not a party to an employment agreement containing such term, shall be determined by the Board prior to the Change in Control so as to be reasonably protective of the Participant in light of the circumstances of the particular transaction) terminated within two years following a Change in Control at a time when any portion of the Alternative Award is unvested, the unvested portion of such Alternative Award shall immediately vest in full and such Participant shall receive (as determined by the Board prior to the Change in Control) either (1) a cash payment equal in value to the excess (if any) of the fair market value of the stock subject to the Alternative Award at the date of exercise or settlement over the price (if any) that such Participant would be required to pay to exercise such Alternative Award or (2) publicly-traded shares or equity interests equal in value (as determined by the Administrator) to the value in clause (1).

Section 14.2 Performance Award Conversion. Unless otherwise expressly provided in an Award Agreement, upon a Change in Control, then-outstanding Performance Awards shall be modified to remove any Performance Goals applicable thereto and to substitute, in lieu of such Performance Goals, vesting solely based on the requirement of continued service through, as nearly as is practicable, the date(s) on which the satisfaction of the Performance Goals would have been measured if the Change in Control had not occurred (or, if applicable, the later period of required service following such measurement date) (such Awards, the “Alternative Performance Awards”), with such service-vesting of the Alternative Performance Awards to accelerate upon the termination of employment of the holder prior to such vesting date(s) thereof, if such termination of employment satisfies the requirements of clause (ii) of Section 14.1 hereof. The number of Alternative Performance Awards shall be equal to (i) if less than 50% of the Performance Cycle has elapsed, the target number of Performance Awards pro rated based on the elapsed period of time between the grant date and the date of the Change in Control, and (ii) if 50% or more of the Performance Cycle has elapsed, a number of Performance Awards based on actual performance through the date of the Change in Control pro rated based on the elapsed period of time between the grant date and the date of the Change in Control (with the Administrator as constituted prior to the Change in Control making any determinations necessary to determine the pro rata number of Alternative Performance Awards and the vesting date(s) thereof). The conversion of the Performance Awards into Alternative Performance Awards is referred to herein as the “Performance Award Conversion”. Following the Performance Award Conversion, the Alternative Performance Awards shall either remain outstanding as Alternative Awards consistent with this Section 14.2 or shall be treated as provided in Section 14.3.

Section 14.3 Accelerated Vesting and Payment. Except as otherwise provided in this Article XIV or in an Award Agreement or thereafter on terms more favorable to a Participant, upon a Change in Control:

(a) each vested and unvested Option or SAR shall be canceled in exchange for a payment equal to the excess, if any, of the Change in Control Price over the applicable Option Price or Base Price;

(b) the vesting restrictions applicable to all other unvested Awards (other than (x) freestanding Dividend Equivalents not granted in connection with another Award and (y) Performance Awards) shall lapse, all such Awards shall vest and become non-forfeitable and be canceled in exchange for a payment equal to the Change in Control Price;

(c) the Alternative Performance Awards shall be canceled in exchange for a payment equal to the Change in Control Price;

(d) all other Awards (other than freestanding Dividend Equivalents not granted in connection with another Award) that were vested prior to the Change in Control but that have not been settled or converted into Shares prior to the Change in Control shall be canceled in exchange for a payment equal to the Change in Control Price; and

(e) all freestanding Dividend Equivalents not granted in connection with another Award shall be cancelled without payment therefor.

To the extent any portion of the Change in Control Price is payable other than in cash and/or other than at the time of the Change in Control, Award holders under the Plan shall receive the same value in respect of their Awards (less any applicable exercise price, Base Price or similar feature) as is received by the Company’s stockholders in respect of their Company Common Stock (as determined by the Administrator), and the Administrator shall determine the extent to which such value shall be paid in cash, in securities or other property, or in a combination of cash and securities or other property, consistent applicable law. To the extent any portion of the Change in Control Price is payable other than at the time of the Change in Control, the Administrator shall determine the time and form of payment to the holders of Award consistent with Section 409A of the Code and other applicable law. For avoidance of doubt, upon a Change in Control the Administrator may cancel Options and SARs for no consideration if the aggregate Fair Market Value of the Shares subject to Options and SARs is less than or equal to the Option Price of such Options or the Base Price of such SARs.

Section 14.4 Section 409A. Notwithstanding the discretion in Sections 14.1, 14.2 or 14.3, if any Award is subject to Section 409A of the Code and an Alternative Award would be deemed a non-compliant modification of such Award under Section 409A, then no Alternative Award shall be provided and such Award shall instead be treated as provided in Section 14.3 or in the Award Agreement (or in such other manner determined by the Administrator that is a compliant modification under Section 409A).

ARTICLE XV

OTHER PROVISIONS

Section 15.1 Awards Not Transferable. Unless otherwise agreed to in writing by the Administrator, no Award or interest or right therein or part thereof shall be liable for the debts, contracts or engagements of the Participant or his or her successors in interest or shall be subject to disposition by transfer, alienation, anticipation, pledge, encumbrance, assignment or any other means whether such disposition be voluntary or involuntary or by operation of law, by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy), and any attempted disposition thereof shall be null and void and of no effect; provided, however, that nothing in this Section 15.1 shall prevent transfers by will or by the applicable laws of descent and distribution or, with the prior approval of the Company, estate planning transfers.

Section 15.2 Amendment, Suspension or Termination of the Plan or Award Agreements.

(a) The Plan may be wholly or partially amended or otherwise modified, suspended or terminated at any time or from time to time by the Administrator; provided that without the approval by a majority of the shares entitled to vote at a duly constituted meeting of shareholders of the Company, no amendment or modification to the Plan may (i) except as otherwise expressly provided in Section 4.3, increase the number of Shares subject to the Plan or the individual Award limitations specified in Section 4.2; (ii) modify the class of persons eligible for participation in the Plan or (iii) materially modify the Plan in any other way that would require shareholder approval under Applicable Law.

(b) Except as otherwise expressly provided in the Plan, neither the amendment, suspension nor termination of the Plan shall, without the consent of the holder of the Award, adversely alter or impair any rights or obligations under any Award theretofore granted. Except as provided by Section 4.3, notwithstanding the foregoing, the Administrator at any time, and from time to time, may amend the terms of any one or more existing Award Agreements, provided, however, that the rights of a Participant under an Award Agreement shall not be adversely impaired without the Participant’s written consent. The Company shall provide a Participant with notice of any amendment made to such Participant’s existing Award Agreement in accordance with the terms of this Section 15.2(b).

(c) Notwithstanding any provision of the Plan to the contrary, in no event shall adjustments made by the Administrator pursuant to Section 4.3 or the application of Section 13.4, Section 14.1, Section 14.2, Section 14.3, Section 15.6 or Section 15.13 to any Participant constitute an amendment of the Plan or of any Award Agreement requiring the consent of any Participant.

(d) No Award may be granted during any period of suspension nor after termination of the Plan, and in no event may any Award be granted under this Plan after the expiration of ten (10) years from the Effective Date.

Section 15.3 Effect of Plan upon Other Award and Compensation Plans. The adoption of this Plan shall not affect any other compensation or incentive plans in effect for the Company or any of its Subsidiaries. Nothing in this Plan shall be construed to limit the right of the Company or any of its Subsidiaries (a) to establish any other forms of incentives or compensation for Service Providers or (b) to grant or assume options or restricted stock other than under this Plan in connection with any proper corporate purpose, including, but not by way of limitation, the grant or assumption of options or restricted stock in connection with the acquisition by purchase, lease, merger, consolidation or otherwise, of the business, stock or assets of any corporation, firm or association.

Section 15.4 At-Will Employment. Nothing in the Plan or any Award Agreement hereunder shall confer upon the Participant any right to continue as a Service Provider of the Company or any of its Subsidiaries or shall interfere with or restrict in any way the rights of the Company and any of its Subsidiaries, which are hereby expressly reserved, to discharge any Participant at any time for any reason whatsoever, with or without Cause.

Section 15.5 Titles. Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of the Plan.

Section 15.6 Conformity to Securities Laws. The Plan is intended to conform to the extent necessary with all provisions of the Securities Act and the Exchange Act and any and all regulations and rules promulgated under any of the foregoing, to the extent the Company, any of its Subsidiaries or any Participant is subject to the provisions thereof. Notwithstanding anything herein to the contrary, the Plan shall be administered, and Awards shall be granted and may be exercised, only in such a manner as to conform to such laws, rules and regulations. To the extent permitted by applicable law, the Plan and Awards granted hereunder shall be deemed amended to the extent necessary to conform to such laws, rules and regulations.

Section 15.7 Term of Plan. The Plan shall become effective upon its date of adoption by the Administrator (the “Effective Date”) and shall continue in effect, unless sooner terminated pursuant to Section 15.2, until the tenth (10th) anniversary of the Effective Date. The provisions of the Plan shall continue thereafter to govern all outstanding Awards. It is intended that this Plan and the Awards made hereunder shall qualify for the transition rule contained in Treas. Reg. §1.162-27(f)(1) during the period set forth therein to the maximum extent.

Section 15.8 Governing Law. To the extent not preempted by federal law, the Plan shall be construed in accordance with and governed by the laws of the State of Delaware regardless of the application of rules of conflict of law that would apply the laws of any other jurisdiction.

Section 15.9 Severability. In the event any portion of the Plan or any action taken pursuant thereto shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provisions had not been included, and the illegal or invalid action shall be null and void.

Section 15.10 Governing Documents. In the event of any express contradiction between the Plan and any Award Agreement or any other written agreement between a Participant and the Company or any Subsidiary of the Company that has been approved by the Administrator, the express terms of the Plan shall govern, unless it is expressly specified in such Award Agreement or other written document that such express provision of the Plan shall not apply.

Section 15.11 Withholding Taxes. In addition to any rights or obligations with respect to Withholding Taxes under the Plan or any applicable Award Agreement, the Company or any Subsidiary employing a Service Provider shall have the right to withhold from the Service Provider, or otherwise require the Service Provider or an assignee to pay, any Withholding Taxes arising as a result of grant, exercise, vesting or settlement of any Award or any other taxable event occurring pursuant to the Plan or any Award Agreement, including, without limitation, to the extent permitted by law, the right to deduct any such Withholding Taxes from any payment of any kind otherwise due to the Service Provider or to take such other actions (including, without limitation, withholding any Shares or cash deliverable pursuant to the Plan or any Award) as may be necessary to satisfy such Withholding Taxes; provided, however, that in the event that the Company withholds Shares issued or issuable to the Participant to satisfy all or any portion of the Withholding Taxes, the Company shall withhold a number of whole Shares having a Fair Market Value, determined as of the date of withholding, equal to such Withholding Taxes and any remaining amount shall be remitted in cash or withheld from cash payable to the Participant; and provided, further, that with respect to any Award subject to Section 409A of the Code, in no event shall Shares be withheld pursuant to this Section 15.11 (other than upon or immediately prior to settlement in accordance with the Plan and the applicable Award Agreement) other than to pay taxes imposed under the U.S. Federal Insurance Contributions Act (FICA) and any associated U.S. federal withholding tax imposed under Section 3401 of the Code and in no event shall the value of such Shares (other than upon immediately prior to settlement) exceed the amount of the tax imposed under FICA and any associated U.S. federal withholding tax imposed under Section 3401 of the Code. The Participant shall be responsible for all Withholding Taxes and other tax consequences of any Award granted under this Plan.

Section 15.12 Limitation Period For Claims. Any person who believes he or she is being denied any benefit or right under the Plan shall make a claim in respect of such denial by filing a written notice with the Administrator stating in reasonable detail the nature of the claim and the requested relief therefor. Such notice must be delivered to the Administrator within forty-five (45) days of the later of the payment date of the award or the specific event giving rise to the claim, and untimely claims shall be barred and will not be considered. The Administrator will notify the Participant of its decision in writing as soon as administratively practicable. Timely claims not responded to by the Administrator in writing within ninety (90) days of the date the written claim is delivered to the Administrator shall be deemed denied. The Administrator’s decision on any claim is final, conclusive and binding on all persons. No lawsuit relating to the Plan may be filed before a written claim is filed with the Administrator and is denied or deemed denied, and any lawsuit must be filed within one year of such denial or deemed denial or be forever barred.

Section 15.13 Section 409A. To the extent that the Administrator determines that any Award granted under the Plan is subject to Section 409A of the Code, the Award Agreement evidencing such Award shall incorporate the terms and conditions required by Section 409A of the Code. To the extent applicable, the Plan and Award Agreements shall be interpreted in accordance with Section 409A of the Code and Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the adoption of the Plan. Notwithstanding any provision of the Plan to the contrary, in the event that following the adoption of the Plan, the Administrator determines that any Award may be subject to Section 409A of the Code and related regulations and Department of Treasury guidance (including such Department of Treasury guidance as may be issued after the adoption of the Plan), the Administrator may adopt such amendments to the Plan and the applicable Award Agreement or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that the Administrator determines are necessary or appropriate to (a) exempt the Award from Section 409A of the Code and/or preserve the intended tax treatment of the benefits provided with respect to the Award, (b) comply with the requirements of Section 409A of the Code and related Department of Treasury guidance or (c) comply with any correction procedures available with respect to Section 409A of the Code. Notwithstanding anything else contained in this Plan or any Award Agreement to the contrary, if a Service Provider is a “specified employee” as determined pursuant to Section 409A under any Company Specified Employee policy in effect at the time of the Service Provider’s “separation from service” (as determined under Section 409A) or, if no such policy is in effect, as defined in Section 409A of the Code), then, to the extent necessary to comply with, and avoid imposition on such Service Provider of any tax penalty imposed under, Section 409A of the Code, any payment required to be made to a Service Provider hereunder upon or following his or her separation from service shall be delayed until the first to occur of (i) the six-month anniversary of the Service Provider’s separation from service and (ii) the Service Provider’s death. Should payments be delayed in accordance with the preceding sentence, the accumulated payment that would have been made but for the period of the delay shall be paid in a single lump sum during the ten-day period following the lapsing of the delay period. No provision of this Plan or an Award Agreement shall be construed to indemnify any Service Provider for any taxes incurred by reason of Section 409A (or timing of incurrence thereof), other than an express indemnification provision therefor.

Section 15.14 Notices. Except as provided otherwise in an Award Agreement, all notices and other communications required or permitted to be given under this Plan or any Award Agreement shall be in writing and shall be deemed to have been given if delivered personally, sent by email or any other form of electronic transfer approved by the Administrator, sent by certified or express mail, return receipt requested, postage prepaid, or by any recognized international equivalent of such delivery, (i) in the case of notices and communications to the Company, to its current business address and to the attention of the Corporate Secretary of the Company or (ii) in the case of a Participant, to the last known address, or email address or, where the individual is an employee of the Company or one of its subsidiaries, to the individual’s workplace address or email address or by other means of electronic transfer acceptable to the Administrator. All such notices and communications shall be deemed to have been received on the date of delivery, if sent by email or any other form of electronic transfer, at the time of dispatch or on the third business day after the mailing thereof.

*  *  *  *  *  *  *

ATKORE INTERNATIONAL GROUP INC. 16100 S. LATHROP AVENUE HARVEY, IL 60426

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VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E16255-P85061                             KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

ATKORE INTERNATIONAL GROUP INC.			For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:

1.	Election of Directors		☐	☐	☐

Nominees:

	01)	Philip W. Knisely
	02)	John P. Williamson
	03)	A. Mark Zeffiro

The Board of Directors recommends you vote FOR the following proposals:		For	Against	Abstain

2.	The approval of the Atkore International Group Inc. Annual Incentive Plan.	☐	☐	☐

3.	The approval of the Atkore International Group Inc. 2016 Omnibus Incentive Plan.	☐	☐	☐

4.	The non-binding advisory vote approving executive compensation.	☐	☐	☐

The Board of Directors recommends you vote FOR EVERY YEAR on the following proposal:		Every Year	Every 2 Years	Every 3 Years	Abstain

5.	The non-binding advisory vote on the frequency of future advisory votes approving executive compensation.	☐	☐	☐	☐

The Board of Directors recommends you vote FOR the following proposal:		For	Against	Abstain

6.	The ratification of Deloitte & Touche LLP as the company’s independent registered public accounting firm for the fiscal year ending September 30, 2017.	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

V.1.1

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com.

E16256-P85061

ATKORE INTERNATIONAL GROUP INC.

Annual Meeting of Stockholders

March 7, 2017 10:00 AM, CST

This proxy is solicited by the Board of Directors

The stockholders(s) hereby appoint(s) Daniel S. Kelly and Courtney H. Young, or either of them, as proxies, each with the power to appoint his or her substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common stock of ATKORE INTERNATIONAL GROUP INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 10:00 AM, CST on March 7, 2017, at the Waldorf Astoria Chicago, 11 E. Walton Street, Chicago, Illinois 60611, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Continued and to be signed on reverse side

V.1.1

*** Exercise Your Right to Vote ***

Important Notice Regarding the Availability of Proxy Materials for the

Stockholder Meeting to Be Held on March 7, 2017.

ATKORE INTERNATIONAL GROUP INC.	Meeting Information
Meeting Type: Annual Meeting
For holders as of: January 9, 2017
Date: March 7, 2017 Time: 10:00 AM, CST
Location: Waldorf Astoria Chicago
11 E.Walton Street
Chicago, lllinois 60611

ATKORE INTERNATIONAL GROUP INC. 16100 S. LATHROP AVENUE HARVEY, IL 60426	You are receiving this communication because you hold shares in the company named above.

This is not a ballot. You cannot use this notice to vote these shares. This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. You may view the proxy materials online at www.proxyvote.com or easily request a paper copy (see reverse side).

We encourage you to access and review all of the important information contained in the proxy materials before voting.

See the reverse side of this notice to obtain proxy materials and voting instructions.

–—  Before You Vote  —–

How to Access the Proxy Materials

Proxy Materials Available to VIEW or RECEIVE:

NOTICE AND PROXY STATEMENT           FORM 10-K

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Vote By Mail: You can vote by mail by requesting a paper copy of the materials, which will include a proxy card.

Voting Items

The Board of Directors recommends you vote FOR

the following:

1.	Election of Directors

Nominees:

01)	Philip W. Knisely
02)	John P. Williamson
03)	A. Mark Zeffiro

The Board of Directors recommends you vote FOR the following proposals:

2.	The approval of the Atkore International Group Inc. Annual Incentive Plan.

3.	The approval of the Atkore International Group Inc. 2016 Omnibus Incentive Plan.

4.	The non-binding advisory vote approving executive compensation.

The Board of Directors recommends you vote FOR EVERY YEAR on the following proposal:

5.	The non-binding advisory vote on the frequency of future advisory votes approving executive compensation.

The Board of Directors recommends you vote FOR the following proposal:

6.	The ratification of Deloitte & Touche LLP as the company’s independent registered public accounting firm for the fiscal year ending September 30, 2017.

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.